               --------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER 3, 1994

                                     BETWEEN

                               HEXCEL CORPORATION

                                       AND

                          NORTHROP GRUMMAN CORPORATION

               --------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE

1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.  Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     2.1  Assets to be Conveyed. . . . . . . . . . . . . . . . . . . . . . .  12
     2.2  Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . .  13
     2.3  Transfer of Possession . . . . . . . . . . . . . . . . . . . . . .  14

3.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.1  Fixed Purchase Price . . . . . . . . . . . . . . . . . . . . . . .  14
     3.2  Payment at Closing . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.3  Contingent Purchase Price. . . . . . . . . . . . . . . . . . . . .  16
            3.3.1  Payment . . . . . . . . . . . . . . . . . . . . . . . . .  16
            3.3.2  Quarterly Production and Sales Reports. . . . . . . . . .  18
     3.4  Transition Insurance . . . . . . . . . . . . . . . . . . . . . . .  19

4.  Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . .  20
     4.1  Liabilities Assumed by Northrop. . . . . . . . . . . . . . . . . .  20
     4.2  Liabilities Not Assumed By Northrop. . . . . . . . . . . . . . . .  21

5.  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.  Hexcel Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     6.1  Non-Assignable Contracts . . . . . . . . . . . . . . . . . . . . .  22
     6.2  Amendments of Contracts. . . . . . . . . . . . . . . . . . . . . .  23
     6.3  Assumption of Contracts. . . . . . . . . . . . . . . . . . . . . .  24
     6.4  Rejection of Contracts . . . . . . . . . . . . . . . . . . . . . .  24

7.  Representations and Warranties of Hexcel . . . . . . . . . . . . . . . .  25
     7.1  Organization and Good Standing . . . . . . . . . . . . . . . . . .  25
     7.2  Authorization of Transaction Agreements. . . . . . . . . . . . . .  25
     7.3  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     7.4  Real and Personal Property . . . . . . . . . . . . . . . . . . . .  26
     7.5  [Intentionally Blank]. . . . . . . . . . . . . . . . . . . . . . .  27
     7.6  Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     7.7  Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     7.8  Suppliers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     7.9  Contracts and Commitments. . . . . . . . . . . . . . . . . . . . .  28
     7.10  Product Warranties and Claims . . . . . . . . . . . . . . . . . .  32
     7.11  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     7.12  Problems With Suppliers and Customers . . . . . . . . . . . . . .  32
     7.13  Absence of Certain Business Practices . . . . . . . . . . . . . .  32
     7.14  No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . .  33
     7.15  Non-Hexcel Owned Items. . . . . . . . . . . . . . . . . . . . . .  33
     7.16  Backlog . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.17  Clearances. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     7.18  Intellectual Property . . . . . . . . . . . . . . . . . . . . . .  34
            7.18.1  Base Technology. . . . . . . . . . . . . . . . . . . . .  34
            7.18.2  EMT Technology . . . . . . . . . . . . . . . . . . . . .  35
     7.19  No Government Funding . . . . . . . . . . . . . . . . . . . . . .  35

     7.20  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     7.21  Compliance with Law . . . . . . . . . . . . . . . . . . . . . . .  37
     7.22  Environmental Protection. . . . . . . . . . . . . . . . . . . . .  37
     7.23  No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     7.24  Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . .  38
     7.25  Necessary Property; "Cradle to Grave" Capability. . . . . . . . .  38
     7.26  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.27  Consignment . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     7.28  No Misrepresentations . . . . . . . . . . . . . . . . . . . . . .  39

8.  Representations and Warranties of Northrop . . . . . . . . . . . . . . .  39
     8.1  Organization and Good Standing; Authorization. . . . . . . . . . .  39
     8.2  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     8.3  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     8.4  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.5  Investigation by Northrop. . . . . . . . . . . . . . . . . . . . .  41
     8.6  No Misrepresentations. . . . . . . . . . . . . . . . . . . . . . .  41

9.  Certain Understandings and Agreements of the Parties . . . . . . . . . .  41
     9.1  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .  41
     9.2  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
            9.2.1  Prior to Closing. . . . . . . . . . . . . . . . . . . . .  42
            9.2.2  After the Closing Date. . . . . . . . . . . . . . . . . .  42
     9.3  Employees; Operation of Chandler Facility. . . . . . . . . . . . .  43
     9.4  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     9.5  Fulfillment of Conditions Precedent. . . . . . . . . . . . . . . .  44
     9.6  Rights to Use Intellectual Property. . . . . . . . . . . . . . . .  45
     9.7  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.8  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     9.9  Damage or Destruction. . . . . . . . . . . . . . . . . . . . . . .  46
     9.10  Notice of Developments. . . . . . . . . . . . . . . . . . . . . .  46
     9.11  Environmental Assessment. . . . . . . . . . . . . . . . . . . . .  47
     9.12  Purchase Orders . . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.13  Bankruptcy Matters. . . . . . . . . . . . . . . . . . . . . . . .  47
     9.14  Hexcel Technical Services . . . . . . . . . . . . . . . . . . . .  48
     9.15  HRP Machines and Other Assets . . . . . . . . . . . . . . . . . .  49
     9.16  Base Technology Carve-Out Items . . . . . . . . . . . . . . . . .  49
     9.17  Title and Title Insurance . . . . . . . . . . . . . . . . . . . .  50
     9.18  Conveyance of Title to Real Property. . . . . . . . . . . . . . .  50
     9.19  Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            9.19.1  Hexcel Release of Northrop . . . . . . . . . . . . . . .  50
            9.19.2  Northrop Release of Hexcel . . . . . . . . . . . . . . .  50
            9.19.3  Waiver of Civil Code Section 1542. . . . . . . . . . . .  51
            9.19.4  Releases Contingent Upon Closing . . . . . . . . . . . .  51
            9.19.5  No Reliance on Other Party . . . . . . . . . . . . . . .  51
      9.20  Payment of Expenses. . . . . . . . . . . . . . . . . . . . . . .  51
      9.21  Advance Agreement and August 4 Agreement . . . . . . . . . . . .  51
      9.22  Comanche Contract; Bids. . . . . . . . . . . . . . . . . . . . .  51
      9.23  Product Warranties . . . . . . . . . . . . . . . . . . . . . . .  52
      9.24  Honeycomb Core Materials . . . . . . . . . . . . . . . . . . . .  52
      9.25  Ceramic Honeycomb. . . . . . . . . . . . . . . . . . . . . . . .  52
      9.26  CECORE Machine . . . . . . . . . . . . . . . . . . . . . . . . .  53

      9.27  Confidentiality and/or Secrecy Agreements. . . . . . . . . . . .  53
      9.28  Purchase Orders. . . . . . . . . . . . . . . . . . . . . . . . .  54

10.  Indemnification by Northrop and Hexcel. . . . . . . . . . . . . . . . .  54
     10.1  Indemnification by Northrop . . . . . . . . . . . . . . . . . . .  54
     10.2  Indemnification by Hexcel . . . . . . . . . . . . . . . . . . . .  55
            10.2.1  Indemnification. . . . . . . . . . . . . . . . . . . . .  55
     10.3  Notice of Asserted Liability. . . . . . . . . . . . . . . . . . .  55
     10.4  Opportunity to Defend . . . . . . . . . . . . . . . . . . . . . .  55
     10.5  Limitations on Liability. . . . . . . . . . . . . . . . . . . . .  56
     10.6  Right of Set-Off. . . . . . . . . . . . . . . . . . . . . . . . .  57

11.  Conditions to Obligations of Each Party . . . . . . . . . . . . . . . .  58
     11.1  Conditions to Obligations of Hexcel and Northrop. . . . . . . . .  58
     11.2  Conditions to Obligations of Northrop . . . . . . . . . . . . . .  59
     11.3  Conditions to Obligations of Hexcel . . . . . . . . . . . . . . .  62

12.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     12.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     12.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . .  64

13.  Covenant Not to Compete; Non-Solicitation; No Hire. . . . . . . . . . .  65
     13.1  Northrop Covenant . . . . . . . . . . . . . . . . . . . . . . . .  65
     13.2  Hexcel Covenant.. . . . . . . . . . . . . . . . . . . . . . . . .  66
     13.3  Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

14.  Supply Agreement, Facility Agreement and Services Agreement.. . . . . .  66

15.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     15.1  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  67
     15.2  Binding Obligations . . . . . . . . . . . . . . . . . . . . . . .  67
     15.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
     15.4  Third Party Beneficiaries; Benefits;
            Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     15.5  Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     15.6  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     15.7  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     15.8  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     15.9  Exclusivity.. . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     15.10  Complete Agreement . . . . . . . . . . . . . . . . . . . . . . .  71
     15.11  Modifications, Amendments and Waivers. . . . . . . . . . . . . .  71
     15.12  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . .  71
     15.13  Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     15.14  Expenses of Transactions . . . . . . . . . . . . . . . . . . . .  72
     15.15  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . .  72
     15.16  Subsequent Delivery of Schedule 7.15.. . . . . . . . . . . . . .  72

SCHEDULES


Schedule A  -    Base License Agreement

Schedule B  -    Description of Base Technology

Schedule C  -    [Intentionally deleted]

Schedule D  -    Description of Chandler Business

Schedule E  -    EMT Technology

Schedule F  -    Specified Contracts




Schedule 2.1(a)   Owned Real Property
Schedule 2.1(b)   Inventory
Schedule 2.1(c)   Equipment and Fixtures
Schedule 2.1(i)   Excepted Books and Records
Schedule 2.2(c)   Hexcel Claims
Schedule 2.2(e)   Excluded Assets
Schedule 3        Dispute Resolution
Schedule 3.1      [Intentionally deleted]
Schedule 3.2      Procedure to Close Out Contracts
Schedule 3.4      Representative Parts
Schedule 4.1      Assumed Agreements
Schedule 7.3      Required Consents (Hexcel)
Schedule 7.4      Liens
Schedule 7.4(d)   Non-Chandler Facility Assets
Schedule 7.8      Suppliers
Schedule 7.9(a).1 Contracts
Schedule 7.9(a).2 Defaults Under Contracts
Schedule 7.9(a).3 Contracts Requiring Base Technology
                  Independent of EMT Technology
Schedule 7.9(a).4 Restrictions on Transferability of Contracts
Schedule 7.9(b)   Estimates to Complete
Schedule 7.9(c)   Bids
Schedule 7.9(d)   Bid Pricing Data
Schedule 7.9(e)   Adverse Circumstances Regarding Bids
Schedule 7.9(f)   Investigations
Schedule 7.9(g)   Claims Regarding Contracts
Schedule 7.9(h)   Compliance/No Suspension
Schedule 7.10     Product Warranties
Schedule 7.11     Litigation and Proceedings
Schedule 7.12     Suppliers
Schedule 7.15     Non-Hexcel Owned Property
Schedule 7.16     Backlog
Schedule 7.17.1   Security Clearances
Schedule 7.17.2   Termination of Security Clearances
Schedule 7.18.1   Base Technology Limitations

Schedule 7.18.2   EMT Technology Limitations
Schedule 7.19     Government Funding
Schedule 7.20     Employees
Schedule 7.20(d)  Chandler Facility Employees
Schedule 7.21     Violations of Applicable Laws
Schedule 7.22     Environmental Violations
Schedule 7.24     Powers of Attorney
Schedule 7.25     Excluded Necessary Property
Schedule 7.26     Insurance Policies
Schedule 7.27     Consignment
Schedule 8.2      Required Consents (Northrop)
Schedule 9.15     Leaseback Assets
Schedule 9.17     Title Insurance
Schedule 13.1     Restricted Products

                                    EXHIBITS


Exhibit 1        -   EMT License

Exhibit 2        -   Equipment Lease

Exhibit 3        -   Opinion of Hexcel's Counsel

Exhibit 4        -   Opinion of Northrop's Counsel

Exhibit 5        -   Supply Agreement

Exhibit 6        -   Services Agreement

Exhibit 7        -   Facility Agreement

                            ASSET PURCHASE AGREEMENT


            AGREEMENT, dated as of November 3, 1994, between HEXCEL CORPORATION, a Delaware corporation having an office at 5794 W. Las Positas Boulevard, Pleasanton, California 94588 ("Hexcel"), and NORTHROP GRUMMAN CORPORATION, a Delaware corporation having an office at 1840 Century Park East, Los Angeles, California 90067 ("Northrop").

                                    RECITALS:

     A. In June 1983, Northrop and Hexcel entered into a Memorandum of Agreement ("MOA") which sets forth certain understandings of the parties with respect to the B-2 Program. Pursuant to the MOA, for an initial period Hexcel agreed to provide up to all of Northrop's requirements for certain products, and, for the period after December 31, 1987, up to fifty percent (50%) of Northrop's requirements for those products. Hexcel also agreed to provide all facilities, equipment and personnel necessary to perform its obligations as contemplated under the MOA.

     B. In anticipation of its obligations as set forth in the MOA, Hexcel undertook the construction of the Chandler Facility, which was completed and became operational in 1988.

     C. Due to the curtailment of the B-2 Program by the U.S. Government, the manufacturing capability at the Chandler Facility was not being fully utilized. As a result, Hexcel submitted a Request for Equitable Adjustment ("REA") to Northrop in 1991 in an effort to recover certain costs incurred by Hexcel. In January 1993, Northrop rejected the REA.

     D. Hexcel is currently a debtor and a debtor-in-possession in a case filed in December 1993 under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court entitled IN RE HEXCEL CORPORATION, a Delaware corporation, debtor, Bk.
No. 93-48535-T.

     E. Hexcel has advised Northrop that Hexcel is no longer able to operate the Chandler Business profitably without a special allocation of cost and accelerated depreciation of assets. The cognizant Defense Contract Audit Agency office has advised Northrop that such costs would be unallowable.

     F. Northrop and Hexcel agree that it would be in the best interests of the parties for Northrop (i) to acquire and/or obtain rights to certain assets and intellectual property used by Hexcel to develop and produce the required products, (ii) to acquire the EMT Technology and (iii) to settle certain issues related to the rights and obligations of the parties under the MOA and Hexcel's REA.

     G. Based on the foregoing, Hexcel desires to sell to Northrop, and Northrop desires to acquire from Hexcel, certain assets on the terms and conditions set forth in this Agreement. In addition, effective upon the closing under this Agreement, Hexcel and Northrop will enter into certain separate license agreements with respect to certain technology and certain other agreements, as more fully described herein.

     H. Hexcel and Northrop acknowledge that in order for Northrop to receive the full benefit of the transactions contemplated herein, Hexcel will provide Northrop, among other things, except as specifically provided herein, all the rights, agreements and property used by Hexcel from "cradle to grave" to develop and produce the products necessary for the Northrop Contract and the Assumed Agreements and will provide Northrop with the services provided for herein.

            NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained in this Agreement, the parties agree as follows:

1.   DEFINITIONS.

            The following terms, as used herein, have the following meanings:

            "ACQUIRED BUSINESS" has the meaning assigned to that term in Section 13.1.

            "ACQUISITION PROPOSAL" has the meaning assigned to that term in Section 15.9.

            "ADVANCE AGREEMENT" means the Agreement between Northrop and Hexcel dated July 15, 1994, pursuant to which Hexcel is obligated to provide certain parts to Northrop.

            "ADVANCE AGREEMENT AMOUNTS" means that portion of amounts paid by Northrop to Hexcel under the Advance Agreement on or prior to the Closing Date that are in excess of the actual labor and material costs incurred by Hexcel relating to such payments.

            "AFFILIATES" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, but shall not mean, and in no manner shall be limited by or construed under, Section 101(a) of the Bankruptcy Code.

            "AGREEMENT" means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may from time to time be amended and in force.

            "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

            "ASSETS" has the meaning assigned to that term in
Section 2.1.

            "ASSUMED AGREEMENTS" has the meaning assigned to that term in
Section 4.1.

            "ASSUMED LIABILITIES" has the meaning assigned to that term in
Section 4.1.

            "AUGUST 4 AGREEMENT" means the Agreement dated August 4, 1994 between Northrop and Hexcel pursuant to which Hexcel is obligated to provide certain parts to Northrop.

            "B-2 AIRCRAFT" means the low observable bomber aircraft with the designation "B-2" for which Northrop is the prime contractor for the United States Department of Defense.

            "B-2 CONTRACT" means the current Contract(s) which require Northrop to deliver twenty-one (21) B-2 Aircraft and related spare parts and services to the United States Department of Defense.

            "B-2 PROGRAM" means the program for the design, development, manufacture and support of the B-2 Aircraft.

            "BANKRUPTCY CASE" means Hexcel's reorganization proceeding under the Bankruptcy Code in Case No. 93-48535-T before the Bankruptcy Court.

            "BANKRUPTCY CODE" means Title 11 of the United States Code, as amended from time to time.

            "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Northern District of California.

            "BANKRUPTCY COURT ORDERS" means one or more orders of the Bankruptcy Court under Sections 363 or 365 of the Bankruptcy Code based on the Findings of Fact that (i) approve the execution, delivery and performance by Hexcel of the Transaction Agreements, including without limitation the sale of the Assets to Northrop pursuant to this Agreement, (ii) approve the sale of the Assets to Northrop pursuant to this Agreement free and clear of any Liens and Rights of Others, except as provided in SCHEDULE 7.4,
(iii) approve the assumption and assignment by Hexcel and the assignability and assignment by Hexcel to Northrop of any Contract provided for hereunder and provide that neither the filing of the petition under Chapter 11 of the Bankruptcy Code by Hexcel nor the assumption nor the assignment of any of the foregoing will give rise to termination of or any right to terminate any of the foregoing, (iv) provide that any default or breach of condition in the performance of the obligations of Hexcel under the Northrop Contract (other than CAS violations or defective pricing issues) or any Assumed Agreement (other than any default described in Section 365(b)(2) of the Bankruptcy Code) can be and shall be cured by Hexcel as of the Closing, and, provided that all such defaults are cured as of the Closing, no defaults or breaches of condition existing prior to or as of the Closing under each of the foregoing shall give rise to termination of or any right to terminate any of the foregoing, (v) approve the performance by Hexcel of the Northrop Contract in accordance with this Agreement and the Northrop Contract, and (vi) retain jurisdiction over any claims asserted against the Assets, the Chandler Business, or Northrop by creditors of Hexcel or others having a claim against Hexcel, the Assets, the Base Technology or the Chandler Business.

            "BANKRUPTCY PERIOD" means the period commencing on the date hereof and expiring on the Effective Date.

            "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, and any Local Rules of the Bankruptcy Court.

            "BASE LICENSE" means that certain non-exclusive, non-transferable license agreement, to be entered into on the Closing Date in the form of SCHEDULE A hereto, pursuant to which Hexcel will license the Base Technology to Northrop in accordance with the restrictions set forth therein.

            "BASE TECHNOLOGY" means the Intellectual Property that enables the manufacture of honeycomb core and foam materials (and the intermediates required to assemble the end articles other than fabrics) designated by the trade names HRP[Registered Trademark], HRP Flex[Registered Trademark], HRH-327[Registered Trademark], HFT[Registered Trademark], HRH-10[Registered Trademark], CECORE,
"K" FOAM and "TPH" as and to the extent set forth on SCHEDULE B, including, but not limited to, certain processes, trade secrets, computer codes, etc. relating to core machining, thermoforming, splicing and stabilization (and supporting processes) that allow one to convert the honeycomb into sub-assemblies all as set forth on SCHEDULE B.

            "BASE TECHNOLOGY CARVE-OUT ITEMS" means the products to be produced and services to be provided by Hexcel after the Closing Date to Northrop in the manner set forth in the Supply Agreement.

            "BID" means any quotation, bid or proposal made by Hexcel that if accepted or awarded would lead to a contract with the U.S. Government or any other Person for the design, manufacture and sale of products or the provision of services by the Chandler Business.

            "BUSINESS DAYS" means each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which banking institutions in New York, New York, or San Francisco, California, are authorized or obligated by law, governmental decree, or executive order, to be closed.

            "CHANDLER BUSINESS" means the business conducted by Hexcel prior to the date hereof, as described on SCHEDULE D hereto.

            "CHANDLER FACILITY" has the meaning assigned to that term in
Section 2.1(a).

            "CLOSING" means the closing of the purchase and sale of the Assets pursuant to this Agreement.

            "CLOSING DATE" means the date of the Closing determined as set forth in Section 5.

            "CLOSING DATE INVENTORY" has the meaning assigned to that term in
Section 3.2(b).

            "CLOSING DATE PAYMENT" has the meaning assigned to that term in
Section 3.2(a).

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMANCHE AIRCRAFT" means RAH-66 helicopters and variants thereof.

            "COMANCHE CONTRACT" means the current contract(s) which require the delivery by Hexcel to The Boeing Company of certain goods and services for the production of the Comanche Aircraft.

            "CONFIDENTIALITY AGREEMENT" means the confidentiality letter, dated August 3, 1994, from Hexcel to Northrop with respect to the materials and information furnished by Hexcel to Northrop in connection with a potential transaction between the parties.

            "CONFIDENTIAL PROPRIETARY INFORMATION" means confidential scientific, business or financial information which (a) is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information, (b) has not been known or made available by the source of the information to others without a confidentiality obligation, (c) is not already known or available to the receiving party without a confidentiality obligation and (d) is not required to be disclosed by law.

            "CONTINGENT PURCHASE PRICE" has the meaning assigned to that term in
Section 3.3.

            "CONTRACT" means (i) any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, lease, instrument, obligation or commitment to which Hexcel is a party or is bound and which relates to the Chandler Business or the Assets, whether oral or written,
(ii) any Government Contract, and (iii) any Bid.

            "COVENANT PERIOD" has the meaning assigned to that term in
Section 13.1.

            "DAMAGES" means any loss, liability, claim, damage, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value.

            "EFFECTIVE DATE" means the effective date of any plan of reorganization for Hexcel which is confirmed by the Bankruptcy Court.

            "EMT LICENSE" means that certain license agreement, to be entered into on the Closing Date in the form of EXHIBIT 1 hereto, pursuant to which Northrop will license the EMT Technology to Hexcel.

            "EMT TECHNOLOGY" means the Intellectual Property that enables the design, fabrication, testing and analysis of electromagnetically tailored materials and assemblies that are used to attenuate, alter, control and/or absorb electromagnetic energy in its various forms, from direct current through visible frequencies, including, without limitation, as set forth on Schedule E hereto. Hexcel's (i) graphite technologies, (ii) aluminum technologies and
(iii) composites technologies when not altered through the addition of magnetic or ohmic additives, shall not be considered to be EMT Technology.

            "ENVIRONMENTAL REPRESENTATIONS" means the representations of Hexcel with respect to environmental protection set forth in Section 7.22.

            "ENVIRONMENTAL STUDY" has the meaning assigned to that term in
Section 9.11.

            "EQUIPMENT LEASE" has the meaning assigned to that term in
Section 9.15.

            "EQUIPMENT AND FIXTURES" has the meaning assigned to that term in
Section 2.1(c).

            "EQUIPMENT AND FIXTURES LEASES" means any and all leases of the Equipment and Fixtures to Hexcel as lessee, the rights in which are to be assigned or otherwise conveyed (or are required to be assigned or otherwise conveyed) to Northrop hereunder, including but not limited to those described on
SCHEDULE 2.1(c) and SCHEDULE 7.9(a).1.

            "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

            "ESTIMATED INVENTORY AMOUNT" has the meaning assigned to that term in Section 3.2.

            "EXCLUDED ASSETS" has the meaning assigned to that term in
Section 2.2.

            "EXCLUDED CONFIDENTIAL INFORMATION" has the meaning assigned to that term in Section 9.7.

            "FACILITY AGREEMENT" has the meaning assigned to that term in
Section 14.

            "FEDERAL ACQUISITION REGULATION" means Part 48 of the Code of Federal Regulations.

            "FINAL BANKRUPTCY COURT ORDER" means an order or a judgment which has not been reversed or stayed and as to which (i) the time to appeal or seek review, rehearing or certiorari has expired and (ii) no appeal or petition for review, rehearing or certiorari is pending.

            "FINAL INVENTORY AMOUNT" has the meaning assigned to that term in
Section 3.2(c).

            "FINDINGS OF FACT" means, with respect to a Bankruptcy Court Order, findings of fact to the effect that (i) there is adequate assurance of future performance by each of Northrop and Hexcel of each of their obligations under this Agreement, the Assumed Agreements, the License Agreements, and any other Transaction Agreement, (ii) Northrop does not assume or succeed to any liabilities or obligations of Hexcel except as specifically provided for in this Agreement, (iii) this Agreement and any other Transaction Agreement to which Hexcel is a party is binding on any successor to Hexcel, including without limitation a trustee appointed for Hexcel pursuant to Chapters 7 or 11 of the Bankruptcy Code, (iv) the notice and opportunity for hearing given in connection with the Bankruptcy Court Order complied with Applicable Law and was appropriate under the particular circumstances, and (v) Northrop has negotiated and agreed to the sale contemplated herein and intends to consummate the purchase in good faith and for valid and reasonable business purposes.

            "FIXED PURCHASE PRICE" has the meaning assigned to that term in
Section 3.1.

            "FTC" means the Federal Trade Commission.

            "GAAP" means generally accepted accounting principles in the United States.

            "GOVERNMENTAL BODY" means any domestic or foreign national, state or municipal or other local government or multi-national body (including, without limitation, the European Union), any subdivision, agency, commission, or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

            "GOVERNMENT CONTRACT" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the Chandler Business between Hexcel and (i) the U.S. Government, or (ii) any prime contractor or subcontractor of the U.S. Government.

            "GOVERNMENT CONTRACT NOVATION" means, with respect to a Government Contract, an instrument reasonably satisfactory in form and substance to Northrop, Hexcel and the Governmental Body or other Person to such Government Contract pursuant to which all of Hexcel's rights, claims, benefits and Liabilities thereunder shall have been validly conveyed, transferred, assigned and novated to Northrop by all parties thereto, to the extent permitted under applicable Federal Acquisition Regulation.

            "HEXCEL INTELLECTUAL PROPERTY" means all Intellectual Property which is used by Hexcel or any of its subsidiaries or Affiliates in connection with any of their business activities other than the EMT Technology.

            "HEXCEL TRADE NAMES" has the meaning assigned to that term in
Section 2.2(b).

            "HIRED EMPLOYEES" has the meaning assigned to that term in
Section 9.3(a).

            "HRP MACHINES" means the machines used to fabricate "HRP" and "HRP Flex" honeycomb from supplied prepreg and adhesive materials set forth on
SCHEDULE 9.15.

            "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

            "INDUSTRIAL SECURITY MANUAL" means the Industrial Security Manual for Safeguarding Classified Information and all supplements thereto published by the United States Department of Defense (DoD 5220.22-M) prescribing the specific requirements, restrictions, and other safeguards necessary in the interest of national security for the safeguarding of classified information.

            "INTELLECTUAL PROPERTY" means any and all patents, patent applications, patent licenses, copyrights, copyright applications, trademarks and trade names, trade secrets, service marks, service mark registrations, trademark registrations applied for, databases, technical information, specifications, standards, processes, process parameters, process control, inventions, trade secrets, computer programs, formulas, patterns, drawings, blueprints, manufacturing layouts, quality control methods, prototypes, breadboards, models, shop aids, compilations, devices, manuals, methods, techniques, any similar rights, claims, choses in action, or know-how associated therewith, and any embodiment thereof, including, but not limited to, current and historic records, research and development projects (IRAD, MPE, etc.) and marketing materials.

            "INVENTORY" has the meaning assigned to that term in Section 2.1(b).

            "KNOWLEDGE" means the actual knowledge of Persons after such Persons have made reasonable and appropriate inquiry with respect to the matter at issue.

            "LEGAL PROCEEDING" means any judicial, administrative, or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

            "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

            "LICENSE AGREEMENTS" means the Base License, the EMT License, and any other licenses being assigned or sublicensed to Northrop under this Agreement or any other Transaction Agreement.

            "LIENS" means any encumbrance whether by consensual security interest or operation of law that attaches to any Asset.

            "MILITARY APPLICATIONS" means applications, uses or developments embodied in any product, intermediate product or service principally sold to or used by any foreign or domestic military body or organization, or principally used in any programs sponsored by or for any military body or organization.

            "MILITARY/GOVERNMENT APPLICATIONS" shall mean applications, uses or developments embodied in any product, intermediate product or service principally sold or used by any domestic or foreign government, military body or organization, or principally used in any program sponsored by or for any such government, military body or organization.

            "MOA" has the meaning assigned to that term in Recital A.

            "NON-MILITARY/GOVERNMENT APPLICATIONS" shall mean all applications other than Military/Government Applications.

            "NORTHROP CONTRACT" means all contracts for goods and services relating to the B-2 Program pursuant to which Hexcel is seller and Northrop (but not its Affiliates) is buyer.

            "OUTSIDE DATE" means 11:59 p.m. (PST) on January 16, 1995.

            "OWNED REAL PROPERTY" has the meaning assigned to that term in
Section 2.1(a).

            "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents, or orders of, of filings with, any Governmental Body, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operations of, the Chandler Business.

            "PERMITTED LIENS" has the meaning assigned to that term in
Section 7.4.

            "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

            "PPE BOOK VALUE" has the meaning assigned to that term in
Section 7.4(c).

            "PRIME GOVERNMENT CONTRACT" means any Government Contract under which Hexcel is the prime contractor.

            "PROPERTY TAXES" means all real, personal and intangible property taxes with respect to the Assets.

            "QUARTERLY PRODUCTION AND SALES REPORT" has the meaning assigned to that term in Section 3.3.2.

            "RECONFIGURATION" or "RECONFIGURED" means a change in the specifications for the application of EMT Technology to the B-2 Aircraft resulting from a change in the specifications for the B-2 Aircraft provided by the U.S. Government. A change in the specifications for the application of EMT Technology to the B-2 Aircraft that is made to meet the current B-2 Contract specifications is not a Reconfiguration. Despite the foregoing, if the specification in the B-2 Contract for the B-2 Aircraft is not changed by the U.S. Government, but Northrop replaces all fixed edges or all moveable surfaces that utilize the EMT Technology with products utilizing such EMT Technology applied by an alternative design and process (e.g. products made with the process described in U.S. patent application serial no. 859,097), such change shall be a Reconfiguration.

            "REFERENCE RATE" means the interest rate publicly announced by Bank of America National Trust and Savings Association from time to time as its "reference rate" for domestic commercial loans.

            "RESPONSIBLE CONTRACTING OFFICER" means, with respect to any Prime Government Contract, the person identified as such with respect thereto in
Section 42.1202(a) of the Federal Acquisition Regulation, Part 48 of the Code of Federal Regulations.

            "RETAINED EMPLOYEES" has the meaning assigned to that term in
Section 9.3(c).

            "RETAINED LIABILITIES" has the meaning assigned to that term in
Section 4.2.

            "RIGHTS OF OTHERS" means, as to any property in which a Person has an interest, (i) any legal or equitable claim or other right or interest (other than a Lien) in or to that same property, which claim, right or interest is held by any other Person, and (ii) any option or right held by any other Person to acquire any such claim, right or interest, including a Lien.

            "SERVICES AGREEMENT" has the meaning assigned to that term in
Section 14.

            "SETTLEMENT DATE" has the meaning assigned to that term in
Section 3.1(d).

            "SETTLEMENT STATEMENT" has the meaning assigned to that term in
Section 3.1(d).

            "SPECIFIED CONTRACTS" means the Contracts set forth on SCHEDULE F hereto (but shall exclude any Bid and the Comanche Contract).

            "STRUCTURAL CORE" has the meaning assigned to that term in
Section 13.1.

            "SUPPLIERS" has the meaning assigned to that term in Section 7.8.

            "SUPPLY AGREEMENT" has the meaning assigned to that term in
Section 14.

            "TRANSACTION AGREEMENTS" means, collectively, this Agreement, the License Agreements, the Supply Agreement, the Services Agreement, the Facility Agreement, the Equipment Lease and any agreements contemplated herein or therein.

            "TRANSITION INSURANCE" has the meaning assigned to that term in
Section 3.4.

            "U.S. GOVERNMENT" means the United States Government including any agencies, commissions, branches, instrumentalities and departments thereof.

2.  PURCHASE AND SALE.

       2.1 ASSETS TO BE CONVEYED. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Hexcel shall convey, transfer, assign, sell, and deliver to Northrop and Northrop shall acquire, accept and purchase all of Hexcel's right, title and interest in and to the assets, proper-ties, rights and claims currently used or held in the Chandler Business (collectively, the "ASSETS"), subject to the Assumed Liabilities; including, but not limited to, the following:

            (a) the owned real property described in SCHEDULE 2.1(A) hereto, together with all buildings, fixtures and improvements located thereon or attached thereto and all leases, subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant to such property (collec-tively, the "OWNED REAL PROPERTY", and sometimes referred to herein as the "CHANDLER FACILITY");

            (b) the inventory of Hexcel used in the Chandler Business, wherever located, including but not limited to all inventories of raw materials, work in process, finished goods, drums, containers, packaging materials, parts, accessories, supplies and other similar items of Hexcel which exist on the Closing Date including, but not limited to, those described on SCHEDULE 2.1(B) hereto as of the date indicated thereon, the amounts of which will change until the Closing Date (collectively, the "INVENTORY");

            (c) all of the machinery, equipment, tooling, special tooling, dies, jigs, molds, shop aids, spare parts, office equipment, software, furniture, furnishings, fixtures, test equipment, machine programs and instruments used in the Chandler Business and any Intellectual Property necessary to utilize the foregoing, wherever located, and any leases relating thereto, including but not limited to those described on SCHEDULE 2.1(C) hereto (collectively, the "EQUIPMENT AND FIX-TURES"), and any and all rights of Hexcel as lessee under any Equipment and Fixtures Leases;

            (d)  the HRP Machines and the Leaseback Assets;

            (e) all rights of Hexcel under express or implied warranties with respect to the Assets;

            (f)  Hexcel's EMT Technology;

            (g)  the Assumed Agreements;

            (h) all permits, approvals, franchises and licenses held by Hexcel which are used to operate the Chandler Business which can be transferred to or assumed by Northrop; and

            (i) all books and records relating to the Chandler Business, including, but not limited to, all accounting material, production, engineering and maintenance records, research and development files, contract administration files, credit records, lists of customers, lists of suppliers and vendors, marketing and business sytems materials, order lists, sales, market and product development plans, training materials, studies, reports and other data and information on whatever media, bid files for the Northrop Contract and the Assumed Agreements, or copies thereof where it is appropriate for Hexcel to retain the originals, except those items listed on SCHEDULE 2.1(i).

       2.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 2.1 hereof to the contrary, Hexcel is not selling, and Northrop is not purchasing, pursuant to this Agreement, any of Hexcel's right, title or interest in or to any other asset other than the Assets, including, without limitation, the fol-lowing, all of which shall be retained by Hexcel (collectively, the "EXCLUDED ASSETS"):

            (a) any cash, cash equivalents, accounts receivable, notes receivable and intercompany receivables of Hexcel associated with the Chandler Business;

            (b) subject to the license thereof provided for herein, the name, trade name, trademark and service mark "Hexcel" and the Hexcel logo, "HRH-327," "HRH-10," "HFT," "HRP," "Flex Core," "Flex," "Hexcelite," "HRP Flex," "Cecore," "TPH," "K-Foam," and any and all variants of such names (the "Hexcel Trade Names");

            (c) any claims or potential claims relating to the Chandler Business set forth on SCHEDULE 2.2(c);

            (d) subject to the Base License, any of the Hexcel Intellectual Property;

            (e) those certain assets relating to the Chandler Business that are currently or were previously located at the Chandler Facility as set forth on
SCHEDULE 2.2(e); and

            (f) those certain assets relating to the Chandler Business which are not located at the Chandler Facility and that are not set forth on
SCHEDULE 9.15.

       2.3 TRANSFER OF POSSESSION. At the Closing, subject to Section 9.15 hereof, Hexcel, through its officers, agents and employees, will put Northrop into full possession of the Assets to be transferred hereunder.

3.  PURCHASE PRICE.

       3.1  FIXED PURCHASE PRICE.

            The fixed purchase price for the Assets shall be Thirty Million Dollars ($30,000,000.00), plus (i) the Final Inventory Amount, and (ii) the amount of the Assumed Liabilities (collectively, the "Fixed Purchase Price"). The Fixed Purchase Price shall be allocated among the Assets in a manner mutually agreed to in writing by the parties hereto within thirty (30) days after the date hereof. Each of the parties agrees to report this transaction for federal and state tax purposes in accordance with such allocation of the Fixed Purchase Price. In the event of any disagreement between the parties with respect to the allocation, the dispute resolution provisions of SCHEDULE 3 shall apply.

       3.2  PAYMENT AT CLOSING.

            (a) Approximately ten (10) days prior to the Closing, Hexcel and Northrop shall mutually agree upon an estimate of the amount of Inventory as of the Closing Date based upon a review of Hexcel's records. Based on such esti-mate, the parties shall prepare an inventory report valuing the Inventory at the lower of cost or market for each individual size, type and classification (the "Estimated Inventory Amount"). Cost of Inventory shall be (i) the actual invoice prices paid plus (ii) any reasonable internal handling costs plus, (iii) for finished goods and work in process ("WIP"), the cost of each item included therein as in Hexcel's books in accordance with GAAP, and the standard profit allocable thereto based upon Hexcel's past practices, which profit shall in no event exceed nine and one-half percent (9.5%) of the total of the other costs.

            (b) At the Closing, Northrop shall pay by federal funds wire transfer to an account designated in writing by Hexcel an amount (collectively, the "Closing Date Payment") equal to: (i) the sum of (A) Thirty Million Dollars ($30,000,000.00) and (B) the Estimated Inventory Amount, (ii) less (X) Advance Agreement Amounts and (Y) the Transition Insurance; PROVIDED, HOWEVER, that the Closing Date Payment shall be adjusted as follows: the following items shall be apportioned between the parties, and the Closing Date Payment shall be adjusted to reflect such apportionment, as of the day immediately preceding the Closing Date, so that all obligations occurring before such date shall be obligations of Hexcel, and all obligations occurring after such date shall be obligations of
Northrop: (1) service charges for water, sewage, gas, utility, electricity, oil and other similar services provided by third parties to the Chandler Facility and (2) real estate taxes, assessments and sewer rents (on the basis of the year for which assessed). In the event the parties cannot agree upon the amount of such adjustment, for purposes of determining the Closing Date Payment, the parties shall use the average of the two amounts proposed by the parties. Such disagreement with respect to the adjustment, shall be resolved pursuant to the dispute resolution provisions of SCHEDULE 3.

            (c) As of the Closing Date, Northrop and Hexcel shall mutually conduct a physical count of the Inventory (the "Closing Date Inventory").

            (d) As soon as practicable following the Closing but in no event later than thirty (30) days following the Closing, Hexcel and Northrop shall mutually prepare, or cause to be prepared in a mutually acceptable manner, a statement (the "Settlement Statement") setting forth the value of the Inventory on the Closing Date (valued in the manner set forth in paragraph (a) above) based upon the Closing Date Inventory (the "Final Inventory Amount").

            (e) The settlement of the transactions relating to Inventory shall take place within ten (10) days following completion of the Settlement Statement (the "SETTLEMENT DATE"). On the Settlement Date, Northrop shall pay to Hexcel the excess, if any, of the Final Inventory Amount over the Estimated Inventory Amount or Hexcel shall pay to Northrop the excess, if any, of the Estimated Inventory Amount over the Final Inventory Amount. In the event of any disagreement between the parties with respect to the settlement of the transactions contemplated in this SECTION 3.2, the dispute resolution provisions of SCHEDULE 3 shall apply.

            (f) Five (5) days prior to the Closing Date, Northrop and Hexcel shall mutually agree to the Advance Agreement Amounts. If they cannot so agree, the parties shall use the average of the amounts proposed by the parties for purposes of determining the Closing Date Payment. Such disagreement shall be resolved pursuant to the dispute resolutions provisions of SCHEDULE 3.

       3.3  CONTINGENT PURCHASE PRICE.

            3.3.1 PAYMENT. In consideration for the sale of the EMT Technology hereunder, and only in the event EMT Technology is applied by Northrop (or any affiliate of Northrop, or any sublicensee or assignee of the EMT Technology) in the manufacture of products provided for herein, Northrop shall pay to Hexcel, in addition to the Fixed Purchase Price, an amount based SOLELY upon the parts (i.e., the subassemblies) which utilize the EMT Technology (the "CONTINGENT PURCHASE PRICE"), determined as follows:

            (a) With respect to parts to be manufactured under the B-2 Contract, in the event of Reconfiguration of the B-2 Aircraft thereunder, if such parts utilize EMT Technology, Northrop shall pay Hexcel an amount equal to four percent (4%) of the sum of (i) the net cost of such parts (total cost of block dimensions following trimming at the saw, less taxes, shipping and insurance) plus (ii) five percent (5%) of such net cost (representing an agreed amount of profit). For example, which example will apply to the provisions below, in the event the net cost of a part is equal to $100, the amount paid by Northrop to Hexcel with respect to such part shall be equal to .04 X ($100 X 1.05) which equals $4.20. Such payments of Contingent Purchase Price shall only be payable to Hexcel if an order for such Reconfiguration is received by Northrop prior to the twelfth (12th) anniversary of the Closing Date.

            (b)  With respect to any B-2 Aircraft in excess of the twenty-one
(21) B-2 Aircraft to be manufactured under the B-2 Contract (an "Additional B-2 Contract"), in the event parts manufactured thereunder relate to:

                    (i) B-2 Aircraft which are not Reconfigured, if such parts utilize EMT Technology, Northrop shall pay Hexcel an amount equal to six percent (6%) of the sum of (1) the net cost of such parts (total cost of block dimensions following trimming at the saw, less taxes, shipping and insurance) plus (ii) five percent (5%) of such net cost (representing an agreed amount of profit). In no event shall the foregoing result in a payment to Hexcel equal to less than $100 per cubic foot of honeycomb core which utilizes the EMT Technology;

                     (ii) Reconfigured B-2 Aircraft, if such parts utilize EMT Technology, Northrop shall pay Hexcel an amount equal to four percent (4%) of the sum of the (i) net cost of such parts (total cost of block dimensions following trimming at the saw, less taxes, shipping and insurance) plus (ii) five percent (5%) of such net cost (representing an agreed amount of profit).

                      Such payments of Contingent Purchase Price provided for in paragraphs (i) and (ii) above shall only be payable to Hexcel if such Additional B-2 Contract is entered into prior to the twelfth (12th) anniversary of the Closing Date.

            (c) With respect to any parts to be manufactured hereafter under any Assumed Agreements, no Contingent Purchase Price shall be payable. With respect to any Assumed Agreements which are modified hereafter or new agreements that are entered into with respect thereto (collectively, the "Modified Assumed Agreements") to provide for the manufacture of an amount of parts that utilize EMT Technology in excess of the amount contemplated under the Assumed Agreement as of the Closing Date, if such parts utilize EMT Technology, Northrop shall pay Hexcel an amount equal to four percent (4%) of the sum of (i) the net cost of such parts (total cost of block dimensions following trimming of the saw, less taxes, shipping and insurance) plus (ii) five percent (5%) of such net cost (representing an agreed amount of profit). Such payments of Contingent Purchase Price shall only be payable to Hexcel if such Modified Assumed Agreement is effective prior to the twelfth (12th) anniversary of the Closing Date.

            (d) With respect to any parts produced by Northrop that utilize EMT Technology other than as described in paragraphs (a), (b) and (c) above, in the event (i) the sale of parts is for Military/Government Applications, Northrop shall pay Hexcel an amount equal to four percent (4%) of the sum of (A) the net cost of such parts (total cost (if applicable, of block dimensions following trimming at the saw) less taxes, shipping and insurance) plus (B) five percent (5%) of such net cost (representing an agreed amount of profit), or (ii) the sale is of parts for Non-Military/Government Applications," Northrop shall pay Hexcel an amount equal to four percent (4%) of the net sales price of such parts (total sales price, net of taxes, shipping and insurance) derived by Northrop from sales of such parts. However, such payments of Contingent Purchase Price shall only be payable to Hexcel if contracts relating to such production are entered into prior to the twelfth (12th) anniversary of the Closing Date.

            (e) Subject to paragraph (h) below, payments of Contingent Purchase Price provided for hereunder shall only accrue to Hexcel upon shipment by Northrop of parts from a manufacturing location for its ultimate use as opposed to shipment or transfer for further services. Despite the foregoing, if such part is manufactured pursuant to a customer order which requires Northrop to store the part in inventory and Northrop is paid by the customer with respect thereto, then the payment of Contingent Purchase Price shall be payable to Hexcel once the part is placed in inventory.

            (f) In the event any part that utilizes EMT Technology which is subject to the payment of Contingent Purchase Price hereunder is incorporated into any other part or product that utilizes EMT Technology which is also subject to the payment of Contingent Purchase Price, no payment of Contingent Purchase Price shall be payable with respect to the incorporated part. By way of example of the foregoing, if Northrop manufactures an adhesive which, but for the provisions hereof, would be subject to payment of Contingent Purchase Price, and such adhesive is then incorporated into a part or product manufactured by Northrop such as Structural Core, the sale of which gives rise to the payment of Contingent Purchase Price, Contingent Purchase Price shall not be payable with respect to the amount allocable to such adhesive (I.E., Contingent Purchase Price is only payable with respect to the part or product into which the adhesive has been incorporated).

            (g) The parties acknowledge and agree that no payments of Contingent Purchase Price shall be payable with respect to the completion, modification, production of spare parts, or any other matter relating to Northrop's obligations with respect to existing agreements or orders to produce aircraft under the B-2 Contract except as provided in paragraph (a) above.

            (h) The Contingent Purchase Price shall be payable on a quarterly basis, within 45 days after the end of each calendar quarter.

            (i) Any dispute between the parties relating to the payment of Contingent Purchase Price shall be resolved pursuant to the dispute resolution provisions set forth in SCHEDULE 3 hereto.

            (j) For purposes of this Section 3.3, cost shall be determined in accordance with standard government accounting practices.

            3.3.2 QUARTERLY PRODUCTION AND SALES REPORTS. To the extent any amount of Contingent Purchase Price becomes payable as a result of the manufacture and/or sale of products in a calendar quarter, within 45 days after the end of such calendar quarter, Northrop shall prepare and deliver to Hexcel a report with respect to the production and/or sale of such product (the "QUARTERLY PRODUCTION AND SALES REPORT"). Hexcel and its authorized representatives shall be entitled to review the Quarterly Production and Sales Report, and the books, records and work papers of Northrop used to prepare it. If Hexcel disagrees with any item in the Quarterly Production and Sales Report, within thirty (30) days after Hexcel has been afforded the opportunity to review Northrop's books, records and work papers directly relevant thereto (and provided Hexcel has requested such review in writing within thirty (30) days of receipt of the Quarterly Production and Sales Report), Hexcel shall notify Northrop in writing of such disagreement (stating the reasons therefor in reasonable detail), and Northrop and Hexcel shall attempt to resolve such disagreement. Despite the foregoing, Northrop shall not be required to allow Hexcel to directly review information on Northrop's rates, however, should Hexcel require a review thereof for the purposes provided for herein, Northrop shall afford Hexcel's independent certified public accountants the opportunity to review such rates so long as such accountants agree in writing in advance not to reveal such rates in any way to Hexcel. If Hexcel fails to provide such notice to Northrop within such period, the payment of the Contingent Purchase Price for such quarter shall be the final amount determined in accordance with such delivered Quarterly Production and Sales Report and shall be binding on Hexcel and paid as set forth herein. If, after the expiration of such time period, Northrop itself determines that additional amounts are owing to Hexcel, Northrop shall still be obligated to make such payment to Hexcel. If Hexcel and Northrop are unable to resolve any disagreement over a Quarterly Production and Sales Report with respect to which Hexcel has provided Northrop timely notice, then such disagreement shall be resolved pursuant to the dispute resolution provisions of SCHEDULE 3. If any disagreement is decided adversely to Northrop, any amounts determined to be due from Northrop to Hexcel shall bear interest from the date such amount was due at the Reference Rate.

       3.4 TRANSITION INSURANCE. At the Closing, Northrop shall withhold from the Fixed Purchase Price an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Transition Insurance Amount") and shall retain the Transition Insurance Amount, subject to the following conditions:

            (a) If Northrop shall have a claim for indemnification hereunder prior to the release of the Transition Insurance Amount as contemplated hereinafter, that portion of the Transition Insurance Amount reasonably believed by Northrop to be necessary to satisfy such claim (if applicable, to the extent such amount is in excess of the unused portion of the $250,000 amount provided for in Section 10.5(b) herein) shall be retained by Northrop as security for Hexcel's indemnification obligations hereunder pending resolution of such claim. If any matter is decided adversely to Northrop, any amounts so retained by Northrop and determined to be due from Northrop to Hexcel shall bear interest from the date such amount was due at the Reference Rate.

            (b) As to that portion of the Transition Insurance Amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00), such sum shall be paid to Hexcel by Northrop once Northrop has produced to its reasonable satis-faction the representative sample of parts set forth on SCHEDULE 3.4 using the Assets and the Base License and Northrop determines such parts meet all applicable "acceptance test procedures", consistent with past practices with respect to such parts. As to the parts listed thereon which were previously manufactured for what is now Northrop's wholly-owned subsidiary, Vought Aircraft Company, such requirements shall only exist if Northrop makes the relevant tooling available to Hexcel on a timely basis.

            (c) As to that portion of the Transition Insurance Amount equal to One Million Dollars ($1,000,000.00), such amount shall be paid to Hexcel by Northrop after the systems provided for in the Services Agreement are transferred by Hexcel to Northrop or the function duplicated for Northrop's use are available to Northrop on a basis reasonably satisfactory to Northrop and, as to any systems that are to be sublicensed to Northrop, Northrop is reasonably satisfied as to its use thereof.
            (d) Northrop's rights hereunder shall not be deemed to limit in any manner whatsoever any other right of Northrop to assert claims against Hexcel as contemplated hereunder or under any other Transaction Agreement, it being acknowledged and agreed by the parties that this Section 3.4 is in addition to and not exclusive of any such other right.

            (e) Northrop agrees to act diligently and in good faith with respect to achieving the objectives contemplated in paragraphs (b) and (c) above.

4.  ASSUMPTION OF LIABILITIES.

       4.1 LIABILITIES ASSUMED BY NORTHROP. Subject to Section 4.2 hereof and Hexcel's representations and warranties and indemnification obligations hereunder, at the Closing, Northrop shall assume, and Northrop agrees that after the Closing it shall pay when due and discharge, and it shall indemnify, defend and protect Hexcel and hold Hexcel harmless with respect to the following (collectively, the "ASSUMED LIABILITIES"): (i) subject to any requirement of consent or Government Contract Novation, the liabilities and obligations of Hexcel under each Contract assumed by Northrop listed on SCHEDULE 4.1 hereto, such other of the Contracts that are designated in a writing by Northrop that is delivered to Hexcel not later than ten (10) days prior to the hearing before the Bankruptcy Court in which Hexcel seeks to obtain the Bankruptcy Court Order and such other Contracts entered into by Hexcel after the date hereof that Northrop agrees in writing to assume if the Closing occurs (collectively, the "ASSUMED AGREEMENTS"), and (ii) Northrop's PRO RATA portion of any items to be apportioned between the parties to determine the Closing Date Payment.

       4.2 LIABILITIES NOT ASSUMED BY NORTHROP. Northrop shall not be deemed by anything contained in this Agreement to have assumed, and Hexcel hereby agrees to indemnify, defend and protect Northrop and hold it harmless with respect to, any and all liabilities associated with Hexcel or the Chandler Business which are not specifically assumed by Northrop pursuant to Section 4.1, including, without limitation, the following (collectively, the "RETAINED LIABILITIES"):

            (a) any Liability of Hexcel to any Person the existence of which constitutes a breach of any covenant, agreement, representation or warranty of Hexcel contained in this Agreement;

            (b) any Liability of Hexcel for any federal, state or local income or franchise taxes, Property Taxes or other taxes of any kind or description except Northrop's PRO RATA portion of any Property Taxes with respect to its ownership of any of the Owned Real Property after the Closing Date;

            (c) any Liability or obligation with respect to or arising in connection with or as a result of the employment or termination of employment by Hexcel, or in connection with the operation of the Chandler Business by Hexcel prior to the Closing Date, of any individual, including, without limitation, salaries, payroll taxes, withholding taxes, disability pay, severance pay, deferred and incentive compensation, and any accrued or other Liability for contributions or payments in respect of service during any period through the Closing Date under any employee benefit plan (as defined in Section 3(3) of ERISA), or other employee benefit or compensation plan maintained, entered into, established or contributed to by Hexcel or any other trade or business (whether or not incorporated) which as of any date of determination would be treated as a single employer together with Hexcel under Section 414 of the Code), including, without limitation, any such Liability or obligation in respect of any beneficiary or dependent of any individual employed or formerly employed by Hexcel or in connection with the operation of the Chandler Business;

            (d) any Liabilities or obligations (contingent or otherwise) of Hexcel arising out of any threatened or pending litigation with respect to claims which arose prior to the Closing Date, whether or not disclosed to Northrop;

            (e) any Liabilities, obligations or damages to Persons or property arising out of products sold or services rendered by Hexcel prior to the Closing Date, except Liabilities relating to the quality or performance of products sold or services rendered by Hexcel to Northrop (but not Northrop's Affiliates), all of which shall be deemed to be permanently waived and forgiven by Northrop upon consummation of the Closing;

            (f) any Liabilities, obligations or commitments arising out of or relating to a violation by Hexcel of any Applicable Laws prior to the Closing Date;

            (g) any Liability whether presently in existence or arising hereafter in respect of accounts payable (except those created by Northrop after the Closing relating or allocable to the Chandler Business), and

            (h) any Liability relating to the information provided in Schedules 7.9(a).2, 7.9(e), 7.9(f), 7.9(g), 7.9(h) and 7.11.

5.  CLOSING.

            The Closing shall take place at the offices of Sheppard, Mullin, Richter & Hampton, or at any other place as the parties may agree upon, at 10:00 a.m. Los Angeles time two (2) Business Days after all conditions to the parties' obligations hereunder have been satisfied or waived, as the case may be (including, without limitation, the expiration or termination of the waiting period under the HSR Act and the Final Bankruptcy Court Order shall have been received and all conditions set forth in Section 11.1(a) shall have been satisfied), but in no event earlier than January 2, 1995.

6.  HEXCEL CONTRACTS.

     6.1  NON-ASSIGNABLE CONTRACTS.

            (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Northrop or Hexcel thereunder.

            (b) With respect to any Assumed Agreement or any claim, right or benefit arising thereunder or resulting therefrom, Hexcel and Northrop will use their best efforts to obtain the written consent or Government Contract Novation of the other parties to such Assumed Agreement for the assignment or novation thereof to Northrop pursuant hereto, or written confirmation from such parties reasonably satisfactory in form and substance to Northrop and Hexcel that such consent is not required. As soon as practicable following the date hereof, with respect to each Government Contract that is to be an Assumed Agreement to which Hexcel is a party, Hexcel shall either obtain written confirmation reasonably satisfactory in form and substance to Northrop and Hexcel that novation of such Government Contract is not required or submit to the cognizant Responsible Contracting

Officer a written request that the U.S. Government enter into a Government Contract Novation with Northrop with respect to such Government Contract that is to be an Assumed Agreement. In this regard, Hexcel shall take all actions required or customary under the Federal Acquisition Regulation. Except as provided in the immediately preceding sentence, in no event shall Hexcel or Northrop be obligated to pay any money to the U.S. Government or any other Person or to offer or grant other financial or other accommodation to the U.S. Government or any other Person in connection with obtaining any Government Contract Novation or any such consent or waiver.

            (c) If such consent, waiver or confirmation is not obtained with respect to any Contract that is to be an Assumed Agreement, Hexcel and Northrop will cooperate in an arrangement reasonably satisfactory to Northrop and Hexcel under which Northrop would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Northrop, or under which Hexcel would enforce for the benefit of Northrop, with Northrop assuming Hexcel's obligations, any and all claims, rights and benefits of Hexcel against a third party thereto. Hexcel will promptly pay to Northrop when received all monies received by Hexcel under any such Assumed Agreement or any claim right or benefit arising thereunder not transferred pursuant to this
Section 6.1(c). Despite the foregoing, obtaining the appropriate consents or novations shall remain a condition to Closing.

            (d) No instrument the U.S. Government or any other Person requires Hexcel and/or Northrop to execute in connection with any novation or assignment contemplated by this Section 6.1 (including, without limitation, a novation agreement as contemplated by Federal Acquisition Regulation 42.1204) shall alter the provisions of this Agreement concerning the allocation of Liabilities between Northrop and Hexcel.

       6.2 AMENDMENTS OF CONTRACTS. Hexcel agrees to cooperate with Northrop in the negotiation of any amendments or supplements, to be effective upon the Closing, to the Contracts as may from time to time be requested by Northrop. Northrop shall have no liability or obligation to Hexcel arising out of any negotiations under this Section 6.2 with respect to a Contract not assumed by Hexcel pursuant to Section 6.3.

       6.3 ASSUMPTION OF CONTRACTS. Hexcel agrees that it will assume (within the meaning of such term under Section 365 of the Bankruptcy Code) this Agreement and all other Transaction Agreements as part of any reorganization of Hexcel under the Bankruptcy Code or as part of a Bankruptcy Court Order, the Assumed Agreements, the Northrop Contract and such other Contracts as may be requested by Northrop not later than ten (10) days prior to the hearing before the Bankruptcy Court in which Hexcel seeks to obtain the Bankruptcy Court Order, with such assumption to be effective upon the Closing, subject (if so specified by Northrop in its request) to amendment satisfactory to Northrop (pursuant to Section 6.2) prior to the Closing of any such Contracts so specified by Northrop. Hexcel agrees to provide Northrop with notice of such hearing at least twenty (20) days prior to the date of such hearing. Hexcel further agrees that it will not assume prior to the Closing any Contract that has not been requested by Northrop as aforesaid or for which no amendment satisfactory to Northrop has been entered into prior to the Closing. In the event that Northrop specifies that certain Contracts be assumed as of the Closing subject to amendment satisfactory to Northrop, then Northrop agrees to promptly undertake, and diligently pursue with all commercially reasonable efforts, good faith negotiations for amendments to such Contracts or for other arrangements respecting the subject matter of such Contracts as may be mutually satisfactory to Northrop and the lessors or obligees under such Contracts; PROVIDED, that failure of Northrop to acquiesce in any amendment or arrangement shall not be deemed in and of itself to be proof of a failure to so negotiate in good faith. Northrop shall have no liability or obligation to Hexcel or any third party except with respect to the Assumed Agreements.

       6.4 REJECTION OF CONTRACTS. Hexcel agrees that it will reject (within the meaning of Section 365 of the United States Bankruptcy Code) such of the Contracts as may be requested by Northrop not later than the Closing (including without limitation any Bids and the Comanche Contract), with such rejection to be effective upon the Closing. Northrop shall be entitled to make minor modifications to such request through the date of confirmation of a plan of reorganization, to the extent that such minor modifications do not prejudice the timely filing by Hexcel of necessary applications and other papers with the Bankruptcy Court and the Contract has not been subject to a final order providing for the assumption of such Contract. Northrop shall have no liability or obligation to Hexcel or any third party with respect to any Contract rejected by Hexcel or arising out of any request by Northrop under this Section 6.4 and Hexcel shall indemnify Northrop for any Damages Northrop may incur with respect thereto.

7.  REPRESENTATIONS AND WARRANTIES OF HEXCEL.

            Hexcel hereby represents and warrants to Northrop as follows:

       7.1 ORGANIZATION AND GOOD STANDING. Hexcel (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority to conduct the Chandler Business as it is now conducted by it and to own, lease or operate the Assets and

(c) is qualified to do business in the State of Arizona and in each jurisdiction where such qualification is required, except jurisdictions in which the failure to qualify to do business will have no material adverse effect on the financial condition or operations of Hexcel.

       7.2 AUTHORIZATION OF TRANSACTION AGREEMENTS. Subject to the requisite Bankruptcy Court approval, Hexcel has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate and stockholder action on the part of Hexcel, and no other corporate proceedings on the part of Hexcel are necessary to authorize this Agreement or any Transaction Agreement to which it is or will become a party, or to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Agreement to which it is or will become a party has been or will be duly executed and delivered by Hexcel and constitute, or when executed and delivered will constitute, legal, valid and binding obligations of Hexcel, enforceable against Hexcel in accordance with their respective terms.

       7.3 NO CONFLICTS. Neither the execution and delivery of the Transaction Agreements by Hexcel, nor the consummation of the transactions contemplated thereby, will (i) conflict with or result in a violation of any of the terms of the certificate of incorporation or by-laws of Hexcel, (ii) require Hexcel to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body except (a) as required by the Bankruptcy Code, the Bankruptcy Rules and the orders of the Bankruptcy Court, (b) the HSR Act, (c) as set forth on SCHEDULE 7.3, and (d) those which if not obtained could not, in the aggregate, reasonably have a material adverse effect on the consummation of the transactions contemplated by the Transaction Agreements, the Assets or the conduct by Northrop of the Chandler Business, (iii) result in a breach, constitute a default or give rise to any right of termination, amendment or cancellation (other than a right on the part of Hexcel), under any agreement related to the Chandler Business to which Hexcel is a party except (x) as disclosed in SCHEDULE 7.3 and (y) those which, in the aggregate, could not reasonably have a material adverse effect on the consummation of the transactions contemplated by the Transaction Agreements, the Assets or the conduct by Northrop of the Chandler Business, or (iv) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction of any Governmental Body to which Hexcel is subject, other than those which, in the aggregate, could not reasonably have a material adverse effect on the consummation of the transactions contemplated by the Transaction Agreements, the Assets or the conduct by Northrop of the Chandler Business.

       7.4  REAL AND PERSONAL PROPERTY.

            (a) Except with respect to such property leased to Hexcel pursuant to the Equipment and Fixtures Leases and except as set forth in SCHEDULE 7.4, Hexcel has good and marketable title to the personal property included in the Assets free and clear of any Liens, and there are no outstanding options or rights of first refusal to purchase any of the Assets or any interest therein. The Equipment and Fixtures included among the Assets are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with normal industry practice. At the Closing, Hexcel shall transfer good title to all Assets that are personal property free and clear of all Liens, except as provided in SCHEDULE 7.4, and except for such Equipment and Fixtures which, in the aggregate, are not material in value.

            (b) SCHEDULE 2.1(a) sets forth a complete and current list and description of the Owned Real Property. With respect to the Owned Real Property:

                 (i) Hexcel has good, marketable and insurable title in fee simple to the parcel of the Owned Real Property, free and clear of any Lien, encumbrances, easement, covenant, or other restriction, except for:
       (A) taxes, charges and installments of special assessments not yet delinquent; (B) recorded easements, covenants, and other restrictions set forth in SCHEDULE 9.17; (C) liens, encumbrances and other title exceptions disclosed in SCHEDULE 9.17; and (D) such other matters that could not reasonably have an adverse effect on the value or utility of the Owned Real Property to Northrop in the operation of the Chandler Business (except as to such items which are to be removed on or prior to the Closing as provided elsewhere herein, the "Permitted Liens");

                 (ii) Hexcel has all material easements and rights, including easements for power lines, water lines, roadways and other access, necessary to conduct the Chandler Business, and enjoys peaceful and undisturbed possession of the Owned Real Property. The Owned Real Property or the occupancy or operation thereof does not constitute a nuisance or material violation of any Applicable Law or of any building, zoning or other ordinance, code or regulation or any private or public covenant or restriction, and no notice from any Governmental Body or other person has been served claiming any violation of any such Applicable Law, ordinance, code, regulation, covenant or restriction with respect to the Owned Real Property, or requiring material work, repairs, construction, alterations or installations on or in connection therewith.

                 (iii) there are no (A) pending or threatened condemnation proceedings relating to the Owned Real Property or (B) pending or, to the Knowledge of Hexcel, threatened litigation or administrative actions relating to the Owned Real Property;

                 (iv) all buildings, fixtures and improvements located on the Owned Real Property are in good condition and repair and are suitable for the current use and application thereof, normal wear and tear excepted;

                 (v) except as disclosed on SCHEDULE 7.4, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property;

                 (vi) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein; and

                 (vii) there are no parties (other than Hexcel) in possession of the Owned Real Property.

            (c) Hexcel's book value of plant, property and equipment (the "PPE Book Value") included in the Assets as of July 31, 1994 was at least Seventeen Million Dollars ($17,000,000.00), and as of the Closing will be such amount less depreciation from such date through the Closing Date.

            (d) The Leaseback Assets are the only assets used in the Chandler Business that are not located at the Chandler Facility and that are not readily available from vendors for purchase or use on an immediate basis in the configuration in which they are used by Hexcel. SCHEDULE 7.4(d) sets forth a listing of assets other than the Leaseback Assets that are used in the Chandler Business that are not located at the Chandler Facility.

       7.5  [INTENTIONALLY BLANK].

       7.6 FACILITY. The Owned Real Property has received all required approvals of any Governmental Body (including without limitation Permits and a certificate of occupancy of the Owned Real Property) required in connection with the operation thereof and have been operated and maintained in accordance with Applicable Laws. The Owned Real Property is supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such facility as currently operated.

       7.7 INVENTORY. The Inventory consists of raw materials, work in process, and finished goods acquired or produced by Hexcel in the ordinary course of business for use in the Chandler Business. All work in process and finished goods included in the Inventory and all raw material supplied by Hexcel are merchantable and fit for the purpose for which they were procured or manufactured. To Hexcel's Knowledge, all raw materials supplied by third parties are in all material respects merchantable and fit for the purpose for which it was procured or manufactured.

       7.8 SUPPLIERS. Set forth on SCHEDULE 7.8 is a complete list of all suppliers (including Hexcel) of services and products of any kind or nature to the Chandler Business ("Suppliers"), including an itemized list of the products and services sold or provided by each such Supplier to the Chandler Business.

       7.9  CONTRACTS AND COMMITMENTS.

            (a)  GENERAL.


                 (i) SCHEDULE 7.9(a).1 contains a complete and correct list of all Contracts used to operate or performed by the Chandler Business. None of the Contracts which are fixed price contracts provide for progress payments to be made in connection therewith. Except as set forth on SCHEDULE 7.9(a).2 and for any Bids, each of the Contracts is valid and in full force and effect and there is no claim, default or claim of default or basis therefor, or event which, with the passage of time, could reasonably be expected to result in a claim or default or give rise to any right of any termination, cancellation, acceleration or amendment or other claim by any party to any of the Contracts the result of which would have a material adverse effect on the relevant Contract. Except for the Northrop Contract or as set forth in SCHEDULE 7.9(a).3, none of the Assumed Agreements require the use of Base Technology other than in conjunction with EMT Technology. True and complete copies of the Contracts have previously been delivered or made available to Northrop and, except as set forth on
SCHEDULE 7.9(a).4, all such agreements are assignable by Hexcel to Northrop pursuant to the Transaction Agreements without the consent of any other Person.

                 (ii) Except to the extent caused by Northrop's rates exceeding those of Hexcel, the costs which Northrop will incur in completing the Specified Contracts will not exceed the "estimates to complete," as is more fully set forth on SCHEDULE 7.9(b), and the customer shall be obligated to pay Northrop the amounts set forth as "estimates to complete" pursuant to the terms of such contracts.

                 (iii) Except as disclosed on SCHEDULE 7.9(c), Hexcel has not submitted any Bid relating to the Chandler Business that is currently outstanding and unexpired. SCHEDULE 7.9(c) identifies each Bid by number and the party to which such Bid was made, the proposed price and Hexcel's current assessment of profit or loss at completion for each such Bid. Hexcel makes no representation or warranty as to the ability of Northrop to perform any such Bid at a profit. Each such Bid relates solely to the Chandler Business. All Bids listed on SCHEDULE 7.9(c) were submitted in the ordinary course of business.

                 (iv) Except as set forth on SCHEDULE 7.9(d), (A) all cost and pricing data submitted in connection with each Contract (other than a Bid) was current, accurate and complete when the price thereof was negotiated, and (B) all cost and pricing data submitted in connection with each Bid was current, accurate and complete when such data was submitted.

                 (v) Except as set forth on SCHEDULE 7.9(e), (A) Hexcel has complied in all material respects with all material terms and conditions of each Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law, therein; (B) Hexcel has complied in all material respects with all requirements of all Applicable Laws or agreements pertaining to each Contract; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to each of the Contracts were complete and correct in all material respects as of their effective date, and Hexcel has complied in all material respects with all such representations and certifications; (D) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified Hexcel, either in writing or, to Hexcel's Knowledge, orally, that Hexcel has breached or violated any Applicable Law, certification, representation, clause, provision or requirement pertaining to any of the Contracts; (E) no termination for conven-ience, termination for default, cure notice or show cause notice is currently in effect pertaining to any Government Contract; (F) no material cost incurred by Hexcel pertaining to any of the Contracts has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government or any other Person; and (G) no money due to Hexcel pertaining to any of the Contracts has been withheld or set off, nor has any claim been made to withhold or set off money (other than normal Government Contract requirements for cost reimbursable contracts), and Hexcel is entitled to all progress payments received with respect thereto.

                 (vi) Except as disclosed on any schedule hereto, no written statement, representation, certification or warranty made by Hexcel in any Contract, any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. Government (or any contractor or

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

subcontractor thereof) or any other Person (A) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading, or (B) con-tains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of both clauses (A) and (B) any untrue statement or failure to state a material fact that would not result in any material liability to the Chandler Business as a result of such untrue statement or failure to state a material fact.

                 (vii) Any of the purchase orders that constitute Assumed Agreements on the Closing Date will have been issued by Hexcel in the ordinary course of the Chandler Business in accordance with past practices and none of the products delivered with respect thereto shall be included in the Closing Date Inventory, except to the extent previously paid for by Hexcel.

            (b)  GOVERNMENT CONTRACTS.

                 (i) Except as set forth on SCHEDULE 7.9(f), with respect to the Chandler Business; (A) to Hexcel's Knowledge, neither Hexcel nor any of its directors, officers, employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, or indictment by any Governmental Body, or any audit or investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (B) during the last three years, Hexcel has not conducted or initiated any internal investigation or made a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. There exists no irregularity, misstatement or omission arising under or relating to any Government Contract that has led to any of the consequences set forth in clause (A) or (B) of the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

                 (ii) Except as set forth on SCHEDULE 7.9(g), there exist, to Hexcel's Knowledge, no material disputes between Hexcel and the U.S. Government under the Contract Disputes Act or any other Federal statute or between Hexcel and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. Except as set forth on SCHEDULE 7.9(g), Hexcel has no interest in any pending or, to the Knowledge of Hexcel, potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. SCHEDULE 7.9(g) lists each Government Contract that is currently under audit (other than routine audits conducted in the ordinary course of business) by the U.S. Government or any other Person that is a party to such Government Contract.

                 (iii) Except as set forth on SCHEDULE 7.9(h), neither Hexcel nor any of its operations has ever been debarred or suspended from participation in the award of contracts with the United States Department of Defense or any other Governmental Body. Except as set forth on SCHEDULE 7.9(h), there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Hexcel with respect to the Chandler Business, or any director or officer of Hexcel in respect of the Chandler Business. No payment has been made by Hexcel, or by any person on behalf of Hexcel, in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act. Except as set forth on SCHEDULE 7.9(h), with respect to each Government Contract, Hexcel's cost accounting and procurement systems are in compliance in all material respects with all Applicable Laws.

                 (iv) All material test and inspection results Hexcel has provided to the U.S. Government or to any other Person of any article designed, engineered or manufactured in the Chandler Business were complete and correct in all material respects as of the date so provided. Hexcel has provided all material test and inspection results to the U.S. Government or to any other Person as required by Applicable Law and the terms of any Government Contract.

                 (v) All cost and pricing data submitted in connection with each Government Contract (other than a Bid or with respect to modification of a Government Contract) was current, accurate and complete when the price thereof was negotiated and none of the Government Contracts is, or was negotiated, in violation of any "truth-in-negotiations" or "defective pricing" laws, rules or regulations to which it is subject, including, but not limited to, the Federal Property and Administrative Services Act, the Armed Services Procurement Act, the Truth in Negotiations Act, the False Claims Act and the Federal Acquisition Regulation.

       7.10 PRODUCT WARRANTIES AND CLAIMS. SCHEDULE 7.10 sets forth the product warranties and guarantees extended by Hexcel relating to the quality of hardware or material currently in effect with respect to the Chandler Business. Hexcel shall be responsible for any such product warranties and guarantees extended by it except for those under the Northrop Contract. All products heretofore sold or leased by Hexcel complied, and all products included in the Inventory as of the Closing will comply, with all warranties applicable thereto. Hexcel has not received during the last five years any notice of any material (either individually or in the aggregate) claim of any such defect. Hexcel has received no complaint, outside the ordinary course of business, to the effect that
(i) goods sold or leased by Hexcel failed to meet appropriate quality standards or (ii) Hexcel failed to meet its obligations to service any product sold or leased by Hexcel, all with respect to the Chandler Business.

       7.11 LITIGATION. There are no actions, suits, claims or proceedings pending before any court, Governmental Body or arbitration tribunal or, to the Knowledge of Hexcel, threatened against Hexcel (i) seeking to prevent, enjoin, restrain or delay the consummation of the transactions contemplated by the Transaction Agreements, or (ii) questioning the validity or legality of the Transaction Agreements or the transactions contemplated thereby. SCHEDULE 7.11 sets forth each instance in which Hexcel is a party or, to the Knowledge of Hexcel, is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation relating to the Chandler Business in any court or Governmental Body or before any arbitrator.

       7.12 PROBLEMS WITH SUPPLIERS AND CUSTOMERS. Except as otherwise provided in SCHEDULE 7.12 (and except with respect to Northrop, as to which no representation under this Section 7.12 is made), the relationships of Hexcel with its Suppliers and customers of the Chandler Business are satisfactory and no such customer or Supplier has canceled or otherwise terminated, or to the Knowledge of Hexcel, threatened to cancel or otherwise terminate, its relationship with Hexcel, or to decrease its services to Hexcel or its usage of the services of Hexcel, which increase or decrease would have a material adverse affect on the Chandler Business taken as a whole. Hexcel has no direct or indirect interest in any Supplier or customer of Hexcel with respect to the Chandler Business except as disclosed in SCHEDULE 7.12. To the Knowledge of Hexcel, none of the Suppliers is unable to supply the products or services supplied by them to the Chandler Business in order to meet the specifications provided with respect thereto.

       7.13 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Hexcel nor any director or officer of Hexcel, nor any manager of any Hexcel facility, nor, to the Knowledge of Hexcel, any other employee or agent of Hexcel, nor, to the Knowledge of Hexcel, any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee, or other person who is or may be in a position to help or hinder the Chandler Business (or assist Hexcel in connection with any actual or proposed transaction relating to the Chandler Business) which (i) might subject Hexcel to any damages or penalty in any civil, criminal or governmental proceeding, (ii) if not given in the past, might have had an adverse effect on the Assets or operations of the Chandler Business, (iii) if not continued in

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

the future, might adversely effect the Chandler Business or its prospects or which might subject Hexcel to suit or penalty of any private or governmental litigation or proceeding, (iv) is or was for any other purposes described in
Section 162(c) of the Code, or (v) is or was for the establishment or maintenance of any concealed fund or concealed bank account.

       7.14 NO UNDISCLOSED LIABILITIES. Hexcel, with respect to the Chandler Business, has no material Liability (whether or not such Liabilities would be required to be reflected on a balance sheet prepared in accordance with GAAP), except for (i) Liabilities incurred in the operation of the Chandler Business since DECEMBER 31, 1993 in the ordinary course of business, consistent with past practice, (ii) Liabilities which are disclosed in a schedule hereto, or
(iii) Liabilities which are by the terms of this Agreement not required to be disclosed in this Agreement, and which would not, individually or in the aggregate, result in a material adverse effect on the Chandler Business.

       7.15 NON-HEXCEL OWNED ITEMS. SCHEDULE 7.15, which is to be provided after the date hereof, will include by Contract a description or inventory number for all personal property, equipment and fixtures loaned, built or otherwise furnished to Hexcel by any Person, for which title vests in such Person by operation of the title vesting provision of the relevant Contract, or inventory held in place by Hexcel for such Person that (i) relate to the Chandler Business, (ii) are or were used in the conduct of the Chandler Business and (iii) are or should be in the possession of Hexcel ("Non-Hexcel Owned Items") and identifies each Contract to which each such item relates. All Non-Hexcel Owned Items are in a good state of maintenance and repair (except for ordinary wear and tear), have been regularly and appropriately maintained and repaired in accordance with all contractual, legal and regulatory requirements and shall be in the possession of Hexcel at the Closing. Hexcel has complied in all material respects with all of its obligations relating to the Non-Hexcel Owned Items, and upon the return thereof to the owner in the condition thereof on the date hereof, would have no liability to such Person with respect thereto. Northrop will incur no Liability to any Person as a result of Hexcel's failure to keep records, or maintain or possess property furnished to Hexcel by or on behalf of such Person.

       7.16  BACKLOG.

            (a) SCHEDULE 7.16 sets forth, with respect to each Assumed Agreement having unfilled backlog as of August 31, 1994, the backlog of Hexcel thereunder as of such date. With respect to each such Assumed Agreement, Hexcel has disclosed in writing to Northrop the name of each customer (except where precluded for security reasons), the dollar amount of backlog, whether the customer has the right to terminate the Assumed Agreement for convenience, a brief description of the products and services to be provided, the proposed delivery dates therefor and any unexercised valid and subsisting options giving a brief description of the options and the Assumed Agreement to which they relate.

            (b) Except as set forth in SCHEDULE 7.16, all of the Assumed Agreements constituting the backlog of Hexcel as it relates to the Chandler Business (i) were entered into in the ordinary course of business at usual and customary mark-ups at the time entered into, (ii) would be capable of performance in accordance with the terms and conditions of each such Assumed Agreement by Hexcel without loss, if it retained the Assets to be transferred and the Assumed Liabilities to be assumed hereunder, and made the planned capital expenditures therefor, (iii) are the subject of valid and binding written agreements enforceable in accordance with their respective terms, and
(iv) Hexcel has received no indication that any of such orders will be cancelled or materially altered.

       7.17 CLEARANCES. Except as may be prohibited by the Industrial Security Manual, SCHEDULE 7.17.1 sets forth all facility and personnel security clearances held by Hexcel and all personnel security clearances held by any officer, director, employee, consultant or agent thereof relating to the Assets or the Chandler Business. Hexcel represents and warrants that such security clearances, if transferred to Northrop, are sufficient to allow Northrop to conduct the Chandler Business as now conducted by Hexcel, and that, except as disclosed in SCHEDULE 7.17.2, Hexcel has no Knowledge of any proposed or threatened termination of any personnel or facility security clearance (whether or not such clearance is collateral or special access, and whether or not such clearance is listed on SCHEDULE 7.17.1).

       7.18  INTELLECTUAL PROPERTY.

            7.18.1 BASE TECHNOLOGY. To the Knowledge of Hexcel, except as set forth on SCHEDULE 7.18.1, Hexcel is the sole and exclusive owner of all right, title and interest in and to the Base Technology. Hexcel is licensing its rights to the Base Technology in the manner set forth in the Base License. Except as disclosed on SCHEDULE 7.18.1, all of the Base Technology is owned free and clear of all assignments, licenses, sublicenses, and Liens, including claims of employees, former employees or independent contractors of Hexcel, and the use of any of the Base Technology does not violate or infringe upon any Rights of Others or any other rights held by Hexcel. Those items of Base Technology legended as "proprietary" in Schedule B are Hexcel's Confidential Proprietary Information and, to the Knowledge of Hexcel, (i) Hexcel has maintained the confidentiality thereof, and (ii) none of those items is in the public domain. Except as disclosed on SCHEDULE 7.18.1, no claims have been asserted by any Person to use the Base Technology. Except as disclosed on

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

SCHEDULE 7.18.1, no proceedings have been instituted or notices or claims received by Hexcel that Hexcel's use of the Base Technology infringes upon or otherwise violates any rights of a third party in or to the Base Technology and, to Hexcel's Knowledge, no such proceedings are threatened against Hexcel.

            7.18.2  EMT TECHNOLOGY.  Except as set forth on SCHEDULE 7.18.2,
(i) Hexcel is the sole and exclusive owner of all right, title and interest in and to the EMT Technology, and (ii) Hexcel is conveying to Northrop its full right, title and interest in and to the EMT Technology. Except as disclosed on
SCHEDULE 7.18.2, all of the EMT Technology is owned free and clear of all assignments, licenses, sublicenses, and Liens, including claims of employees, former employees or independent contractors of Hexcel, and the use of any of the EMT Technology in the Chandler Business does not violate or infringe upon any Rights of Others or any other rights held by Hexcel. Except for any patents, the EMT Technology is Hexcel's Confidential Proprietary Information, Hexcel has maintained the confidentiality of the EMT Technology, no other Person has any proprietary rights or claims whatsoever in any of the EMT Technology, and none of the EMT Technology is in the public domain. No claims have been asserted by any Person to use the EMT Technology and there is no valid basis for such claim. No proceedings have been instituted or notices or claims received by Hexcel that Hexcel's use of the EMT Technology infringes upon or otherwise violates any rights of a third party in or to the EMT Technology and, to Hexcel's Knowledge, no such proceedings are threatened against Hexcel.

       7.19 NO GOVERNMENT FUNDING. Except as set forth on SCHEDULE 7.19, all of the EMT Technology and all of the Base Technology licensed by Hexcel pursuant to the Base License was developed without direct or indirect payment, reimbursement, funding or other financial contribution of any kind whatsoever from any Governmental Body.

       7.20  EMPLOYEES.

            (a) SCHEDULE 7.20 (i) lists the names of all the Hired Employees (as hereafter defined), and (ii) indicates whether transfer of such employees to Northrop requires authorization from a labor organization or from any competent authority. Hexcel previously provided in writing to Northrop the current salaries or wages of each of the Hired Employees. Hexcel has no Knowledge of any organizational effort, presently being made or threatened by or on behalf of any labor union with respect to the Hired Employees. Employment of all persons employed by Hexcel in the Chandler Business is terminable at will, to the extent permitted under Arizona law. Hexcel, with respect to the Chandler Business, has complied with all Applicable Laws, rules and regulations governing payment of minimum wages and overtime rates and the withholding and payment of taxes from compensation of employees. SCHEDULE 7.20 lists all the collective bargaining agreements covering employees who perform services for the Chandler Business, copies of which Hexcel has delivered and made available to Northrop.

            (b) Except as set forth on SCHEDULE 7.20, with respect to the Chandler Business, (i) Hexcel is not engaged in any unfair labor practice or unlawful employment practice; (ii) there is no unfair labor practice charge or complaint against Hexcel pending or, to Hexcel's Knowledge, threatened, nor is there any grievance or any arbitration proceeding arising out of or under any collective bargaining agreement pending against Hexcel, and, to the Knowledge of Hexcel no basis for any such charge, complaint or grievance exists; (iii) there is no labor strike, slowdown or work stoppage pending, or, to the Knowledge of Hexcel threatened against Hexcel; (iv) Hexcel has not experienced any work stoppages or been a party to any proceedings before the National Labor Relations Board involving any significant issues or been a party to any pending arbitration arising out of, or under any collective bargaining agreement; and
(v) there is no charge or complaint pending, or to the Knowledge of Hexcel, threatened against Hexcel before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or the Department of Labor or any federal, state or local agency of similar jurisdiction.

            (c) The Hired Employees set forth on SCHEDULE 7.20 constitute employees with sufficient skills to enable Northrop to operate the Chandler Business at the Chandler Facility in the manner generally conducted by Hexcel during the last year. Such Hired Employees in the aggregate have substantial experience with and knowledge of such of the following matters as is consistent with their respective positions: the Chandler Business, the Assets, the Base Technology, the EMT Technology, and all related systems, processes, applications and operations. There are no employees of Hexcel with substantial knowledge of the Chandler Business who are necessary to conduct the Chandler Business at the Chandler Facility who are not included in SCHEDULE 7.20.

            (d) SCHEDULE 7.20(d) sets forth a complete and accurate list of all employees who were employed on a full-time basis (other than Hired Employees) by Hexcel with respect to the Chandler Business at the Chandler Facility since December 31, 1990 who are still employed by Hexcel as of the date hereof.

       7.21 COMPLIANCE WITH LAW. Except as provided in SCHEDULE 7.21, Hexcel has conducted its operation of the Chandler Business in accordance with all Applicable Laws, regulations or other requirements of any Governmental Body having jurisdiction over Hexcel, including without limitation all such Applicable Laws, regulations and requirements relating to consumer protection, health, pollution or protection of the environment and occupational safety matters, except where the failure so to comply would not individually or in the aggregate have a material adverse effect on the Chandler Business. Hexcel has not received any notification from any Governmental Body of any asserted present or past failure by Hexcel to comply with any such Applicable Laws, rules or regulations in connection with the Chandler Business except for matters which have been resolved or are disclosed on SCHEDULE 7.21 hereto. Hexcel has all licenses, permits, orders or approvals from Governmental Bodies required for the conduct of its Chandler Business as presently conducted, except where the failure to have such licenses, permits, orders or approvals would not individually or in the aggregate have a material adverse effect on the Chandler Business, taken as a whole. Except as set forth in SCHEDULE 7.21, Hexcel has not received any written notification of any threatened suspension or cancellation of any of such licenses, permits, orders or approvals, and, to Hexcel's Knowledge, Hexcel has no reason to believe that any such licenses, permits, orders or approvals will not be renewed before expiration by the applicable Governmental Body. No claim has been made, is pending or, to the Knowledge of Hexcel, has been threatened to revoke any of such licenses, permits, orders or approvals or to declare them invalid in any material respect.

       7.22 ENVIRONMENTAL PROTECTION. Except as set forth on SCHEDULE 7.22, Hexcel has obtained all permits, licenses and other authorizations which are required for operation of the Chandler Business under all Applicable Laws, regulations and other requirements of Governmental Bodies relating to pollution or protection of the environment, including releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic material or waste, except where the failure to have such permits, licenses and other authorizations would not individually or in the aggregate have a material adverse effect on the Chandler Business, taken as a whole. Except as set forth on SCHEDULE 7.22, Hexcel is in compliance with all terms and conditions of the required Permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, schedules and timetables contained in those laws or contained in any Applicable Law, except where the failure so to comply would not individually or in the aggregate have a material adverse effect on the Chandler Business, taken as a whole. Except as set forth on SCHEDULE 7.22, Hexcel has not received any notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with the conduct of the Chandler Business as currently conducted or prevent continued compliance, or which may give rise to any common law or legal Liability, or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation against Northrop, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, in each case related to the conduct of the Chandler Business.

       7.23 NO BROKERS. Hexcel has not engaged or committed to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by the Transaction Agreements.

       7.24 POWERS OF ATTORNEY. Except as set forth on SCHEDULE 7.24, there are no outstanding powers of attorney executed on behalf of Hexcel with respect to the Chandler Business which could affect Northrop after the Closing.

       7.25 NECESSARY PROPERTY; "CRADLE TO GRAVE" CAPABILITY. Except for certain of the assets set forth on Schedule 2.2(e), the (a) Assets, (b) rights granted to Northrop under the Base License, (c) services and materials to be provided by Hexcel under the Supply Agreement and Services Agreement and
(d) rights otherwise granted to Northrop hereunder, include all of the rights, agreements and property currently used by Hexcel to develop and produce the products and services purchased by Northrop and its Affiliates from Hexcel under the Northrop Contract and to produce the products and services required under the Assumed Agreements from the purchasing or production of raw materials through the completion of the finished product ("cradle to grave"). Except as set forth on SCHEDULE 7.25, the Assets (other than Inventory) include all of such items constituting the assets that were used by Hexcel in the Chandler Business within the last twenty-four (24) months. Schedule 2.2(e) includes all of those assets which are not related to the Chandler Business that have been either moved from the Chandler Facility within the last twenty-four (24) months, or such assets that will be moved from the Chandler Facility prior to the Closing Date.

       7.26 INSURANCE. SCHEDULE 7.26 sets forth a list of all insurance policies providing coverage with respect to the Chandler Business for current policy periods, setting forth the insurers, the type and amount of coverage, the expiration dates, the annual premium, the deductible and the amount of the deductible remaining unsatisfied. Except as set forth on SCHEDULE 7.26, all such policies are valid, enforceable and in full force and effect, all premiums with respect thereto are currently paid up in full, no notice of cancellation or termination has been received with respect to any of such policies, and such policies provide adequate coverage and limits for the operations, properties and assets of the Chandler Business.

       A. CONSIGNMENT. Except as set forth on SCHEDULE 7.27 hereto, in connection with the Chandler Business, Hexcel does not

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

hold any materials on consignment and does not have title to any materials in the possession of others.

       7.28 NO MISREPRESENTATIONS. No written representation or warranty of Hexcel and no statement or certificate furnished or to be furnished by or on behalf of Hexcel or any of its directors, officers, employees, or agents to Northrop or any of its agents pursuant to this Agreement or any other document contemplated or required hereby or thereby in connection with the transactions contemplated herein or therein contains or will contain any untrue statement of a material fact necessary to make the statements contained herein or therein not misleading. All schedules, certificates, affidavits, documents and instruments furnished, or to be furnished, by Hexcel or any of its directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are and will be true and complete in all material respects, and neither this Agreement nor any schedule, certificate, affidavit, document or instrument furnished or to be furnished by Hexcel or any of its directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary in order to make the statements included herein or therein not misleading.

8.  REPRESENTATIONS AND WARRANTIES OF NORTHROP.

       8.1 ORGANIZATION AND GOOD STANDING; AUTHORIZATION. Northrop is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into the Transaction Agreements and all other agreements and instruments to be executed by it in connection with the sale of the Assets to it, and to consummate the transactions contemplated thereby. Northrop has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each Transaction Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Northrop, and no other corporate proceedings on the part of Northrop are necessary to authorize this Agreement or any Transaction Agreement to which it is or will become a party, or to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Agreement to which it is or will become a party has been or will be duly executed and delivered by Northrop and constitute, and when executed and delivered this Agreement and all Transaction Agreements will constitute, legal, valid and binding obligations of Northrop, enforceable against Northrop in accordance with their respective terms.

       8.2 NO CONFLICTS. Neither the execution and delivery of the Transaction Agreements by Northrop, nor the consummation of the transactions contemplated thereby, will (i) conflict with or result in a violation of any of the terms of the certificate of incorporation or by-laws of Northrop, (ii) require Northrop to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body except (a) as required by the Bankruptcy Code, the Bankruptcy Rules and the of the Bankruptcy Court Orders,
(b) the HSR Act, (c) as set forth on SCHEDULE 8.2, and (d) those which if not obtained could not reasonably have a material adverse effect on Northrop or the consummation of the transactions contemplated by the Transactions Agreements,
(iii) result in a breach under any material agreement to which Northrop is a party, which would have a material adverse effect on the business of Northrop, or (iv) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction of any Governmental Body to which Northrop is subject, other than those which, in the aggregate, could not reasonably have a material adverse effect on the consummation of the transactions contemplated by the Transaction Agreements or on the business of Northrop.

       8.3 LITIGATION. There are no actions, suits, claims or proceedings pending before any court, Governmental Body or arbitration tribunal or, to the Knowledge of Northrop, threatened against Northrop (i) seeking to prevent, enjoin, restrain or delay the consummation of the transactions contemplated by the Transaction Agreements, or (ii) questioning the validity or legality of the Transaction Agreements or the transactions contemplated thereby.

       8.4 NO BROKERS. Northrop has not engaged or committed to pay any fees or commissions to any broker, finder or similar agent with respect to the transactions contemplated by the Transaction Agreements.

       8.5 INVESTIGATION BY NORTHROP. Northrop acknowledges that (i) it has made such investigation into the Assets and has been offered the opportunity to ask such questions of appropriate officers of Hexcel relating to the Assets, as it deems appropriate to enter into the Transaction Agreements, and (ii) except for the specific representations and warranties contained in Section 7, it is not relying on any representation or warranty by Hexcel or any other Person in entering into the Transaction Agreements (and will not rely on any other repre-sentation or warranty in effecting the Closing). The foregoing shall not limit Northrop's rights and remedies provided for herein in any way.

       8.6 NO MISREPRESENTATIONS. No written representation or warranty of Northrop and no statement or certificate furnished or to be furnished by or on behalf of Northrop or any of its directors, officers, employees, or agents to Northrop or any of its agents pursuant to this Agreement or any other document contemplated or required hereby or thereby in connection with the transactions contemplated herein or therein contains or will contain any untrue statement of a material fact necessary to make the statements contained herein or therein not misleading. All schedules, certificates, affidavits, documents and instruments furnished, or to be furnished, by Northrop or any of its directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are and will be true and complete in all material respects, and neither this Agreement nor any schedule, certificate, affidavit, document or instrument furnished or to be furnished by Northrop or any of its directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary in order to make the statements included herein or therein not misleading.

9.  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

       9.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Hexcel shall conduct the Chandler Business in accordance with prior practice and in the ordinary course of business and, without limiting the generality of the foregoing, with respect to the Assets, Hexcel shall maintain the Inventory in the ordinary course of business and Hexcel shall not (except with the prior written consent of Northrop): (i) mortgage, pledge or encumber any of the Assets, except liens for taxes not delinquent, other liens arising in the ordinary course of business and liens which can be removed on or prior to the Closing Date; (ii) materially amend, modify or terminate any Assumed Agreement other than in the ordinary course of business or consistent with past practice;
(iii) increase the compensation payable to any of the Hired Employees other than routine increases made in the ordinary course of business consistent with past practice; (iv) dispose of or permit to lapse any right to the use of any EMT Technology or the Base Technology; (v) loan or advance any amount to, or sell, transfer, or lease any properties or assets (tangible or intangible) to, or enter into any agreement or arrangement with, any of the Hired Employees; (vi) dispose of any Non-Hexcel Owned Items including, but not limited to, any tooling; or (vii) except as provided in SCHEDULE 2.2(e), move or cause to be moved any Assets.

       9.2  ACCESS.

            9.2.1 PRIOR TO CLOSING. Between the date hereof and the Closing Date; (i) authorized representatives of Northrop shall have reasonable access, under the supervision of a Hexcel representative, to the Chandler Facility and other facilities where the Chandler Business is conducted upon one (1) business day's prior notice and (ii) Northrop shall have the right to discuss the Chandler Business with the Hired Employees. Until the Closing Date, Northrop shall, and shall cause its representatives to, (i) keep confidential all information relating to the Chandler Business and the Assets obtained by Northrop and its authorized representatives from Hexcel pursuant to this
Section 9.2.1 or otherwise in connection with the transactions contemplated by the Transaction Agreements, other than such information as is generally known to the public (other than as the result of disclosure by Northrop or its representatives or affiliates), and (ii) not use any such information for any purpose other than in connection with such transactions. In the event that the Closing does not occur, Northrop shall, and shall cause its representatives to, return to Hexcel all information relating to the Chandler Business and the Assets obtained by Northrop and such representatives in connection with the transactions contemplated by the Transaction Agreements, and maintain the confidentiality of all proprietary or confidential information with respect to the Chandler Business that Northrop may have received. Notwithstanding anything contained herein to the contrary, this Section 9.2.1 shall not apply to any information obtained by Northrop pursuant to the Northrop Contract, and Northrop's confidentiality obligation with respect thereto shall be governed by such agreement.

            9.2.2 AFTER THE CLOSING DATE. Hexcel shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to and the opportunity to obtain copies of those books, records and accounts, correspondence, production records, employment records and other similar information as may be transferred to Northrop by Hexcel in connection with the transactions contemplated by the Transaction Agreements for the limited purposes of concluding its involvement in the Chandler Business or in connection with any Legal Proceeding involving the Chandler Business; PROVIDED, HOWEVER, that nothing herein shall obligate Northrop to retain such records for a period inconsistent with its standard record retention policies. Northrop shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to, and the opportunity to obtain copies of, those books, records and accounts, correspondence, production records, employment records and other similar information which are retained by Hexcel to the extent that any of the foregoing relate to the Assets or the Chandler Business for use only in connection with any Legal Proceeding to which Northrop is or is likely to be a party.

       9.3  EMPLOYEES; OPERATION OF CHANDLER FACILITY.

            (a) Northrop shall offer employment which commences immediately following the Closing to all of the employees whose names are set forth on
SCHEDULE 7.20 hereto (the "HIRED EMPLOYEES") on terms at least comparable to those under which they are currently employed by Hexcel. On the Closing Date, Hexcel shall release all Hired Employees who accept employment with Northrop from any further employment obligations with Hexcel, subject to the provisions of Section 9.3(e). Hexcel shall on the Closing Date pay the Hired Employees all amounts due them through such date, including, but not limited to, any amounts relating to accrued vacation and pursuant to Hexcel's retention plan. For the purposes hereof, if the benefits under any vacation, disability, severance, insurance, pension, retirement or other similar plan or program of Northrop is based on an employee's years of service with Northrop (or its subsidiaries), then, for purposes of determining the eligibility for and vesting of (but not, in the case of any pension, 401(k) or similar plan, the amount of) benefits to which a Hired Employee is entitled under such plan or program, such Hired Employee's years of service with Hexcel shall be counted toward his or her years of service with Northrop (or its subsidiaries).

            (b) Subject to the immediately following sentence, in the event a Hired Employee declines employment with Northrop as provided above and is not replaced pursuant to the provisions of Section 11.2(l), Hexcel shall use its best efforts to make available the services of such employee to Northrop at Hexcel's actual cost for purposes of (i) production at the Chandler Facility and
(ii) training of a replacement employee. In the event such employee is unavailable for any reason, is terminated by Hexcel or terminates employment with Hexcel, Hexcel shall make available another of its employees for such purpose until such time as Northrop has available an employee to fill the relevant position and Hexcel has trained such employee.

            (c) In the case of any employee of Hexcel at the Chandler Facility who does not become an employee of Northrop as contemplated hereunder, Hexcel shall offer such employee a position equivalent to such employee's current position (the "Retained Employee") at an alternative Hexcel facility which is located a reasonable commuting distance from the Chandler Facility. Such position shall be on comparable terms and conditions (including, without limitation, compensation and benefits).

            (d) Northrop shall continue to operate the Chandler Facility for a period of at least ninety (90) days after the Closing Date.

            (e) After the Closing, the Hired Employees' obligations to Hexcel pursuant to any agreement between Hexcel and the Hired Employees shall be limited to such employees' assignment of technology to Hexcel by such employee or obligations with respect to or otherwise relating to the Hexcel Intellectual Property other than the Base Technology (except as permitted under the Base License).

            (f) Simultaneously with the Closing, Hexcel shall deliver to Northrop any and all employee records relating to the Hired Employees so long as Hexcel has received such an employee's authorization with respect thereto.

            (g) If, after the Closing, it is determined that any employees of Hexcel were omitted from the list of Hired Employees set forth on SCHEDULE 7.20 and such employees should have been included thereon, at Northrop's option, Hexcel and Northrop agree that Northrop may hire such employee, Hexcel agrees to release such employee in the same manner contemplated herein, and such employee shall otherwise be considered a Hired Employee for purposes hereof.

       9.4 CONSENTS. Hexcel and Northrop shall each use all reasonable efforts to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications, and orders of governmental authorities and parties to Contracts as are necessary to be obtained for the consummation of the transactions contemplated hereby other than those which, if not obtained, would not, in the aggregate, have a material adverse effect on any of the parties to the Transaction Agreements or the transactions consummated thereby.

       9.5 FULFILLMENT OF CONDITIONS PRECEDENT. Hexcel and Northrop shall each use all reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated hereby applicable to it to be fulfilled as soon as practicable after the date hereof.

       9.6  RIGHTS TO USE INTELLECTUAL PROPERTY.

            (a) Hexcel covenants and agrees with Northrop that Hexcel shall not at any time after the Closing Date use any EMT Technology except as provided in the EMT License. Hexcel further agrees that any breach or threatened breach by it of any provision of this Section 9.6 shall entitle Northrop, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting any bond or other security.

            (b) To enable Northrop to operate the Chandler Business after the Closing, Hexcel hereby licenses to Northrop on a perpetual, royalty-free basis, the use of the Hexcel Trade Names for (i) the B-2 Contract, (ii) the Assumed Agreements and (iii) any contract for the same or similar products or services as provided for in (i) and (ii) for the same customer or its Affiliates. In the case of clause (iii) of the immediately preceding sentence, Northrop agrees that in conjunction with such use, Northrop shall provide notice of Hexcel's ownership of the Hexcel Trade Names.

            (c) Hexcel covenants and agrees that it will not now or in the future assert in any manner, nor will it do anything, either directly or indirectly, or aid or assist any other Party to do anything, either directly or indirectly, to assert, that the EMT Technology or any modifications, improve-ments or enhancements made thereto by Northrop violates or infringes upon Hexcel's rights in (i) the Materials and Hexcel's graphite technologies, aluminum technologies and composites technologies or (ii) in the case of other Hexcel Intellectual Property, so long as with respect to any products produced with any modifications, improvements or enhancements made to the EMT Technology by Northrop, the ultimate purchaser of such product would not have purchased such product but for the application of EMT Technology.

       9.7 CONFIDENTIALITY. Northrop agrees that, regardless of whether the transactions contemplated by the Transaction Agreements are consummated, Northrop, its directors, officers, employers, representatives and agents shall remain bound by the terms and conditions of the Confidentiality Agreement; PRO-VIDED, HOWEVER, in the event that the transactions contemplated by the Transaction Agreements are consummated, the terms of the Confidentiality Agreement shall not apply to Northrop to the extent that such agreement relates to the Chandler Business, the EMT Technology or the Base Technology (except as provided in the Base License); PROVIDED FURTHER, HOWEVER, the foregoing and the following clause shall not be deemed to affect the confidentiality provisions contained in the EMT License and the Base License. Northrop acknowledges that included within the documents and records of the Chandler Business that will be turned over to Northrop on the Closing Date may be information relating to Excluded Assets and Hexcel Intellectual Property (other than Base Technology) ("EXCLUDED CONFIDENTIAL INFORMATION"). Northrop agrees that (except as authorized in writing by Hexcel or required pursuant to legal or administrative process after notice to Hexcel with an opportunity to oppose, at Hexcel's expense) Northrop shall not, and shall not suffer or permit, any of its subsidiaries or Affiliates or any of its or their officers, directors, employees, agents or representatives to use, reveal, divulge or make known to any Person, any Excluded Confidential Information. Northrop agrees that if after the Closing Date it shall discover any Excluded Confidential Information in its possession or in the possession of any of its representatives, subsidiaries or Affiliates, it shall forthwith deliver the same to Hexcel (except with respect to any information relating to the Base Technology). Northrop further agrees that any breach or threatened breach by it of any provision of this Section 9.7 shall entitle Hexcel, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting any bond or other security.

       9.8 HSR ACT. If applicable, as promptly as practicable, after the execution hereof, Hexcel and Northrop shall make any and all filings required to be made under the HSR Act. Hexcel and Northrop shall furnish each other such necessary information and reasonable assistance as the other may request in connection with the preparation of their necessary filings or submissions under the provisions of the HSR Act. Except as otherwise provided for herein, each of the parties shall bear its costs of complying with the requirements of the HSR Act.

       9.9 DAMAGE OR DESTRUCTION. Until the Closing, all risks of loss or damage to the Assets shall be borne by Hexcel and, after the Closing, shall be borne by Northrop. If any of the Assets material to the Chandler Business taken as a whole shall be damaged or destroyed by fire or other cause prior to the Closing, Hexcel shall immediately notify Northrop and furnish Northrop with a written statement identifying the Assets and the amount of insurance, if any, payable on account thereof. In the event of such damage or destruction, Northrop may elect to (a) terminate this Agreement, (b) to require that Hexcel use such insurance proceeds to restore or replace such Assets to their condition on the date of this Agreement or (c) to accept such Assets in their destroyed or damaged condition in which event any insurance proceeds payable to Hexcel with respect to such Assets shall be assigned to Northrop.

       9.10 NOTICE OF DEVELOPMENTS. Hexcel will give prompt written notice to Northrop of any material development affecting the Assets or the Chandler Business. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

       9.11 ENVIRONMENTAL ASSESSMENT. Between the date hereof and the Closing Date, Northrop shall be entitled to (i) conduct an environmental investigation using any consultants as may be selected by Northrop (collectively, the "Consultants"), which may include a Phase I, Phase II and other appropriate investigations (collectively, the "Environmental Study"), in each case, to determine the environmental status of the Chandler Business with respect to past and present practices. Hexcel shall provide or cause to be provided to Northrop, the Consultants and Northrop's other representatives, access, upon reasonable notice, to the offices, properties (including for the purposes of testing), facilities and books and records of the Chandler Business; and (to the extent relevant to the Environmental Study) Hexcel shall furnish or cause to be furnished to Northrop, the Consultants and such representatives, the data and information such person may reasonably request including, but not limited to, environmental audits, assessments, reports and comparable documents prepared by Hexcel (or consultants retained on its behalf) and relating to the Chandler Business; and Hexcel shall instruct its employees, attorneys, consultants, representatives and agents to cooperate with Northrop, its Consultants and such representatives in connection with the Environmental Study.

       9.12 PURCHASE ORDERS. At the Closing, Hexcel shall assign and deliver to Northrop, and Northrop shall assume, all unfilled purchase orders outstanding as of the Closing Date which were extended by Hexcel in the ordinary course of business consistent with past practice with respect to the Northrop Contract and the Assumed Agreements.

       9.13  BANKRUPTCY MATTERS.

            (a) Hexcel shall promptly prepare and file an appropriate application to the Bankruptcy Court to seek approval of the transactions contemplated in this Agreement. In particular, Hexcel shall apply to the Bankruptcy Court for authority to sell, for authority to assign, and for authority to assume and assign pursuant to Sections 363 and/or 365 of the Bankruptcy Code, for such other relief as is appropriate, and shall apply to the Bankruptcy Court for issuance of the Bankruptcy Court Orders and the Findings of Fact.

            (b) Hexcel shall provide to Northrop's counsel drafts of all applications, notices of application and forms of orders and forms of findings of fact and conclusions of law and shall cooperate with Northrop's counsel in connection with the provisions thereof. Such documents shall be provided to Northrop so that Northrop and its counsel shall have adequate time to review and comment upon such documents, and such documents shall reflect all reasonable comments of Northrop and its counsel thereto.

            (c) Subject to the provisions of Section 9.13(e), in the event that Northrop is outbid in the Bankruptcy Case with respect to the sale of the Assets, Hexcel shall reimburse Northrop for all of Northrop's costs and expenses (including the actual fees and expenses of Northrop's counsel, accountants, investment bankers, and other professional persons), whether or not this Agreement is terminated, which expenses arise from or are incurred in connection with the negotiation, documentation and implementation of this Agreement and the Bankruptcy Court's approval thereof, including all costs and expenses of Northrop in connection with its due diligence investigation of the Chandler Business and the Assets to be purchased. Any claim for reimbursement under this section shall be paid by Hexcel within ten (10) days after receipt by Hexcel of an invoice from Northrop therefor. Such claim shall be treated as allowed administrative expense in the case under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code.

            (d) Subject to the provisions of Section 9.13(e), in the event that the Assets are sold to a person other than Northrop pursuant to a Bankruptcy Court Order entered in the Bankruptcy Case approving such sale (except if Northrop shall have theretofore terminated this Agreement), Hexcel shall, in addition to the provisions of paragraph (c) above, pay to Northrop from the proceeds of such sale an upset fee in the sum of Five Hundred Thousand Dollars ($500,000.00) ("Upset Fee"). The Upset Fee shall be paid in consideration of Northrop's time and effort in investigating and negotiating the purchase of the Assets pursuant to this Agreement and the transactions contemplated hereby, which the parties hereto agree to be a reasonable dollar estimate and reflection of such time and effort. Payment of the Upset Fee is conditional upon Northrop being outbid in Hexcel's Bankruptcy Case for the sale of the Assets.

            (e) Hexcel's obligations under Sections 9.13(c) and (d) are subject to receipt by Hexcel of an order from the Bankruptcy Court in the Bankruptcy Case approving such provisions.

       9.14  HEXCEL TECHNICAL SERVICES.

            (a) After the Closing, Hexcel agrees to provide such technical services (which are not of the type provided for in the Supply Agreement), including the provision of its employees to assist Northrop in using the Assets and the Base Technology, as reasonably requested by Northrop from time to time. Such services will be free of charge pursuant to the terms of the Services Agreement. Hexcel's obligation to provide the technical services free of charge shall terminate twelve (12) months after Northrop becomes obligated to pay Hexcel any portion of the Transition Insurance Amount then remaining (other than any portion to be retained by Northrop pursuant to Section 3.4(a)), at which time, Hexcel shall provide such services on a time and materials basis pursuant to purchase orders issued by Northrop.

            (b) To the extent any of the systems to be provided by Hexcel under the Services Agreement are licensed from third parties, Hexcel agrees to provide the use of such systems to Northrop at no charge for six (6) months after the Closing. Thereafter, if Northrop desires the use of such systems, Hexcel shall provide the use of such systems to Northrop at a charge equal to any incremental cost to Hexcel charged by the relevant vendor resulting from Northrop's use of the systems.

       9.15  HRP MACHINES AND OTHER ASSETS.

            (a) Title to the HRP Machines and certain other assets owned by Hexcel that are located at Hexcel facilities other than the Chandler Facility that are set forth on SCHEDULE 9.15 (the "Leaseback Assets") shall be transferred to Northrop in the manner contemplated herein effective as of the Closing. Simultaneously with the Closing, Northrop will lease the Leaseback Assets to Hexcel on terms and conditions provided for in the Equipment Lease in the form of EXHIBIT 2 hereto (the "Equipment Lease"). Upon termination of the Equipment Lease, Hexcel shall return the Leaseback Assets to Northrop and Northrop shall have full use of the Leaseback Assets without any obligation to Hexcel with respect to such Leaseback Assets.

            (b) Pursuant to the terms of the Supply Agreement, Hexcel agrees to supply Northrop with the products and services provided using the Leaseback Assets at most favored customer rates (except rates used in special circumstances) on a timely basis and, subject to the provisions of Section 9.16, to meet all of Northrop's requirements in connection therewith. Hexcel further agrees to train Northrop personnel to utilize the Leaseback Assets for all necessary purposes, as reasonably requested by Northrop from time to time, which may be as often as quarterly.

       9.16 BASE TECHNOLOGY CARVE-OUT ITEMS. Northrop agrees to purchase from Hexcel pursuant to the terms of the Supply Agreement Northrop's requirements for items and services set forth on a schedule thereto (the "Base Technology Carve-Out Items") subject to the following limitations: (1) Northrop's obligation to purchase shall only commence six months after the Closing Date although Northrop may so purchase prior to the end of that time period; (2) Northrop may at any time during the term of the Supply Agreement on a periodic basis manufacture so much of the Base Technology Carve-Out Items or provided the services called for therein as Northrop determines in its reasonable discretion is necessary to assure itself that it has the capacity to manufacture those items or provide such services; (3) such obligation shall terminate if Hexcel ceases to do business, (4) such items and services will be purchased at most favored customer rates (except rates used in special circumstances), and (5) subject to the foregoing and the terms of the Supply Agreement, Hexcel shall meet all of Northrop's requirements for such items.

       9.17 TITLE AND TITLE INSURANCE. At the Closing, Hexcel shall deliver to Northrop for the Owned Real Property an American Land Title Association ("ALTA") owner's policy extended coverage form of title insurance (together with an ALTA Survey) and the endorsements listed on SCHEDULE 9.17 in form and substance satisfactory to Northrop (an "Owned Real Property Title Policy"), with liability in a face amount equal to the value assigned to the Owned Real Property pursuant to the allocation provided for in Section 3.1, insuring fee simple title to each such parcel in Northrop subject only to Permitted Liens.

       9.18 CONVEYANCE OF TITLE TO REAL PROPERTY. At the Closing, Hexcel shall convey fee title to the Owned Real Property to Northrop by a limited warranty deed or deeds, and shall have issued the Owned Real Property Title Policy, free and clear of all Liens except for Permitted Liens and any other exceptions to title permitted here.

       9.19  RELEASES.

            9.19.1 HEXCEL RELEASE OF NORTHROP. Subject to the Closing, except for (i) the obligations created or provided for in the Transaction Agreements (or any agreement contemplated thereunder), (ii) the obligations of Northrop and its wholly-owned subsidiaries to pay for services performed or products delivered by Hexcel prior to the Closing Date, (iii) the obligations incurred after the Closing Date by Northrop or its wholly-owned subsidiaries under any contract which remains effective after the Closing Date, Hexcel hereby (on its own behalf and on behalf of its Affiliates, successors and assigns) irrevocably generally releases Northrop and its subsidiaries, successors, assigns, officers, directors, agents, attorneys, employees and Affiliates from any and all claims, demands, liabilities, suits, cross-complaints, debts, damages, offsets and assertions of any kind or nature whatsoever, including, but not limited to, any such claims under the Northrop Contract.

            9.19.2 NORTHROP RELEASE OF HEXCEL. Subject to the Closing, Northrop hereby (on its own behalf and on behalf of its Affiliates, successors and assigns) (i) irrevocably specifically releases Hexcel and its subsidiaries, officers, directors, agents, attorneys, employees and Affiliates from any and all claims, demands, liabilities, suits, cross-complaints, debts, damages, offsets and assertions of any kind or nature whatsoever, which relate exclusively to Hexcel's continuing obligation to produce parts for Northrop (and any previous failure to do so) pursuant to the Northrop Contract and Hexcel's warranty obligations to Northrop with respect to any parts produced thereunder, and (ii) agrees to withdraw the claim Northrop (but not its Affiliates) filed in the Bankruptcy Case.

            9.19.3 WAIVER OF CIVIL CODE SECTION 1542. Hexcel and Northrop, and each of its respective Affiliates, specifically waive the benefits and provisions of Section 1542 of the California Civil Code or any similar statute in any state that provides as follows:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

            9.19.4 RELEASES CONTINGENT UPON CLOSING. The releases granted hereby are contingent in their entirety upon the Closing.

            9.19.5 NO RELIANCE ON OTHER PARTY. Hexcel and Northrop hereby acknowledge and agree that in providing the releases in this Section 9.19, they have conducted such investigations as they have deemed necessary and appropriate, and except as provided for herein or in any other Transaction Agreement, they have not relied on any other representations of the parties. As a result of the foregoing, any facts discovered subsequent hereto shall not be grounds for rescission of the releases provided for in this Section 9.19.

       9.20 PAYMENT OF EXPENSES. Hexcel shall be responsible for the payment of (i) all documentary transfer taxes and other fees payable upon recordation of the limited warranty deeds; (ii) all expenses incurred in connection with obtaining the Owned Real Property Title Policy including, without limitation, the surveys and the cost of title searches and other local land recording fees; and (iii) all escrow fees.

       9.21 ADVANCE AGREEMENT AND AUGUST 4 AGREEMENT. Hexcel and Northrop acknowledge and agree that the Advance Agreement and August 4 Agreement shall remain in full force and effect through the Closing Date or the prior termination of this Agreement and Hexcel shall continue to produce and deliver products to Northrop on a timely basis through such date as contemplated therein.

       9.22 COMANCHE CONTRACT; BIDS. Northrop and Hexcel agree to cooperate with each other with respect to (i) all discussions and negotiations with The Boeing Company as to matters relating to the Comanche Contract, and (ii) the modification or rejection of any outstanding Bid.

       9.23 PRODUCT WARRANTIES. In the event Hexcel requires the use of any Assets sold to Northrop hereunder in fulfilling Hexcel's product warranties and guarantees extended with respect to the Chandler Business, Northrop agrees to subcontract with Hexcel to perform such work on a basis which does not interfere with Northrop's use of the Assets, and Hexcel shall reimburse Northrop pursuant to the terms of a subcontract to be negotiated between the parties on commercially reasonable terms.

       9.24 HONEYCOMB CORE MATERIALS. The parties recognize that the composition of matter and related Intellectual Property for honeycomb core in its natural, unmodified form designated by the trade names HRP Flex, HRP Hex, HRH-327, HFT, HRH-10, CECORE and TPH as set forth in Schedule B (collectively, the "Materials") might otherwise be considered EMT Technology. Despite the foregoing, the parties hereby agree that such Materials shall be considered Base Technology, and that, notwithstanding anything in this Agreement, Hexcel may make, use and sell the Materials in any cell size and/or density for any purpose, except that it may not alter the Materials by the addition of ohmic or magnetic additives (except as permitted under the EMT License). As provided for in the Base License, Northrop shall only be entitled to make, have made (except as provided in the Base License), use and sell the Materials so long as, in addition to altering the cell size or density of the relevant products should Northrop choose to do so, or making other changes with respect thereto, Northrop incorporates EMT Technology in conjunction therewith. Hexcel and Northrop further agree that any breach or threatened breach by it of the foregoing provisions shall entitle the other party, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without positing any bond or other security.

       9.25 CERAMIC HONEYCOMB. Hexcel agrees to use its good faith best efforts to obtain the consent of all interested Persons to allow Northrop to obtain a license to use Hexcel's patent no. 5,078,818 (the "Hexcel Ceramic Patent") and data related thereto and once such consent or approval is obtained, Hexcel hereby agrees to amend the Base License to include the Hexcel Ceramic Patent and related data in the Base Technology licensed to Northrop thereunder as it relates to non-oxide ceramic compositions of matter. In the event Hexcel is unable to obtain the consent to license Northrop the Hexcel Ceramic Patent as set forth above prior to the Closing or in the event the patent to be applied for pursuant to the provisions of Section 11.2(p) covering ceramic honeycomb with controllable ohmic loss properties is objected to by a Person or is disal-lowed by the United States Patent and Trademark Office solely based upon the prior art in the Hexcel Ceramic Patent, Hexcel agrees to include ceramic honeycomb as one of the items to be supplied to Northrop pursuant to the Supply Agreement, PROVIDED, HOWEVER, upon receipt of the above-referenced consent and the referenced patent is issued, the parties agree to amend the Supply Agreement to delete ceramic honeycomb as one of the items to be supplied thereunder.

       9.26 CECORE MACHINE. During the three (3) year period following the Closing Date, Hexcel shall, upon the written request of Northrop, lease to Northrop a CECORE TM Machine of mutually agreed upon design ("Machine) for use in connection with manufacturing the materials designated by the trade name "CECORE." Upon such request, the parties shall enter into a lease upon mutually agreeable terms which shall include the following provisions:

            (a) The aggregate amount of lease payments during the first year of the lease term will be no more than the actual out-of-pocket costs incurred by Hexcel in constructing the Machine (with such costs being evidenced by appropriate documentation) and such payment shall be due in twelve (12) equal monthly installments commencing upon delivery of the Machine to Northrop;

            (b) The amount of the annual lease payments thereafter shall be at an annual rate equal to 10% of the amount paid pursuant to paragraph (a) above, which payments shall be made on a monthly basis;

            (c) The lease shall be terminable by Northrop at any time after the first year upon ninety (90) days prior written notice;

            (d)  Hexcel shall retain title to the Machine;

            (e)  Northrop shall own any improvements to the Machine;

            (f) In the event Hexcel shall be liquidated under the Bankruptcy Code, sell substantially all of its assets or desire to sell the Machine, Northrop shall have the option to purchase the Machine for $1.00; and

            (g) Northrop shall maintain as confidential, in accordance with the terms of the Base License, any Intellectual Property owned by Hexcel used in the construction and/or the operation of the Machine.

            9.27 CONFIDENTIALITY AND/OR SECRECY AGREEMENTS. Following the Closing, upon Northrop's written request, Hexcel agrees to take such steps that are reasonably necessary in order to make available to Northrop any "Confidentiality and/or Secrecy Agreements" (a list of which has been previously provided in writing to Northrop) that are not Assumed Agreements and, if so requested, Hexcel shall use its best efforts to obtain consent of the relevant party and if so obtained, shall assign any such agreement to Northrop. Once such Confidentiality and/or Secrecy Agreement is appropriately assigned to Northrop, Hexcel shall provide to Northrop all records, (including bid files) related thereto, to the extent such records relate to the Chandler Business, except if such records relate solely to Base Technology and except for any pricing data with respect to Structural Core.

       9.28 PURCHASE ORDERS. Immediately prior to the Closing, Hexcel shall provide to Northrop copies of all purchase orders issued by Hexcel's Chandler Facility to other businesses and facilities owned by Hexcel ("Internal Purchase Orders"). Northrop shall be entitled to designate those Internal Purchase Orders that it wants converted to purchase orders to be treated as if issued by Northrop to such of Hexcel's facilities or businesses. Hexcel agrees to perform pursuant to the terms of any such converted Internal Purchase Orders. Hexcel hereby agrees from the date hereof to the Closing Date to continue to issue Internal Purchase Orders and purchase orders to third party vendors to enable the Chandler Business to operate in its normal course and to provide sufficient materials on the Closing Date in order to enable Northrop to meet the delivery dates provided for in the master operating schedule agreed to by Hexcel and Northrop with respect to the Northrop Contract.

10.  INDEMNIFICATION BY NORTHROP AND HEXCEL.

       10.1 INDEMNIFICATION BY NORTHROP. Northrop shall indemnify and hold harmless Hexcel, each Affiliate, successor (if any), officer, director, controlling person, employee and agent of Hexcel from and against, and shall reimburse Hexcel for, any Damages arising from or in connection with:

            (a) any inaccuracies in any of the representations and warranties of Northrop in any Transaction Agreement or in any certificate delivered by Northrop pursuant to any Transaction Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty;

            (b) any failure by Northrop to perform or comply with any agreement made by it under any Transaction Agreements;

            (c) any failure by Northrop to perform any obligations or Liabilities under the Assumed Agreements except in the event Northrop would have been indemnified by Hexcel under any Transaction Agreement for such obligation or Liability or Damages result in any way from Hexcel's action or inaction; or

            (d) any claim made by a Hired Employee relating to his or her employment relationship with Northrop after the Closing Date so long as such claim is not based upon any of Hexcel's actions or inactions prior to the Closing Date, other than if such claim against Hexcel relates to the employee files delivered to Northrop hereunder, but then only to the extent such claim so relates.

       10.2  INDEMNIFICATION BY HEXCEL.

            10.2.1 INDEMNIFICATION. Hexcel shall indemnify and hold harmless Northrop, each Affiliate, successor (if any), officer, director, controlling person, employee and agent of Northrop, from and against, and shall reimburse Northrop for, any Damages arising from or in connection with:

                 (a) any inaccuracies in any of the representations and warranties of Hexcel in any Transaction Agreement or in any certificates delivered by Hexcel pursuant to any Transaction Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty;

                 (b) any failure by Hexcel to perform or comply with any agreement made by it under any Transaction Agreement; or

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

                 (c)  the Retained Liabilities.

       10.3 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by an indemnified party of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in Damages, the party receiving such notice (the "Indemnitee") shall give notice thereof to the other party (the "Indemnitor"). The notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered by Indemnitee. The failure so to notify the Indemnitor shall not relieve it of any liability that it may have to Indemnitee except to the extent that Indemnitor demonstrates that the defense of such action is materially prejudiced thereby.

       10.4 OPPORTUNITY TO DEFEND. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; PROVIDED, HOWEVER, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defend such Asserted Liability, it shall within thirty
(30) days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor so elects, Indemnitor shall be obligated to defend such Asserted Liability until either (a) Indemnitor and Indemnitee agree otherwise or (b) a court of competent jurisdiction determines that Indemnitor does not have an obligation to indemnify Indemnitee. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as provided herein or contests its obligation to indemnify Indemnitee, Indemnitee may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which Indemnitor may have an indemnification obligation hereunder, without prejudice to any right it may have hereunder. The party which elects to compromise or defend any Asserted Liability pursuant to the foregoing provision shall control the matter subject to such provisions. In any event, once Indemnitor elects to defend any Asserted Liability, Indemnitee may participate, at its own expense from that point in time, in the defense of any Asserted Liability. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party, subject to any restriction of Applicable Law or that may be necessary to preserve the privilege of attorney-client communications, any books, records or other documents within such other party's control that are necessary or appropriate for such defense.

       10.5  LIMITATIONS ON LIABILITY.

            (a) Except as specifically provided for in the Transaction Agreements, Northrop's sole and exclusive remedy against Hexcel for any breach of a representation, warranty or covenant, or for the failure of Hexcel to perform or comply with any agreement made by it under any of the Transaction Agreements, and Hexcel's sole and exclusive remedy against Northrop for any breach of a representation, warranty or covenant, or for the failure of Northrop to comply with any agreement made by it under any of the Transaction Agreements, shall be a claim for indemnification made pursuant to and subject to the terms and conditions of Section 10.

            (b) All representations and warranties made by Hexcel and Northrop herein, in any other Transaction Agreements, or in any instruments or documents furnished in connection herewith or therewith shall survive the Closing without limit, subject to the expiration of any applicable statutes of limitations relating to any claim with respect thereto. Notwithstanding anything in this Agreement to the contrary, except as to claims relating to the Supply Agreement, the Equipment Lease, Services Agreement or Facility Agreement, neither party hereto shall be entitled to receive, nor shall the other party be obligated to pay, any amount of the indemnity obligations otherwise payable by such party to the other for any individual claim of (i) less than $2,500, and (ii) until the aggregate amount of all claims (other than claims of third parties relating to the Retained Liabilities) shall have reached $250,000, whereupon the entire amount in excess of $250,000 shall be payable under this Section 10.

            (c) Neither party shall be liable to the other for any punitive, consequential or other special damages; PROVIDED, HOWEVER, that nothing herein shall prevent or limit Northrop or Hexcel from recovering any fines, penalties or multiple Damages awarded or assessed by any court or Governmental Body with respect to any Assumed Agreements; PROVIDED, FURTHER, the foregoing shall not limit in any manner whatsoever either party's indemnification obligation hereunder for any Damages asserted by a third party, unless otherwise provided for in the Transaction Agreements.

            (d) If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

            (e) Hexcel and Northrop each hereby acknowledges that the breach of material terms contained herein (whether or not specifically designated as such) would cause irreparable damage and substantial prejudice to Hexcel and Northrop, as the case may be. Accordingly, notwithstanding any other provision hereof, Hexcel and Northrop agree that, in the event of any such breach hereunder which gives rise to a claim under this Section 10, each party shall have, in addition to its legal remedies, the right to injunctive relief, as permitted by law, to prevent the violation of its obligations hereunder.

       10.6 RIGHT OF SET-OFF. In order to secure payment of any claim of Northrop against Hexcel arising under the Transaction Agreements (other than the Supply Agreement or the Services Agreement), Northrop shall have the right to set-off payments which may be payable with respect to the Contingent Purchase Price or the Transition Insurance otherwise due Hexcel. If Northrop has a reasonable basis to believe that such a claim exists against Hexcel, Northrop may defer making any of the above-referenced payments, up to the amount of Northrop's claim, until resolution of such claim. Despite the foregoing and not-withstanding Section 3.4(a), Northrop may only defer such a payment with respect to a claim based upon a CAS violation if Northrop has received written notice asserting such a claim from a Governmental Body and Northrop has not previously otherwise held back sufficient funds to cover the claim. If any matter is subsequently decided adversely to Northrop, any amounts determined to be due from Northrop to Hexcel shall bear interest from the date such amount was due at the Reference Rate.

11.  CONDITIONS TO OBLIGATIONS OF EACH PARTY.

       11.1 CONDITIONS TO OBLIGATIONS OF HEXCEL AND NORTHROP. The parties' obligations to effect the Closing shall be subject to the satisfaction, or waiver thereof, at or before the Closing Date of the following conditions:

            (a) The Bankruptcy Court Orders shall have been entered with respect to Hexcel and shall be final and (i) no order staying the transactions contemplated by this Agreement shall then be in effect; (ii) all conditions and directions contained in the Bankruptcy Court Orders shall have been complied with to the extent necessary such that the Bankruptcy Court Orders are, and will remain, effective without any material modification thereto assuming continued compliance with the provisions thereof; and (iii) the Bankruptcy Court Orders shall not modify in any respect the terms and conditions of this Agreement or the transactions contemplated hereby other than such changes in terms and conditions as may be reasonably acceptable to Northrop.

            (b) The parties shall have entered into each of the Transaction Agreements, including, without limitation, the

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

License Agreements, Equipment Lease, Supply Agreement, Facility Agreement and Services Agreement and any other agreements contemplated hereby.

            (c) No action or proceeding shall have been instituted before or by any court or Governmental Body and remain pending before any court or Governmental Body seeking to enjoin, restrain or prohibit, and no order or directive shall have been issued by any court or Governmental Body which enjoins, restrains or prohibits the consummation of the transactions contemplated by the Transaction Agreements by Hexcel or Northrop.

            (d) To the extent applicable, all necessary filings under the HSR Act shall have been effected, all necessary approvals in connection therewith shall have been obtained, and all applicable periods waiting shall have elapsed.

            (e) As to existing open purchase orders, subject to receiving all appropriate documentation, Northrop shall have paid all invoices that are dated more than ten (10) days prior to the Closing Date.

            (f)  As to purchase order nos. 501776U, 501878U3, 501878U4, 703009E,
402502U8, 501878U1, Northrop and Hexcel shall have resolved any issues with respect to the related termination invoices and payment shall be made to the appropriate party, except in the event such resolution is subject to customer approval.

            (g) The parties shall have entered into an escrow agreement with a mutually selected escrowholder in order to effect the transfer of the Owned Real Property.

       11.2 CONDITIONS TO OBLIGATIONS OF NORTHROP. The obligation of Northrop to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver thereof, at the Closing Date, of the following additional conditions:

            (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Hexcel contained in this Agreement or in any other certificate or document delivered to Northrop pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Hexcel shall have delivered to Northrop a certificate to such effect signed by the Chairman of the Board, the Chief Executive Officer, any Vice-Chairman, the President or any Vice President of Hexcel.

            (b) HEXCEL'S PERFORMANCE. Each of the obligations of Hexcel to be performed by it on or before the Closing date pursuant to the terms of this Agreement shall have been performed in all material respects on or before the Closing Date and at the Closing Hexcel shall have delivered to Northrop a certificate to such effect signed by the Chairman of the Board, the Chief Executive Officer, any Vice-Chairman, the President or any Vice President of Hexcel.

            (c) AUTHORITY. All actions required to be taken by, or on the part of, Hexcel to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Hexcel.

            (d) OPINION OF HEXCEL'S COUNSEL. Northrop shall have been furnished at the Closing with an opinion of Hexcel's counsel, dated the Closing Date, addressed to Northrop, substantially in the form of EXHIBIT 3 hereto.

            (e) ADDITIONAL CLOSING DOCUMENTS OF HEXCEL. Northrop shall have received at the Closing the following documents, dated the Closing Date:

              (i) A copy of the certificate of incorporation of Hexcel duly certified as of a recent date by the Secretary of State of Delaware, and a certificate dated as of a recent date, executed by the appropriate officials of the States of Delaware, Arizona and California as to the good standing of Hexcel;

             (ii) Copies, certified by the Secretary or an Assistant Secretary of Hexcel of resolutions of the Board of Directors of Hexcel authorizing the execution, delivery and performance of the Transaction Agreements and the consummation of the transaction contemplated hereby;

            (iii) A list of all Hired Employees, the date each such employee commenced work there at and copies of the employment eligibility verification (U.S. Form I-9) and any documentation obtained by Hexcel to verify the information therein;

             (iv) Such deeds of conveyance, bills of sale, patent assignments in recordable form and other instruments of sale, transfer, conveyance, assignment and delivery covering the Assets or any part thereof as Northrop may reasonably require to assure the effective sale, transfer, conveyance, assignment and delivery to it of the Assets required to be transferred to Northrop under this Agreement;

              (v)  The Title Policy;

             (vi) Subject to any legal restrictions, a list of customers of the Chandler Business during the last three (3) years which list shall contain a contact person and a telephone number for each such customer; and

            (vii)  Such other documents as Northrop may reasonably request.

            (f) LICENSES, PERMITS AND CONSENTS. Northrop shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, security clearances, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and Persons pertaining to the Assets or Assumed Agreements as are necessary for the operation of the Chandler Business as currently conducted and the consummation of the transactions contemplated hereby (including without limitation, the licenses, permits, consents, approvals, authorizations, qualifications and orders set forth in
Section 7.3) have been obtained, other than those which, if not obtained, would not, in the aggregate, have a material and adverse effect on the transactions contemplated hereby or on the Assets or Northrop.

            (g) NO PROCEEDINGS OR LITIGATION. There shall not be threatened, instituted or pending any proceeding by or before any court or Governmental Body requesting or looking toward an order, judgment or decree which (i) restrains or prohibits the consummation of the transactions contemplated hereby, (ii) would have a material adverse effect on Northrop's ability to exercise control over or manage the Chandler Business taken after the Closing, or (iii) would have a material adverse effect on the Chandler Business taken as a whole.

            (h) HSR ACT. The waiting period under the HSR Act shall have expired or been terminated.

            (i) MATERIAL CHANGES. There shall have been no material adverse change in the Assets or in the financial condition, results of operations or business of the Chandler Business since January 1, 1993 (other than with respect to matters arising under the Bankruptcy Case). Hexcel shall not have suffered any loss (whether or not insured) by reason of physical damages caused by fire, earthquake, flood, wind, accident or other calamity or Act of God which, individually or in the aggregate, materially and adversely affects the value of the Assets. For the purposes of this Agreement, a "material adverse change" shall include, without limitation, any development or discovery of any material contingent or other liability not disclosed in the schedules hereto which might materially adversely affect the Assets, business, properties, assets or relations with customers, suppliers, distributors or employees of Hexcel that relates to the Chandler Business.

            (j) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Northrop under this Agreement shall be satisfactory in all reasonable respects to Northrop and its counsel.

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

            (k) DUE DILIGENCE. Prior to the Closing Date, Northrop shall have completed its due diligence relating to the Assets, financial condition, results of operations, business and prospects of the Chandler Business and, in each case, Northrop shall be satisfied, in its reasonable discretion, that the representations and warranties contained herein are accurate in all material respects.

            (l) KEY EMPLOYEES. On the Closing Date, Northrop shall have entered into mutually acceptable employment relationships with the Hired Employees, but in the event such a Hired Employee declines employment with Northrop, Hexcel may provide to Northrop a substitute employee of Hexcel reasonably acceptable to Northrop.

            (m) REJECTION OF CONTRACTS. Hexcel shall have satisfied its obligations under Section 6.4 and 9.22.

            (n) PPE BOOK VALUE. As of the Closing, the PPE Book Value shall be no less than Seventeen Million Dollars ($17,000,000.00) less any depreciation accrued between July 31, 1994 and the Closing Date.

            (o) SECURITY CLEARANCES. Northrop has received such security clearances as are necessary to operate the Chandler Facility and the Chandler Business.

            (p) EMT DISCLOSURES. As to the five (5) EMT Technology disclosures set forth on SCHEDULE E hereto, Hexcel shall have caused patent applications to be submitted to the United States Patent and Trademark Office and the out-of-pocket expense of preparation and prosecution thereof and filing fees related thereto shall be reimbursed to Hexcel by Northrop.

            (q) LIENS. Hexcel shall have removed all liens on the Assets other than those set forth on SCHEDULE 7.4 hereto, except those that are designated on such schedule to be removed on or prior to the Closing.

            (r) HEXCEL CERAMIC PATENT. Hexcel shall have used its good faith best efforts to obtain the consent of all interested Persons to allow Northrop to obtain a license to use the Hexcel Ceramic Patent and data related thereto.

            (s) FACILITY AGREEMENT. Hexcel shall have implemented the provisions of the Facility Agreement, including, but not limited to, erecting appropriate fences, etc.

            (t) SCHEDULE 7.15. The parties shall have reached agreement with respect to the contents of Schedule 7.15.

            (u)  PURCHASE ORDERS.  Northrop shall be reasonably satisfied that
(i) the Internal Purchase Orders and purchase

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orders to third party vendors that are outstanding as of the Closing Date which are to be assumed by Northrop and (ii) the Inventory, are sufficient to enable Northrop to meet the delivery dates provided for in the master operating schedule previously agreed to by Hexcel and Northrop with respect to the Northrop Contract.

            (v) SUPPLY AGREEMENT. Hexcel shall have provided to Northrop Schedule B to the Supply Agreement in a form reasonably satisfactory to Northrop. In addition, as to any products to be supplied by Hexcel to Northrop pursuant to the Supply Agreement, in the event Hexcel does not supply that product to any other party, Northrop and Hexcel shall have reached agreement as to the price of the product for calendar year 1995.

       11.3 CONDITIONS TO OBLIGATIONS OF HEXCEL. The obligation of Hexcel to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver thereof, at the Closing Date, of the following additional conditions:

            (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Northrop contained in this Agreement or in any document delivered pursuant thereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Northrop shall have delivered to Hexcel a certificate to such effect, signed by the President or any Vice President of Northrop.

            (b) PERFORMANCE OF COVENANTS. Each of the obligations of Northrop to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Northrop shall have delivered to Hexcel a certificate to such effect signed by the President or any Vice President of Northrop.

            (c) PAYMENT OF PURCHASE PRICE. Northrop shall have paid the Closing Date Payment to Hexcel at the Closing pursuant to Section 3.2 hereof.

            (d) AUTHORITY. All actions required to be taken by, or on the part of, Northrop to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Northrop.

            (e) OPINION OF NORTHROP'S COUNSEL. Hexcel shall have been furnished with an opinion of Northrop's counsel, dated as of the Closing Date, addressed to Hexcel, substantially in the form of EXHIBIT 4 hereto.

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

            (f) ADDITIONAL CLOSING DOCUMENTS OF NORTHROP. Hexcel shall have received at the Closing the following documents, each dated the Closing Date:

              (i) A copy of the certificate of incorporation of Northrop duly certified as of a recent date by the Secretary of State of Delaware, and a certificate dated as of a recent date, executed by the Secretary of State of Delaware, as to the good standing of Northrop;

             (ii) Copies certified by the Secretary or an Assistant Secretary of Northrop, of resolutions of the Board of Directors of Northrop authorizing the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby;

            (iii) Such instruments and agreements as Hexcel may reasonably require to assure the effective assumption of the Assumed Liabilities by Northrop; and

             (iv)  Such other documents as Hexcel may reasonably request.

12.  TERMINATION.

       12.1 TERMINATION. This Agreement may be terminated in a writing at any time prior to the Closing:

            (a)  By mutual agreement of Hexcel and Northrop;

            (b) By either Hexcel or Northrop if the Closing shall not have taken place on or before the Outside Date by reason of the failure of any Closing conditions under Section 11 hereof, provided that neither party may terminate this Agreement pursuant to this clause if the failure results primarily from such party's breach of a representation or warranty or its failure to fulfill any of its respective obligations under this Agreement shall have been the reason that the Closing Date shall not have occurred on or before such date;

            (c) By either Hexcel or Northrop, if there shall be any law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Hexcel or Northrop from consummating such transactions is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

            (d) By either Hexcel or Northrop, if: (i) any of the material representations or warranties of the other party contained herein or in any Schedule attached hereto shall prove to be inaccurate or untrue in any material

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

       respect; or (ii) any material obligation, term or condition to be performed, kept or observed by such other party hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement.

       12.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 12.1 hereof, this Agreement (other than the provisions of this section and Section 9.7, Section 15.9 and Section 15.14 hereof) shall forthwith become void and have no effect, without any further liability on the part of any party, except that if one of the parties has theretofore materially breached any of its obligations under this Agreement and such breach resulted in the termination, such party shall reimburse to the non-breaching party the documented expenses incurred by the non-breaching party in connection with the negotiation, execution and delivery of this Agreement.

13.  COVENANT NOT TO COMPETE; NON-SOLICITATION; NO HIRE.


       13.1 NORTHROP COVENANT. Northrop agrees that, in the event that the sale of the Assets to Northrop contemplated hereby is consummated, then for a period of five years after the Closing Date (the "Covenant Period"), Northrop shall not, directly or indirectly, without the express written consent of Hexcel, (A) engage in the manufacture or sale of structural honeycomb core, whether or not such core involves the use of the Base Technology ("Structural Core"), except if the manufacture or sale is permitted under the Base License,
(B) engage in the sale of the products set forth on Schedule 13.1 (which products have been more fully described in documents delivered by Hexcel simul-taneously with the execution of this Agreement), except if the manufacture or sale is permitted under the Base License, or (C) induce, invite, solicit or attempt to induce, invite or solicit any Retained Employee who is employed by Hexcel as of the Closing Date and is not subsequently terminated by Hexcel, to leave the employ of Hexcel; PROVIDED, HOWEVER, general advertisement for employees shall not be considered solicitation for purposes hereof; PROVIDED FURTHER, HOWEVER, the provisions hereof shall not be so construed as to prevent Northrop from acquiring, by way of merger, purchase of stock, acquisition of assets or any other transaction, any other entity or Person or their assets (the "Acquired Business") that is engaged in the manufacture or sale of Structural Core provided that (X) if at the time of such acquisition, the revenue from the sale of Structural Core by the Acquired Business represents less than thirty percent (30%) of the Acquired Business's gross revenues for the immediately preceding twelve (12) months, Northrop, but only through the Acquired Business, shall be entitled to manufacture or sell Structural Core during the Covenant Period or (Y) in the event that the sale of such Structural Core by the Acquired Business represents an amount equal to or greater than thirty percent (30%) of the Acquired Business's gross revenues for the immediately preceding twelve (12) months, Northrop either divests itself of the portion of the Acquired Business producing such revenues within one year from the date of acquisition or ceases such activities by such date. With respect to any Acquired Business, Northrop agrees that (i) employees of the Acquired Business will not be permitted access to the Base Technology, (ii) communications with Northrop personnel familiar with and having access to documents and other data relating to the Base Technology shall be prohibited,
(iii) other similar measures will be instituted to prevent release or commingling of such Base Technology with the business and operations of the Acquired Business and (iv) the Base Technology will not be used in the Acquired Business. Northrop and Hexcel hereby recognize that the foregoing provisions shall in no way prevent Northrop from manufacturing or selling anything (other than Structural Core) using its current assets or technologies or prevent Northrop in any way from competing with Hexcel other than with the Structural Core. In addition, Northrop agrees that throughout the Covenant Period it will not use the Assets or the Base Technology to compete with Hexcel's existing uncured prepreg products except that Northrop can produce such prepreg products as intermediates to assemblies and for purposes relating to EMT Technology.

       13.2 HEXCEL COVENANT. Hexcel agrees that, in the event that the sale of the Assets to Northrop contemplated hereby is consummated, then during the Covenant Period, Hexcel shall not, directly or indirectly, without the express written consent of Northrop, use (a) the Materials except as provided for in
Section 9.24, or (b) any Hexcel Intellectual Property owned by Hexcel now or in the future that enables the design, fabrication, testing and analysis of electromagnetically tailored materials and assemblies that are used to attenuate, alter, control and/or absorb electromagnetic energy in its various forms, from direct current through visible frequencies for Military Applications if, but for the application of such Intellectual Property, the ultimate purchaser would not have purchased the relevant product; PROVIDED, HOWEVER, Hexcel shall be permitted to use, make or sell oxide ceramics in any form. In addition, during the Covenant Period, Hexcel will not (and will cause its officers, directors, Affiliates, agents and representatives not to) directly or indirectly solicit any Hired Employee to terminate his or her employment with Northrop PROVIDED, HOWEVER, general advertisement for employees shall not be considered solicitation for purposes hereof, nor, during the term of the Facility Agreement, shall Hexcel, under any circumstances, hire any Hired Employee.

       13.3 GENERALLY. If any provision of this Section 13 is held to be invalid or unenforceable in any jurisdiction for any reason, such determination shall not affect the validity or enforceability of such provision in any other jurisdiction.

14.  SUPPLY AGREEMENT, FACILITY AGREEMENT AND SERVICES AGREEMENT.

            At the Closing, the parties shall enter into a certain (a) supply agreement in the form of EXHIBIT 5 hereto (the "SUPPLY AGREEMENT"), pursuant to which Hexcel shall agree to supply to Northrop, and Northrop shall agree to purchase, certain of its requirements for products and services as contemplated in Sections 9.15 and 9.16 hereof, (b) services agreement in the form of an
EXHIBIT 6 to be attached hereto prior to the Closing which shall be mutually agreed to by the parties (the "SERVICES AGREEMENT"), pursuant to which Hexcel shall agree to provide Northrop with certain services with respect to the operation of the Chandler Facility and the technical services contemplated in
Section 9.14 hereof and (c) facility agreement in the form of an EXHIBIT 7 to be attached hereto prior to the Closing which shall be mutually agreed to by the parties (the "FACILITY AGREEMENT"), pursuant to which Northrop will permit Hexcel access to the Chandler Facility and the use of certain equipment thereat.


15.  MISCELLANEOUS.

       15.1 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, each of Hexcel and Northrop agrees to, without further consideration, do, execute, acknowledge and deliver all such further acts, deeds, instruments of sale, transfers, conveyances, assignments and deliveries, consents, assurances, powers of attorney, as may reasonably be required to transfer to Northrop all right, title and interest in and to the Assets, to put Northrop in possession or control of the Assets, to assure and confirm the assumption by Northrop of the Assumed Liabilities, and otherwise in order to carry out the purposes and intent of this Agreement. In the event any Assets relating to the Chandler Business are discovered subsequent to the Closing, Hexcel shall immediately take such steps as are necessary to transfer such Assets to Northrop at no cost to Northrop. In the event Northrop or Hexcel hereafter discovers that any employees of Hexcel who are not Hired Employees are necessary to enable Northrop to operate the Chandler Business, Hexcel agrees to make available to Northrop the services of such employees and that, if Northrop so desires and the employee agrees, such employees may become employees of Northrop. In the event any assets are transferred to Northrop which, subsequent to the Closing, are determined not to constitute Assets relating to the Chandler Business, Northrop shall immediately take such steps as are necessary to transfer such assets to Hexcel.

       15.2 BINDING OBLIGATIONS. This Agreement is a legal, valid and binding obligation of Hexcel subject only to the final approval of the Bankruptcy Court. Upon receipt of the Final Bankruptcy Court Order, this Agreement will constitute the legal, valid and binding obligation of Hexcel enforceable against Hexcel in accordance with its terms.

       15.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (confirmed electronically), on the date given, (ii) if delivered by an overnight express mail service, on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, five (5) days after mailing, to the parties, their successors in interest or their permitted assignees at the following addresses or at such other addresses as the parties may designate by written notice in the manner aforesaid:

       If to Hexcel:    Hexcel Corporation
                        5794 W. Las Positas Boulevard
                        Pleasanton, California 94588
                        Attention: Rodney P. Jenks, Esq.
                        Facsimile: (510) 734-8611

                 with copy to:

                        Kronish, Lieb, Weiner & Hellman
                        1114 Avenue of the Americas
                        New York, New York 10036
                        Attention: Ralph J. Sutcliffe, Esq.
                        Facsimile: (212) 479-6275

               If to Northrop:

                        Northrop Grumman Corporation
                        1840 Century Park East
                        Los Angeles, California 90007
                        Attention: Albert F. Myers,
                          Vice President
                        Facsimile: (310) 201-3023

                 with copy to:

                        Northrop Grumman Corporation
                        1840 Century Park East
                        Los Angeles, California 90067
                        Attention: Richard R. Molleur,
                        Corporate Vice President
                          and General Counsel
                        Facsimile: (310) 201-3378

       15.4 THIRD PARTY BENEFICIARIES; BENEFITS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees or successors in interest including a trustee appointed pursuant to Chapter 7 or Chapter 11 of the Bankruptcy Code. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto and their respective permitted assignees, any rights, obligations or liabilities under or by reason of this

Agreement. The respective rights and obligations of either party hereto shall not be assignable by such party without the prior written consent of the other party, except that either party without such consent may assign its rights under this Agreement to (x) any wholly-owned subsidiary of such party; or (y) any successor in the event of a merger, reorganization, business consolidation, sale of all or substantially all its assets, liquidation or dissolution or, in the case of Northrop, the transfer of the B-2 Contract or an Additional B-2 Contract, provided that any such assignee hereunder must execute and deliver to such other party hereto prior to the effectiveness of the assignment an agreement reasonably satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all of the obligations and liabilities of the assigning party or the relevant obligations and liabilities relating to the assignment, but any such permitted assignment shall not relieve the assigning party of its obligations hereunder.

       15.5 JURISDICTION. The parties agree that, during the Bankruptcy Period, the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof. The parties further agree that, after the Bankruptcy Period, any action or proceeding with respect to such controversy or claim shall be brought against any of the parties in the courts of the State of California in Los Angeles County or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the Central District of California, and each of the parties hereby consents to the personal jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

       15.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly in that State.

       15.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

       15.8 PUBLICITY. Hexcel and Northrop agree that press releases and other announcements to be made by either of them prior to the Closing with respect to the transactions contemplated hereby shall be subject to mutual agreement, provided that at either party's request Hexcel and Northrop shall release a press release reasonably acceptable to both parties following the execution of this Agreement. Notwithstanding the foregoing, each of the parties hereto
(i) may respond to inquiries relating to the Transaction Agreements and the transactions contemplated thereby by the press, securities analysts, employees or customers, and (ii) may make such disclosure as, in its judgment, is required by or is advisable in light of any applicable law or rules of any stock exchange, without any notice to, or further consent of the other party.

       15.9  EXCLUSIVITY.

                 (a) During the period from the date of this Agreement to the Closing or the termination of this Agreement, Hexcel shall not, nor shall it authorize any officer, director, or employee of or any investment banker, attorney or other advisor, representative or agent of Hexcel to, directly or indirectly solicit or initiate any discussions with, provide any information to or negotiate with any Person other than Northrop (any such solicitations, discussions, furnishing of information or negotiations being referred to as "Alternative Negotiations" and any such Person other than Northrop being referred to as an "Alternative Purchaser"), concerning any merger, consolidation, sale of significant or substantial assets or similar transaction relating to the Chandler Business and the Assets (any such transaction being referred to herein as an "Acquisition Proposal").

                 (b) Notwithstanding the foregoing, Hexcel shall be permitted to undertake Alternative Negotiations with Northrop's consent or if the Board of Directors of Hexcel believes in good faith in the exercise of its fiduciary duties, after due inquiry and investigation, consideration of all relevant factors and consultation with counsel, that such Alternative Negotiations have a reasonable possibility (as determined pursuant to paragraph (c) below) of resulting in an Acquisition Proposal more favorable to Hexcel than the transactions contemplated herein.

                 (c) In determining whether Alternative Negotiations have a reasonable possibility of resulting in an Acquisition Proposal more favorable than that contemplated herein, it shall be conclusively presumed that such Acquisition Proposal shall not be so favorable, and Hexcel agrees that it shall not undertake Alternative Negotiations, unless the Alternative Purchaser (i) demonstrates that it has the financial ability (based on, among other things, its most recent financial statements, operating history and relationships with creditors and potential sources of financing) to consummate the Acquisition Proposal, (ii) agrees to assume the Northrop Contract, and (iii) proposes to consummate the Acquisition Proposal for Thirty-Five Million Dollars ($35,000,000.00) or more in a single transaction or series of related transactions.

                 (d) Hexcel shall immediately notify Northrop in writing if it proposes to engage in Alternative Negotiations or if it receives any Acquisition Proposal or request for information about Hexcel with respect to an Acquisition Proposal. Prior to engaging in Alternative Negotiations, Hexcel shall deliver to Northrop an officers' certificate certifying that the Board of Directors of Hexcel has determined that the Alternative Purchaser and the Acquisition Proposal satisfy the criteria set forth in paragraph (c) above.

                 (e) In the event Hexcel undertakes Acquisition Negotiations and terminates this Agreement, Hexcel shall (i) pay to Northrop a break-up fee in the sum of Five Hundred Thousand Dollars ($500,000.00) in consideration of Northrop's time and effort in investigating and negotiating the purchase of the Assets pursuant to this Agreement and the transactions contemplated thereby, which the parties hereto agree to be a reasonable dollar estimate and reflection of such time and effort, and (ii) reimburse Northrop for all of Northrop's reasonable costs and expenses (including the actual fees and expenses of Northrop's counsel, accountants, investment bankers, and other professional persons), which expenses arise from or are incurred in connection herewith, including without limitation all costs and expenses of Northrop in connection with the preparation and negotiation of the Transaction Agreements, and Northrop's due diligence investigation of the Chandler Business and the Assets. Any claim for payment under this section shall be paid by Hexcel within ten (10) days after receipt by Hexcel of an invoice from Northrop therefor. Such claim shall be treated as an allowed administrative expense in the Bankruptcy Case under Section 503(b) of the Bankruptcy Code and entitled to priority under
Section 507(a)(1) of the Bankruptcy Code. Hexcel's obligations under
Sections 15.9(a) and (e) are subject to receipt by Hexcel of an order from a Bankruptcy Court with respect thereto.

       15.10 COMPLETE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the other Transaction Agreements and the documents delivered or to be delivered pursuant to this Agreement and the other Transaction Agreements contain, or will contain, the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all prior oral and written negotiations, commitments, understandings and agreements with respect to the same subject matter. For purposes of the representations and warranties provided for herein, any information disclosed on any Schedule shall be deemed to be a disclosure with respect to any other Schedule.

       15.11 MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be amended only by written agreement of the parties hereto. From time to time prior to the Closing Date, Hexcel shall promptly supplement or amend any schedules hereto with respect to any matter hereafter arising which would have been required to be set forth or described in such a schedule which is necessary to correct any information in a schedule which has become inaccurate. No such supplement or amendment pursuant to this Section 15.11 shall have any effect for the purpose of determining Hexcel's satisfaction of any of the conditions set forth in
Section 11.2 hereof, must be reasonably approved of by Northrop and shall not be deemed to modify any representation or warranty of Hexcel.

       15.12 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       15.13 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

       15.14  EXPENSES OF TRANSACTIONS.  Hexcel shall be responsible for paying
(i) all sales, use and value added taxes arising out of the transfer of the Assets to Northrop pursuant to the terms of this Agreement, (ii) the costs of transfer, documentary, recording, notarial, registration, stamp and other similar taxes, fees and expenses (including but not limited to all applicable stock transfer, real estate transfer or gains taxes), and any penalties, interest or other additions to such taxes, (iii) the cost of title insurance for the Owned Real Property in connection with the transfer of the Owned Real Property being transferred to Northrop pursuant hereto. Except for the foregoing and as set forth in Sections 9.13(c), 9.13(d), 12.2 and 15.9, all other fees, costs and expenses incurred by Northrop or Hexcel in connection with the trans-actions contemplated by this Agreement shall be borne by the party incurring them.

       15.15 DISPUTE RESOLUTION. The parties acknowledge and agree that the dispute resolution provisions set forth in SCHEDULE 3 shall apply only to those matters specifically referred to hereunder, and that the parties shall have all other remedies at law or in equity otherwise available to them for other disputes.

       15.16 SUBSEQUENT DELIVERY OF SCHEDULE 7.15. The parties have elected to defer delivery of SCHEDULE 7.15 for a period of up to thirty (30) calendar days following the date hereof. Upon agreement with respect to the contents of such schedule, it shall be deemed to have been delivered as of the date of this Agreement.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in its corporate name by a duly authorized officer thereof, all as of the date first above written.

                              HEXCEL CORPORATION


                              By: __________________________

                              Name: ________________________

                              Title: _______________________



                              NORTHROP GRUMMAN CORPORATION


                              By: ____________________________

                              Name: __________________________

                              Title: _________________________

                                   SCHEDULE A


                             BASE LICENSE AGREEMENT



          THIS AGREEMENT is made as of ___________________, 1995, by and between HEXCEL CORPORATION ("Licensor"), a Delaware corporation, debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, with an office at 5794 W. Las Positas Boulevard, Pleasanton, California 34588 and NORTHROP GRUMMAN CORPORATION ("Licensee"), a Delaware corporation with an office at 1840 Century Park East, Los Angeles, California 90067.


                              W I T N E S S E T H :


          WHEREAS, Licensor is the owner of the Base Technology (as defined below);

          WHEREAS, Licensee desires to obtain from Licensor a non-exclusive license of and to the Base Technology to make, have made, use and sell the Licensed Products (as defined below) in accordance with the terms and conditions set forth herein; and

          WHEREAS, pursuant to a certain Asset Purchase Agreement, dated as of November 3, 1994, between Licensor and Licensee (the "Asset Purchase Agreement"), Licensor is obligated to grant to Licensee those certain rights embodied in this Agreement on a royalty-free basis and in accordance with the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the premises, agreements, covenants and conditions contained herein, the parties hereto hereby agree as follows:

1.   DEFINITIONS.

          The following terms shall have the meaning assigned to them below when used in this Agreement.

          1.1 "BASE TECHNOLOGY" means the Intellectual Property described on SCHEDULE B hereto.

          1.2 "CONFIDENTIAL PROPRIETARY INFORMATION" means the confidential scientific, business or financial information related to the Base Technology which (a) is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information, (b) has not been made available by Licensor to others without a confidentiality obligation,
(c) is not already known or available to the receiving party without a confidentiality obligation, and (d) is not required to be disclosed by law. Except for any patents, those items of Base Technology which constitute Confidential Proprietary Information are legended as "proprietary" on SCHEDULE B hereto.

          1.3 "LICENSED PRODUCT(S)" means any product which utilizes or incorporates the Base Technology (a) for use on a B-2 Contract, any contract in the B-2 Program, or any of the Assumed Agreements, (b) in conjunction with the application of EMT Technology, for any purpose whatsoever provided that but for the application of EMT Technology the ultimate purchaser of such product would not have purchased the product, (c) in the case of the Base Technology related to Licensor's end articles designated by the tradename "K" Foam, for any use whatsoever, or (d) as provided for in Section 9.16 of the Asset Purchase Agreement.

          1.4 "MILITARY APPLICATIONS" means applications, uses or developments embodied in any product, intermediate product or service principally sold to or used by any foreign or domestic military body or organization, or principally used in any program sponsored by or for any military body or organization.

          1.5 "PATENT RIGHTS" means any and all patent applications and patents listed on SCHEDULE B hereto, together with all other patents that have been issued or which may be issued in the future therefrom, including, without limitation, certificates of invention and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or additions of or to such patent applications and patent and any foreign counterparts thereof.

2.   USE OF DEFINED TERMS.

          Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Asset Purchase Agreement or any other Transaction Agreement.

3.   GRANT.

          (a) Subject to any restrictions of Applicable Law, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, irrevocable, non-exclusive, non-transferrable, royalty-free license of and to the Base Technology to make, have made (subject to the limitations set forth in Section 3(b) below), use and sell only the Licensed Products. Notwithstanding the foregoing, Licensee shall only be entitled to make, have made (as limited below), use and sell the Materials so long as, in addition to altering the cell size and/or density of the relevant product should Licensee choose to do so or making other changes with respect thereto, Licensee utilizes EMT Technology in conjunction therewith. Except for the transfer of the EMT Technology pursuant to the Asset Purchase Agreement, Licensor grants hereby no other rights whatsoever to Licensee to use any other Intellectual Property utilized by Licensor, whether currently existing or developed or acquired in the future, including, without limitation, any technology which performs the same or similar functions as Base Technology. Licensee shall have no rights to any modifications, improvements or enhancements of the Base Technology made by Licensor.

          (b) Licensee shall not have the right to sublicense its rights under this Agreement until any of the following shall have occurred at which time Licensee may only sublicense (on a royalty-free basis) its rights hereunder with respect to the Base Technology designated as Non-Chandler Base Technology on SCHEDULE B hereto ("Non-Chandler Base Technology"): (i) Licensor ceases to manu-facture honeycomb core using any Base Technology; or (ii) Licensee shall have
(A) exercised a Partial Termination Right (as defined in the Supply Agreement) (and, in such event, Licensee may sublicense its rights hereunder to the extent necessary to permit a third party to manufacture the Products (as defined in the Supply Agreement) and/or perform the Services (as defined in the Supply Agreement) as to which such Partial Termination Right has been exercised), (B) exercised its rights to purchase Products and/or Services from third parties upon the occurrence of a Force Majeure Event (as defined in the Supply Agreement), or (C) terminated the Supply Agreement in its entirety as provided in the Supply Agreement. In the event that Licensee shall obtain the right pursuant to this Section 3 to sublicense the Non-Chandler Base Technology (a "Sublicense"), Licensee may grant a Sublicense to any person or entity, subject to the provisions of Section 4 hereof.

4.   SUBLICENSING

          4.1 In the event Licensee is entitled to sublicense the Non-Chandler Base Technology hereunder, Licensee shall notify Licensor of each Sublicense granted to a third party within ten (10) Business Days after such Sublicense is granted. Such notice shall include the name and address of such third party.

          4.2 As a condition to Licensee granting a Sublicense, Licensee shall enter into a written sublicense agreement with the proposed sublicensee (the "Sublicensee"). Such sublicense agreement shall include, without limitation, provisions which provide in substance that:

               (a) Sublicensee shall acknowledge that Licensor owns the Confidential Proprietary Information;

               (b) Sublicensee shall be bound by the same duties, responsibilities and liabilities imposed upon Licensee pursuant to this Agreement, and Licensor shall be entitled to enforce its rights hereunder directly against Sublicensee;

               (c) Sublicensee shall give prompt notice to Licensor of the details of an infringement, misappropriation or unauthorized use or disclosure of the Non-Chandler Base Technology by any party and shall cooperate fully with Licensor with respect to any steps Licensor may take concerning such infringement, misappropriation or unauthorized use or disclosure;

               (d) Sublicensee shall use the Sublicense solely for the purposes of producing Licensed Products and any Products and Services (each as defined in the Supply Agreement and as to which the right of sublicense may apply under Paragraph 3(b)(ii) hereof) for Licensee; and

               (e) Sublicensee may not assign, transfer or further sublicense the Non-Chandler Base Technology.

5.   INTELLECTUAL PROPERTY.

          5.1 Licensor shall bear the cost of patent expenses in the prosecution and maintenance of the Patent Rights portion of the Base Technology.

          5.2 In the event that Licensor refuses to institute a suit that Licensee feels is reasonably required in order to protect the value of the license granted hereunder, Licensee shall have the right to institute such suit at its own expense in its own name. In such event, Licensor shall cooperate fully with Licensee at Licensee's expense.

          5.3 Any recovery obtained by either party as the result of any infringement proceeding, by settlement or otherwise, shall be the property of the party instituting suit.

6.   IMPROVEMENTS.

          Licensee shall have the right to modify, improve and enhance the Base Technology, and any such modification, improvement or enhancement, but not the underlying Base Technology, shall become the exclusive property of Licensee, and Licensor shall not have any rights with respect thereto.

7.   INDEMNIFICATION.

          7.1 Licensee hereby agrees to indemnify and hold Licensor harmless from any and all claims, actions, suits, liabilities, judgments, and expenses, in law or in equity, arising out of or resulting from (a) any claim relating to any product which is manufactured or produced by Licensee utilizing or incorporating the Base Technology except to the extent such claim is subject to Licensor's indemnification obligation in Section 7.2 below, (b) any breach by Licensee of its representations, warranties or obligations under this Agreement or (c) any breach by a Sublicensee of the representations, warranties or obligations under this Agreement to which Sublicensee is bound pursuant to the terms of the Sublicense.

          7.2 Licensor hereby agrees to indemnify and hold Licensee harmless from any and all claims, actions, suits, liabilities, judgments, and expenses, in law or in equity, arising out of or resulting from any breach by Licensor of its representations, warranties or obligations under this Agreement and claims based upon infringement of Rights of Others or the misappropriation of trade secrets resulting from the use of the Base Technology in accordance with the terms of the Base License (collectively, the "Claims"). Moreover, Licensor hereby further agrees, at its sole expense, to defend Licensee against any and all such Claims that may be brought against Licensee, including the payment of all reasonable attorneys' fees and costs incurred in connection with such defense. Licensor shall control such defense with counsel of its choice, but shall not settle any Claim without the consent of Licensee, which consent shall not be unreasonably withheld. Licensee shall provide reasonable cooperation to Licensor with respect thereto. As used in this Section 7, "Licensee" shall also include the officers, directors, agents and employees of Licensee and its Affiliates and, if applicable, Sublicensee.

          7.3 In respect of any Claim by a third party against Licensee as to which Licensee is entitled to indemnification by Licensor under this Section 7, Licensee shall give prompt written notice of such indemnification obligation to Licensor, stating the nature, basis and an estimate of the amount thereof (to the extent possible); provided, that failure of Licensee to give Licensor prompt notice as provided herein shall not relieve Licensor of any of its obligations hereunder except to the extent that Licensor demonstrates that the defense of such action is materially prejudiced thereby. Thereafter, Licensor shall have the right at its election to take over the defense or settlement of such Claim at its own expense by giving prompt written notice to the Licensee; PROVIDED, HOWEVER, that Licensor may not compromise or settle any such Claim without the consent of Licensee unless such compromise or settlement requires no more than a monetary payment for which Licensee is fully indemnified or involves other matters not binding upon Licensee. If Licensor so elects, Licensor shall be obligated to defend such Claim until either (i) Licensor and Licensee agree otherwise, or (ii) it is determined that Licensor does not have an obligation to indemnify Licensee. If Licensor does not give such notice or does not proceed diligently so to defend such Claim within thirty (30) days after receipt of the notice of such Claim (or sooner, if the nature of the Claim so requires), Licensor shall be bound by any defense or settlement that Licensee may make (without prejudice to any right Licensee may have hereunder) as to such Claim and shall reimburse Licensee for its losses and expenses related to the defense or settlement of such Claim. In the event Licensor assumes the defense of any matter, Licensor shall assume all past and future responsibility for defending such matter, including reimbursing Licensee for all prior reasonable expenses incurred in connection therewith. Licensee shall, at its option and expense, have the right to participate in the defense of any such Claim defended by Licensor and in settlement discussions.

8.   DURATION.

          This Agreement shall remain in effect in perpetuity; provided, however, that any rights or obligations arising under the Patent Rights shall expire upon the expiration of such Patent Rights.

9.   CONFIDENTIALITY

          9.1 All Confidential Proprietary Information disclosed under this Agreement will be disclosed in confidence and shall remain proprietary to Licensor. Licensee shall not disclose, nor permit to be disclosed by any of its sublicensees, agents or employees, the Confidential Proprietary Information to any other person or entity or use the Confidential Proprietary Information for Licensee's or any other person's or entity's benefit other than as permitted by this Agreement.

          9.2 Licensee shall take such precautions, contractual or otherwise, as shall be reasonably calculated to keep confidential the Confidential Proprietary Information and to prevent the unauthorized disclosure of the Confidential Proprietary Information. With respect to the Confidential Proprietary Information, Licensee shall utilize the standard of care which Licensee uses to protect its own proprietary information of the same type but is no case less than a reasonable standard of care. Disclosures of the Confidential Proprietary Information to employees or agents of Licensee shall be made only to the extent required for the effective use of the Base Technology. In the event Licensee acquires an Acquired Business, Licensee agrees to follow the procedures with respect to such Acquired Business set forth in Section 13.1 of the Asset Purchase Agreement.

10.  REPRESENTATIONS AND WARRANTIES.

          10.1 Licensor represents and warrants that, except as set forth on
SCHEDULE 7.18.1 hereto, it is the owner of the entire right, title and interest in and to the Base Technology.

          10.2 Each of Licensor and Licensee represents and warrants that it has the right to enter into this Agreement and that as to itself there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this Agreement.

          10.3 Each of Licensor and Licensee represents and warrants that, upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of each of Licensor and Licensee, enforceable against each of them in accordance with its terms.

11. REMEDIES UPON BREACH. Licensee hereby acknowledges that the breach of material terms contained herein (whether or not specifically designated as such) would cause irreparable damage and substantial prejudice to Licensor. Accordingly, Licensee agrees that, in the event of such breach or threatened breach hereunder, Licensor shall have, in addition to its legal remedies, the right to injunctive relief, as permitted by law, to prevent the violation of Licensee's obligations hereunder. However, in no event shall Licensor have the right to terminate this Agreement.

12.  MISCELLANEOUS.

          12.1 ENTIRE AGREEMENT; CONFLICT WITH ASSET PURCHASE AGREEMENT. Except as set forth in the Asset Purchase Agreement, this Agreement embodies all of the understandings and obligations between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, relating thereto. Notwithstanding the foregoing, in the event any terms or provisions of this Agreement should be in conflict with any terms or provi-sions of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.

          12.2 COVENANT. Hexcel covenants and agrees that it will not, now or in the future, assert in any manner, nor will it do anything, either directly or indirectly, or aid or assist any other Party to do anything, either directly or indirectly, to assert, that any modifications, improvements or enhancements made to the Base Technology by Northrop violates or infringes upon Hexcel's rights to its Structural Core.

          12.3 AMENDMENT. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their representative duly authorized officers.

          12.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Should any provision of this Agreement be invalid under the applicable law, such invalidity shall not affect any other provision of this Agreement but the remainder hereof shall be effective as though such invalid provision had not been contained herein.

          12.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contract made and to be performed in said state and the parties hereby submit to the jurisdiction of the state courts of, and the federal district courts located within, the State of California for such purposes.

          12.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns.

          12.7 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (confirmed electronically), on the date given, (ii) if delivered by an overnight express mail service on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, five (5) days after mailing, to the parties, their successors in interest or their permitted assignees at the following addresses or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          If to Hexcel:  Hexcel Corporation
                         5794 W. Las Positas Boulevard
                         Pleasanton, California 94588
                         Attention: Rodney P. Jenks, Esq.
                         Facsimile: (510) 734-8611

               with copy to:

                         Kronish, Lieb, Weiner & Hellman
                         1114 Avenue of the Americas
                         New York, New York 10036
                         Attention: Ralph J. Sutcliffe, Esq.
                         Facsimile: (212) 479-6275

          If to Northrop:

                         Northrop Grumman Corporation
                         1840 Century Park East
                         Los Angeles, California 90007
                         Attention: Albert F. Myers,
                           Vice President
                         Facsimile: (310) 201-3023

               with copy to:

                         Northrop Grumman Corporation
                         1840 Century Park East
                         Los Angeles, California 90067
                         Attention: Richard R. Molleur,
                           Corporate Vice President
                           and General Counsel
                         Facsimile: (310) 201-3378

          12.8 ASSIGNMENT. Neither this Agreement nor any of the rights granted by Licensor hereunder may be assigned or otherwise transferred by Licensee without the express written consent of Licensor prior to such assignment except that Licensee may assign its rights under this Agreement without Licensor's consent to (x) any wholly-owned subsidiary of Licensee, or (y) any successor in the event of a merger, reorganization, business consolidation, sale of all or substantially all its assets, liquidation or dissolution or the transfer of the B-2 Contract or an Additional B-2 Contract, provided that any such assignee hereunder must execute and deliver to Licensor prior to the effectiveness of the assignment an agreement reasonably satisfactory in form and substance to Licensor under which such assignee assumes and agrees to perform and discharge all of the obligations and liabilities of Licensee or the relevant obligations and liabilities relating to the assignment. Any such assignee shall be subject to the confidentiality provisions herein. Any assignment or transfer made by Licensee in violation of this provision shall be deemed null and void.

          12.9 HEADINGS. Any headings used in this Agreement are for reference only, are without substantive meaning and content of any kind whatsoever and do not form part of this Agreement, nor in any way affect its interpretation.

          12.10 WAIVER. None of the provisions of this Agreement shall be considered waived by any party unless such waiver is given expressly and in writing to the other party. The failure of a party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights or either party.

          12.11 SCHEDULES. All schedules attached hereto, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

          12.12 ATTORNEYS' FEES. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute.
In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

          12.13 TAXES. All taxes imposed as a result of the performance of the parties hereunder shall be borne and paid by the party required to do so by applicable law or treaty.

          12.14 INDEPENDENT CONTRACTOR. The parties hereto understand and agree that this Agreement does not make them an agent or legal representative of each other for any purpose whatsoever. Neither party hereto is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto, or to bind the other party hereto in any manner whatsoever. Both parties expressly acknowledge that Licensee is an independent contractor with respect to Licensor and that the parties hereto are not partners, joint venturers, employees or agents.

          12.15 EXCUSED NON-PERFORMANCE. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, both present and future, of any government having juris-diction over any of the parties hereto, and to orders, regulations, directions, or requests of any such government, or any department, agency, or court thereof, and to war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, not caused by the fault or negligence of the party asserting this provision. The parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is not the result of the fault or negligence of the party asserting this provision and is caused by any such law, order, regulation, directions, request or contingency.

          12.16 COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          12.17 FURTHER ASSURANCES. The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appro-priate, in order to carry out the intent and purpose of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         "LICENSOR"

                         HEXCEL CORPORATION



                         By ___________________________________
                            Name:
                            Title:


                         "LICENSEE"

                         NORTHROP GRUMMAN CORPORATION



                         By ___________________________________
                            Name:
                            Title:

                                    EXHIBIT 1

                              EMT LICENSE AGREEMENT



          THIS AGREEMENT is made as of ________________, 1995, by and between HEXCEL CORPORATION ("Licensee"), a Delaware corporation, debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, with an office at 5794 W. Las Positas Boulevard, Pleasanton, California 34588 and NORTHROP GRUMMAN CORPORATION ("Licensor"), a Delaware corporation with an office at 1840 Century Park East, Los Angeles, California 90067.


                              W I T N E S S E T H :


          WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement, dated as of November 3, 1994, between Licensor and Licensee (the "Asset Purchase Agreement"), Licensee has transferred all right, title and interest in and to the EMT Technology (as defined below);

          WHEREAS, Licensee desires to obtain from Licensor a non-exclusive license of and to the EMT Technology to make, use and sell the Licensed Products (as defined below) in accordance with the terms and conditions set forth herein; and

          WHEREAS, pursuant to the Asset Purchase Agreement, Licensor is obligated to grant to Licensee those certain rights embodied in this Agreement on a royalty-free basis and in accordance with the terms and conditions contained herein;

          NOW, THEREFORE, in consideration of the premises, agreements, covenants and conditions contained herein, the parties hereto hereby agree as follows:

1.   DEFINITIONS.

          The following terms shall have the meaning assigned to them below when used in this Agreement.

          1.1 "CONFIDENTIAL PROPRIETARY INFORMATION" means the confidential scientific, business or financial information related to the EMT Technology which a. is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information, b. has not been known or made available by Licensor to others without a confidentiality obligation; and c. is not required to be disclosed by law. Except for any patents, the Confidential Proprietary Information is set forth on SCHEDULE E hereto.

          1.2 "EMT TECHNOLOGY" means the Intellectual Property that enables the design, fabrication, testing and analysis of electromagnetically tailored materials and assemblies that are used to attenuate, alter, control and/or absorb electromagnetic energy in its various forms, from direct current through visible frequencies, including, without limitation, as set forth on SCHEDULE E hereto, which was acquired by Licensor from Licensee pursuant to the Asset Purchase Agreement.

          1.3 "LICENSED PRODUCT(S)" means any product or intermediate product that is produced by Licensee using the EMT Technology for ultimate use or application in products designed, developed, manufactured or contracted for Non-Military Applications.

          1.4 "MILITARY APPLICATIONS" means applications, uses or developments embodied in any product, intermediate product or service principally sold to or used by any foreign or domestic military body or organization, or principally used in any program sponsored by or for any military body or organization.

          1.5 "NON-MILITARY APPLICATIONS" means all applications other than Military Applications.

          1.6 "PATENT RIGHTS" means any and all patent applications and patents included in the EMT Technology, together with all other patents that have been issued or which may be issued in the future therefrom, including, without limitation, certificates of invention and any and all divisions, continuations, continuations-in-part, reissues, renewals, extensions or additions of or to such patent applications and patents and any foreign counterparts thereof.

2.   USE OF DEFINED TERMS.

          Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Asset Purchase Agreement.

3.   GRANT.

          Subject to any restrictions of Applicable Law, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a perpetual, irrevocable, non-exclusive, non-transferrable, royalty-free license of and to the EMT Technology (a) to make, use and sell the Licensed Products and (b) to use the EMT Technology to the extent necessary to complete that certain subcontract (a copy of which has been made available for Licensor's review) by and between Hexcel and General Electric relating to General Electric's prime contract no. F33615-91-C-3202, but not any modifications or follow-on contracts with respect thereto. Licensor grants hereby no other rights whatsoever to Licensee to use any other Intellectual Property utilized by Licensor, whether currently existing or developed or acquired in the future, including, without limitation, any technology which performs the same or similar functions as EMT Technology. Licensee shall have no right to sublicense its interest in the EMT Technology. Licensee shall have no rights to any modifications, improvements or enhancements of the EMT Technology made by Licensor.

4.   INTELLECTUAL PROPERTY.

          4.1 Licensor shall bear the cost of patent expenses in the prosecution and maintenance of the Patent Rights portion of the EMT Technology.

          4.2 In the event that Licensor refuses to institute a suit that Licensee feels is reasonably required in order to protect the value of the license granted hereunder, Licensee shall have the right to institute such suit at its own expense in its own name. In such event, Licensor shall cooperate fully with Licensee at Licensee's expense.

          4.3 Any recovery obtained by either party as the result of any infringement proceeding, by settlement or otherwise, shall be the property of the party instituting suit.

5. IMPROVEMENTS. Licensee shall have the right to modify, improve and enhance the EMT Technology, and any such modification, improvement or enhancement, but not the underlying EMT Technology, shall become the exclusive property of Licensee, and Licensor shall not have any rights with respect thereto.

6.   INDEMNIFICATION.

          6.1 Licensee hereby agrees to indemnify and hold Licensor harmless from any and all claims, actions, suits, liabilities, judgments, and expenses, in law or in equity, relating to (a) any product which is manufactured or produced by Licensee utilizing or incorporating the EMT Technology,
(b) Licensee's representations, warranties or obligations under this Agreement and (c) claims based upon an assertion that the EMT Technology that is utilized or incorporated in a product which is manufactured or produced by Licensor or the EMT Technology (by itself) infringes on the Rights of Others or the misappropriation of trade secrets relating thereto (collectively, the "Claims"). Moreover, Licensee hereby further agrees, at its sole expense, to defend Licensor against any and all such Claims that may be brought against Licensor, including the payment of all attorneys' fees and costs incurred in connection with such defense; PROVIDED, HOWEVER, in the event the settlement or other final determination of a Claim results in a payment to Licensor, Licensee shall be entitled to the reimbursement of its reasonable out-of-pocket expenses to the extent of such payment. Licensee shall control such defense with counsel of its choice, but shall not settle any Claim without the consent of Licensor, which consent shall not be unreasonably withheld. Licensor shall provide reasonable cooperation to Licensee with respect thereto. As used in this
Section 6, "Licensor" shall also include the officers, directors, agents and employees of Licensor and its Affiliates.

          6.2 In respect of any Claim against Licensor as to which Licensor is entitled to indemnification by Licensee under this Section 6, Licensor shall give prompt written notice of such indemnification obligation to Licensee, stating the nature, basis and an estimate of the amount thereof (to the extent possible); provided, that failure of Licensor to give Licensee prompt notice as provided herein shall not relieve Licensee of any of its obligations hereunder except to the extent that Licensee demonstrates that the defense of such action is materially prejudiced thereby. Thereafter, Licensee shall have the right at its election to take over the defense or settlement of such Claim at its own expense by giving prompt written notice to Licensor; PROVIDED, HOWEVER, that Licensee may not compromise or settle any such Claim without the consent of Licensor unless such compromise or settlement requires no more than a monetary payment for which Licensor is fully indemnified or involves other matters not binding upon Licensor. If Licensee so elects, Licensee shall be obligated to defend such Claim until either (i) Licensor and Licensee agree otherwise, or
(ii) it is determined that Licensee does not have an obligation to indemnify Licensor. If Licensee does not give such notice or does not proceed diligently so to defend such Claim within thirty (30) days after receipt of the notice of such Claim (or sooner, if the nature of the Claim so requires), Licensee shall be bound by any defense or settlement that Licensor may make (without prejudice to any right Licensor may have hereunder) as to such Claim and shall reimburse Licensor for its losses and expenses related to the defense or settlement of such Claim. In the event Licensee assumes the defense of any matter, Licensee shall assume all past and future responsibility for defending such matter, including reimbursing Licensor for all prior reasonable expenses incurred in connection therewith. Licensor shall, at its option and expense, have the right to participate in the defense of any such Claim defended by Licensee and in settlement discussions.

          6.3 The obligations under this Section 6 shall remain in effect after the expiration or termination of this Agreement, even though all of the other provisions of this Agreement have terminated.

7.   DURATION.

          This Agreement shall remain in effect in perpetuity; provided, however, that any rights or obligations arising under the Patent Rights shall expire upon the expiration of such Patent Rights.

8.   TERMINATION.

          8.1 Upon any material breach by Licensee under this Agreement, Licensor may terminate this Agreement by sixty (60) days' notice to Licensee, specifying the material breach, default or other defect. The termination will become effective at the end of the sixty (60) day period unless Licensee cures the breach during this sixty (60) day period.

          8.2 This Agreement may be terminated upon the mutual written agreement of Licensee and Licensor.

          8.3 If this Agreement is terminated under this Section 8, Licensee shall return all Confidential Proprietary Information and shall cease all further uses of the EMT Technology for any purpose.

          8.4 Notwithstanding any termination of this Agreement, all provisions regarding confidentiality shall continue in full force and effect without limitation as to time.

9.   CONFIDENTIALITY.

          9.1 All Confidential Proprietary Information disclosed or covered under this Agreement shall remain proprietary to Licensor. Licensee shall not disclose, nor permit to be disclosed by any of its agents or employees, the Confidential Proprietary Information to any other person or entity or use the Confidential Proprietary Information for Licensee's or any other person's or entity's benefit other than as permitted by this Agreement.

          9.2 Licensee shall take such precautions, contractual or otherwise, as shall be reasonably calculated to keep confidential the Confidential Proprietary Information and to prevent the unauthorized disclosure of the Confidential Proprietary Information. With respect to the Confidential Proprietary Information, Licensee shall utilize the standard of care which Licensee uses to protect its own proprietary information but in no case less than a reasonable standard of care. Disclosures of the Confidential Proprietary Information to employees or agents of Licensee shall be made only to the extent required for the effective and licensed use of the EMT Technology.

          9.3 The obligations under this Section 9 shall remain in effect after the expiration or termination of this Agreement, even though all of the other provisions of this Agreement have terminated.

10.  REPRESENTATIONS AND WARRANTIES.

          10.1 Each of Licensor and Licensee represents and warrants that it has the right to enter into this Agreement and as to itself that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with this Agreement.

          10.2 Each of Licensor and Licensee represents and warrants that, upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of itself, enforceable against each of them in accordance with its terms.

          10.3 The representations and warranties contained in this Section 10 shall remain in effect after the expiration or termination of this Agreement, even though all of the other provisions of this Agreement have terminated.

11.  REMEDIES UPON BREACH.

          Licensee hereby acknowledges that the breach of material terms contained herein (whether or not specifically designated as such) would cause irreparable damage and substantial prejudice to Licensor. Accordingly, Licensee agrees that, in the event of any such breach hereunder, Licensor shall have, in addition to its legal remedies, the right to injunctive relief, as permitted by law, to prevent the violation of Licensee's obligations hereunder.

12.  MISCELLANEOUS.

          12.1 ENTIRE AGREEMENT; CONFLICT WITH ASSET PURCHASE
AGREEMENT. Except as set forth in the Asset Purchase Agreement, this Agreement embodies all of the understandings and obligations between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, relating thereto. Notwithstanding the foregoing, in the event any terms or provisions of this Agreement should be in conflict with any terms or provisions of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.

          12.2 AMENDMENT. No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized officers.

          12.3 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Should any provision of this Agreement be invalid under applicable law, such invalidity shall not affect any other provision of this Agreement but the remainder hereof shall be effective as though such invalid provision had not been contained herein.

          12.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in said state and the parties hereby submit to the jurisdiction of the state courts of, and the federal district courts located within, the State of California for such purposes.

          12.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns.

          12.6 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (confirmed electronically), on the date given, (ii) if delivered by an overnight express mail service on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, five (5) days after mailing, to the parties, their successors in interest or their permitted assignees at the following addresses or at such other addresses as the parties may designate by written notice in the manner aforesaid:

               If to Hexcel:  Hexcel Corporation
                              5794 W. Las Positas Boulevard
                              Pleasanton, California 94588
                              Attention: Rodney P. Jenks, Esq.
                              Facsimile: (510) 734-8611

                    with copy to:

                              Kronish, Lieb, Weiner & Hellman
                              1114 Avenue of the Americas
                              New York, New York 10036
                              Attention: Ralph J. Sutcliffe, Esq.
                              Facsimile: (212) 479-6275

               If to Northrop:

                              Northrop Grumman Corporation
                              1840 Century Park East
                              Los Angeles, California 90007
                              Attention: Albert F. Myers,
                                Vice President
                              Facsimile: (310) 201-3023
                    with copy to:

                              Northrop Grumman Corporation
                              1840 Century Park East
                              Los Angeles, California 90067
                              Attention: Richard R. Molleur,
                                Corporate Vice President
                                and General Counsel
                              Facsimile: (310) 201-3378


          12.7 ASSIGNMENT. Neither this Agreement nor any of the rights granted by Licensor hereunder may be assigned or otherwise transferred by Licensee, except that Licensee may assign its rights hereunder without Licensor's consent to (x) any wholly-owned subsidiary of Licensee, (y) the surviving entity in the event of a merger or reorganization where Licensee is not the surviving party or
(2) the purchaser in the event of a sale of substantially all of Licensee's assets, provided that any such assignee hereunder must execute and deliver to Licensor prior to the effectiveness of the assignment and agreement reasonably satisfactory in form and substance to Licensor under which such assignee assumes and agrees to perform and discharge all of the obligations and liabilities of Licensee, but any such permitted assignment shall not relieve Licensee of its obligations hereunder. Any assignment or transfer made by Licensee in violation of this provision shall be deemed null and void.

          12.8 HEADINGS. Any headings used in this Agreement are for reference only, are without substantive meaning and content of any kind whatsoever and do not form part of this Agreement, nor in any way affect its interpretation.

          12.9 WAIVER. None of the provisions of this Agreement shall be considered waived by any party unless such waiver is given expressly and in writing to the other party. The failure of a party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of either party.

          12.10 SCHEDULES. All schedules attached hereto, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

          12.11 ATTORNEYS' FEES. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute.
In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

          12.12 TAXES. All taxes imposed as a result of the performance of the parties hereunder shall be borne and paid by the party required to do so by applicable law or treaty.

          12.13 INDEPENDENT CONTRACTOR. The parties hereto understand and agree that this Agreement does not make them an agent or legal representative of each other for any purpose whatsoever. Neither party hereto is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto, or to bind the other party hereto in any manner whatsoever. Both parties expressly acknowledge that Licensee is an independent contractor with respect to Licensor and that the parties hereto are not partners, joint venturers, employees or agents.

          12.14 EXCUSED NON-PERFORMANCE. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the parties hereto shall be subject to all laws, both present and future, of any government having juris-diction over any of the parties hereto, and to orders, regulations, directions, or requests of any such government, or any department, agency, or court thereof, and to war, acts of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the parties, not caused by the fault or negligence of the party asserting this provision. The parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is not the result of the fault or negligence of the party asserting this provision and is caused by any such law, order, regulation, directions, request or contingency.

          12.15 COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          12.16 FURTHER ASSURANCES. The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate, in order to carry out the intent and purpose of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         "LICENSEE"

                         HEXCEL CORPORATION



                         By:___________________________________

                         Name:_________________________________

                         Title:________________________________


                         "LICENSOR"

                         NORTHROP GRUMMAN CORPORATION



                         By:___________________________________

                         Name:_________________________________

                         Title:________________________________

                                    EXHIBIT 2


                                 EQUIPMENT LEASE



          THIS EQUIPMENT LEASE ("Lease") is made as of ___________________, 1995 between NORTHROP GRUMMAN CORPORATION, a Delaware corporation having an office at 1840 Century Park East, Los Angeles, California 90067 ("Lessor"), and HEXCEL CORPORATION, a Delaware corporation having an office at 5794 W. Las Positas Boulevard, Pleasanton, California 94588 ("Lessee").


                                    RECITALS


          A. Section 9.15 of that certain Asset Purchase Agreement dated as of November 3, 1994 by and between Lessor and Lessee (the "APA") contemplates the execution and delivery by the parties of this Lease (capitalized terms not otherwise defined herein shall have the meanings set forth in the APA).

          B. Lessor desires to lease to Lessee the equipment (the "Equipment") set forth on Schedule 9.15 to the APA and attached hereto ("Schedule 9.15") and Lessee desires to lease the Equipment from Lessor.

          C. The parties intend that the Equipment shall be used, among other purposes, for the manufacture of certain products and performance of certain services by Lessee for Lessor pursuant to the terms of a Supply Agreement to be entered into between Lessor and Lessee as contemplated in the APA (the "Supply Agreement").


                                    AGREEMENT


          It is therefore agreed between the parties as follows:


     1. LEASE OF EQUIPMENT; MANUFACTURE OF PRODUCTS. Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the Equipment. Set forth on Schedule 9.15 is a list of each item of Equipment, the facility of Lessee where such Equipment is located, and the product that is to be manufactured or service to be performed by Lessee for Lessor using each such item of

Equipment (which the parties acknowledge does not limit in any way the purposes for which Lessee may use the Equipment).

     2. TERM. This Lease shall remain in full force and effect until terminated as provided in Section 11 hereto.

     3. RENTAL. Upon execution of this Lease, Lessee shall pay to Lessor as rent for the use of the Equipment throughout the term of the Lease a one-time rental payment equal to One Thousand Dollars ($1,000), the receipt and sufficiency of which are hereby acknowledged by Lessor.

     4.   OWNERSHIP AND USE.

          (a) This Lease constitutes a lease of the Equipment and does not constitute a sale or the creation of a security interest. The Equipment shall at all times be the sole and exclusive property of Lessor. Lessee shall have no rights or property interest therein, except for the right to use same in the normal operation of the facility maintained by Lessee at the address set forth beside each item of Equipment in Schedule 9.15. During the first three (3) years that this Lease shall be in effect, all the Equipment shall be located at the address indicated on Schedule 9.15 (except for such relocation (i) as contemplated on Schedule 9.15, or (ii) which is requested by Lessee in writing, stating the reasons for such request, and consented to by Lessor in writing, which consent shall not be unreasonably withheld), and thereafter Lessee, upon ten (10) business days' written notice to Lessor, may relocate the Equipment to any of Lessee's facilities located in the United States (so long as there then exists no Event of Default, as hereinafter defined).

          (b) The Equipment is and shall remain personal property even if installed in or attached to real property. Lessor shall be permitted to display notice of its ownership on each article of Equipment by means of a suitable stencil, label, or plaque affixed thereto.

          (c) Lessee shall keep the Equipment at all times free and clear of all claims, levies, liens, encumbrances, and process. Lessee shall give Lessor immediate notice of any such attachment or other judicial process affecting any article of Equipment leased hereunder.

          (d) Lessee shall not pledge, lend, create a security interest in, sublet, or part with possession of the Equipment or any part thereof or attempt in any other manner to dispose thereof, or remove the Equipment or any part thereof, without Lessor's prior written consent.

          (e) Lessee shall cause the Equipment to be operated in accordance with applicable vendor's or manufacturer's manual of instructions (except to the extent such Equipment heretofore has been modified by Lessee or hereafter may be modified, provided that any such modification does not adversely affect the ability to use such Equipment for the purposes set forth in Schedule 9.15), by competent and qualified personnel. Lessee will maintain written records of operations. Lessee shall promptly notify Lessor if any of the Equipment is lost, stolen, damaged or destroyed, or if any Person sustains an injury or dies in connection with the operation of the Equipment, and Lessee shall file all necessary reports required by law or by the insurers of the Equipment.

          (f) Lessor shall have, upon reasonable notice, access to and use of the Equipment during normal business hours to enable Lessor and its employees to be trained to utilize the Equipment for all necessary purposes, and to inspect the Equipment, as requested by Lessor from time to time. Lessee will provide all reasonable assistance, advice, and training required to permit Lessor to use and operate the Equipment at no cost to Lessor, as requested by Lessor from time to time (but, if requested by Lessor, no less frequently than quarterly); PROVIDED, HOWEVER, that Lessor shall reimburse Lessee for the cost of any materials which may be required in connection with providing such assistance, advice or training. Subject to the foregoing, and provided Lessee is in compliance with the terms and conditions hereof and there exists no Event of Default, Lessee shall have the right to quiet enjoyment of the Equipment during the term hereof.

     5. REPAIRS AND REPLACEMENTS. Lessee shall keep the Equipment in good condition and, at its own cost and expense, make all repairs and replacements necessary for its preservation. All such repairs and replacements, and records associated therewith, shall constitute accessions and shall become part of the Equipment and shall be the exclusive property of Lessor.

     6. INSURANCE. Lessee shall insure the Equipment against burglary, theft, fire, damage, and vandalism in commercially reasonable amounts acceptable to Lessor and obtain public liability and property damage with minimum limits and with such insurance companies in accordance with past practice and, at Lessor's request, shall provide evidence of the required insurance pursuant to this section. Each damage policy shall provide for payment of all losses directly to Lessor. Each liability policy shall provide that all losses be paid on behalf of Lessor. Upon the occurrence of any damage to or destruction of the Equipment resulting in the payment of any insurance proceeds to Lessor, Lessor shall apply such proceeds to reimburse Lessee for the cost to repair or replace any damaged or destroyed Equipment, PROVIDED, HOWEVER, that (i) such reimbursement is subject to Lessee providing written evidence satisfactory to Lessor substantiating (A) the damage to or destruction of the Equipment, and (B) that the Equipment has been repaired and/or replaced, as the case may be, and is fully operational, (ii) Lessor shall not be obligated to reimburse Lessee for any amount in excess of any insurance proceeds received by Lessor as a result of any damage to or destruction of the Equipment, and (iii) any Equipment so repaired by Lessee shall remain subject to the terms of this Lease, and any equipment which replaces any destroyed Equipment shall become subject to this Lease and shall be deemed to be "Equipment" for all purposes contemplated herein.

     7. RETURN. Upon termination of this Lease, Lessee shall return and install the Equipment in good condition and in working order, except for ordinary wear and tear, at Lessee's expense, to Lessor at Lessor's place of business designated in writing by Lessor either in the Phoenix, Arizona area or the Los Angeles, California area.

     8. TAX BENEFITS. The parties agree that, to the extent available, Lessor shall have the benefit of the investment tax credit and any other tax benefits incidental to the ownership of the Equipment, which may be available under the Internal Revenue Code of 1986, as amended, and any applicable state and local tax provisions. The parties agree to take positions consistent with the foregoing on each party's respective tax returns unless advised by counsel in writing to the contrary.

     9. TAXES AND OTHER CHARGES. Lessee shall be liable for and pay, on or before their respective due dates, (i) all sales taxes, use taxes, privilege taxes, personal property taxes or other taxes or governmental charges imposed upon the Equipment or levied against the amount of the lease payment to be paid under this Lease, and (ii) any fees for licenses, registrations, permits and other certificates, as may be required for the lawful operation of the Equipment. If applicable, all certificates of title shall be applied for in Arizona and any other state where the Equipment may be located from time to time as contemplated herein and shall be issued in the name of Lessor as the sole owner of the Equipment, and Lessee shall deliver all such certificates of title to Lessor and shall pay all expenses in relation thereto.

     10. ACTIONS CONSTITUTING DEFAULT. Lessor, at its option, may by written notice to Lessee (other than with respect to paragraphs (b), (c) and (d) below, as to which no notice shall be required) declare Lessee in default upon the occurrence of any of the following (an "Event of Default"):

          (a) failure by Lessee to perform any of its obligations hereunder in any material respect;

          (b) the termination of the Supply Agreement under Paragraph 7(b)(ii) of the Supply Agreement;

          (c) other than with respect to the Bankruptcy Case, Lessee becomes insolvent or admits in writing its inability to pay its debts as they mature, any bankruptcy, insolvency, reorganization, or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against Lessee, any assignment by Lessee for the benefit of creditors, or any application by Lessee for, or consent by Lessee to, the appointment of a receiver or trustee of all or a part of Lessee's property;

          (d)  Lessee's cessation of business.

     11.  TERMINATION.

          (a)  This Lease shall terminate as follows:

               (i) At Lessee's option, upon thirty days' written notice to Lessor;

               (ii) At Lessor's option, in the event of a Force Majeure Event (as defined in the Supply Agreement), the duration of which exceeds eighteen
(18) consecutive months, then upon expiration of such eighteen-month period;

               (iii) Upon the occurrence of an Event of Default under Sections 10(a) hereof which has not been cured within twenty (20) business days after Lessor has provided Lessee written notice thereof, or immediately upon the occurrence of an Event of Default under Sections 10(b), (c) or (d) hereof, Lessor shall have the right without further notice or demand to terminate this Lease, but such termination shall not release Lessee from the payment of damages sustained by Lessor;
               (iv) Upon the exercise by Lessor of a Partial Termination Right (as defined under the Supply Agreement), this Lease shall terminate with respect to the Equipment which produces the Product or performs the Service (each as defined in the Supply Agreement) as to which the Partial Termination Right has been exercised by Lessor; or

               (v) Termination of the Supply Agreement pursuant to Paragraph 5(i) of the Supply Agreement (but only upon the effectiveness of such termination).

          (b) Upon termination of this Lease, in whole or in part (other than pursuant to subparagraph (a)(v) above, in which event Lessor shall take such steps as are necessary to effect the transfer of ownership to Lessee of the Equipment as to which this Lease shall have terminated), Lessor shall have the right to repossess the Equipment as to which this Lease shall have terminated without legal process free of all rights of Lessee in and to the Equipment, and upon termination Lessee shall not be entitled to a refund of any portion of the rental paid hereunder. Lessee authorizes Lessor or Lessor's agents to enter on any premises where the Equipment is located and repossess and remove the Equipment. Lessee specifically waives any right of action that Lessee might otherwise have arising out of such entry, repossession or removal, and releases Lessor from any claim for trespass or damage caused by reason of such entry, repossession or removal. Upon termination, Lessee shall reimburse Lessor for all expenses (including the reasonable fees and expenses of counsel) in connection with the repossession of the Equipment and the enforcement of Lessor's rights and remedies, together with interest at the maximum annual rate permitted by law.

     12. INDEMNIFICATION AND LIABILITY. Lessee assumes all risk and liability for the loss of or damage to the Equipment, for the death of or injury to any person or property of another, and for all other risks and liabilities arising out of the use, operation, condition, possession or storage of the Equipment. Nothing in this Lease shall authorize Lessee or any other person to operate any of the Equipment so as to impose any liability or other obligation on Lessor. Lessee shall indemnify and hold harmless Lessor, each Affiliate, successor (if any), officer, director, controlling person, employee and agent of Lessor from and against, and shall reimburse Lessor for, any Damages arising from or in connection with (i) the maintenance, use, or operation of the Equipment, including without limitation, any Damages which may arise in connection with bodily injury (including death), property damage, damage to the Equipment (after application of the proceeds of any insurance maintained pursuant to Section 6 hereof) or other liability of any kind whatsoever caused by or arising out of the maintenance, use or operation of the Equipment, and (ii) any failure by Lessee to perform or comply with any agreement made by it under this Lease. The procedures for indemnification set forth in Sections 10.3 and 10.4 of the APA, and the limitations on liability set forth in Section 10.5 of the APA, shall apply to claims for indemnification hereunder. The indemnities and assumptions of risk, liabilities and obligations by Lessee arising out of this Lease during the term of this Lease shall continue in full force and effect after the termination of this Lease, regardless of the reason for such termination (but Lessee shall not be liable for any Damages arising from any use of the Equipment after the termination of this Lease and the surrender of possession of the Equipment to Lessor).

     13. FURTHER ASSURANCES. At any time and from time to time after the date hereof, each of Lessee and Lessor agrees to, without further consideration, do, execute, acknowledge and deliver all such further documents and instruments, and do such other things, as may reasonably be required to give effect to the transactions contemplated hereby (including without limitation filing with any Governmental Body any financing statements or any other documents which are requested by Lessor or are otherwise desirable or required under Applicable
Law).

     14. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (confirmed electronically) on the date given, (ii) if delivered by an overnight express mail service, on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, five (5) days after mailing, to the parties, their successors in interest or their permitted assignees at the following addresses or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          If to Lessee:  Hexcel Corporation
                         5794 W. Las Positas Boulevard
                         Pleasanton, California 94588
                         Attention: Rodney P. Jenks, Esq.
                         Facsimile: (510) 734-8611

               with copy to:

                         Kronish, Lieb, Weiner & Hellman
                         1114 Avenue of the Americas
                         New York, New York 10036
                         Attention: Ralph J. Sutcliffe, Esq.
                         Facsimile: (212) 479-6275

          If to Lessor:

                         Northrop Grumman Corporation
                         1840 Century Park East
                         Los Angeles, California 90007
                         Attention: Albert F. Myers,
                          Vice President
                         Facsimile: (310) 201-3023
               with copy to:

                         Northrop Grumman Corporation
                         1840 Century Park East
                         Los Angeles, California 90067
                         Attention: Richard R. Molleur,
                         Corporate Vice President
                         and General Counsel
                         Facsimile: (310) 201-3378

     15. THIRD PARTY BENEFICIARIES; BENEFITS; ASSIGNMENT. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees or successors in interest including a trustee appointed pursuant to Chapter 7 or Chapter 11 of the Bankruptcy Code. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto and their respective permitted assignees, any rights, obligations or liabilities under or by reason of this Lease. The respective rights and obligations of either party hereto shall not be assignable by such party without the prior written consent of the other party, except that either party without such consent may assign its rights under this Lease to (x) any wholly-owned sub-sidiary of such party; or (y) any successor in the event of a merger, reorganization, business consolidation, sale of all or substantially all its assets, liquidation or dissolution or, in the case of Lessor, the transfer of the B-2 Contract or an Additional B-2 Contract, provided that any such assignee hereunder must execute and deliver to such other party hereto prior to the effectiveness of the assignment an agreement reasonably satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all of the obligations and liabilities of the assigning party or the relevant obligations and liabilities relating to the assignment, but any such permitted assignment shall not relieve the assigning party of its obligations hereunder.

     16. REMEDIES CUMULATIVE. The remedies of Lessor shall be cumulative to the extent permitted by law, and may be exercised partially, concurrently or separately. The exercise of one remedy shall not be deemed to preclude the exercise of any other remedy.

     17. OBLIGATIONS UNCONDITIONAL. The parties' obligations hereunder shall be absolute and unconditional under all circumstances, notwithstanding (i) any setoff, counterclaim, recoupment, defense or other right which any party may have against the other for any reason whatsoever, (ii) any defect in the title, condition, operation, fitness for use, damage or destruction of or to the Equipment or any interruption or cessations in use or possession thereof for any reason whatsoever, or (iii) any insolvency, bankruptcy, reorganization or similar proceedings instituted by or against either party hereto.

     18. NON-WAIVER. No failure on the part of Lessor to exercise any remedy or right under this Lease and no delay in the exercise of any such remedy or right shall operate as a waiver.

     19. INJUNCTIVE RELIEF. Lessee and Lessor each hereby acknowledges that the breach of material terms contained herein (whether or not specifically designated as such) would cause irreparable damage and substantial prejudice to Lessee and Lessor, as the case may be. Accordingly, notwithstanding any other provision hereof, Lessee and Lessor agree that, in the event of any such breach which gives rise to a claim hereunder, each party shall have, in addition to its legal remedies, the right to injunctive relief, as permitted by law, to prevent the violation of its obligations hereunder.

     20. JURISDICTION. The parties agree that, during the Bankruptcy Period, the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Lease, or the breach hereof. The parties further agree that, after the Bankruptcy Period, any action or proceeding with respect to such controversy or claim shall be brought against any of the parties in the courts of the State of California in Los Angeles County or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the Central District of California, and each of the parties hereby consent to the personal jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

     21. GOVERNING LAW. This Lease shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and to be performed wholly in that State.

     22. COUNTERPARTS. This Lease may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     23. MODIFICATIONS, AMENDMENTS AND WAIVERS. This Lease may be amended only by written agreement of the parties hereto.

     24. SEVERABILITY. Any provision of this Lease which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Lease invalid, illegal or unenforceable in any other jurisdiction.

          IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

                         HEXCEL CORPORATION



                         BY: ______________________________

                         NAME: ____________________________

                         TITLE: ___________________________


                         NORTHROP GRUMMAN CORPORATION



                         BY:______________________________

                         NAME: ____________________________

                         TITLE: ___________________________

                                    EXHIBIT 3


                               FORM OF OPINION OF
                         KRONISH, LIEB, WEINER & HELLMAN




                                __________, 1995





Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

     Re:  Asset Purchase Agreement dated as of
          October __, 1994 between Hexcel
          CORPORATION AND NORTHROP GRUMMAN CORPORATION

Ladies and Gentlemen:

          We have acted as special counsel to Hexcel Corporation, a Delaware corporation ("Hexcel"), a debtor and debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, in a case entitled IN RE HEXCEL CORPORATION, a Delaware corporation, debtor, Bankruptcy Case No. 93-48535-T (the "Case") pending in the Bankruptcy Court in connection with that certain Asset Purchase Agreement dated as of October __, 1994, between Northrop Grumman Corporation, a Delaware corporation ("Northrop") and Hexcel (the "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Agreement.

          In our capacity as special counsel for Hexcel, we have reviewed the Transaction Agreements and the Contracts and have made such legal and factual inquiries and examinations as we deemed advisable for purposes of rendering this opinion. As to factual matters, we have relied upon statements, certificates and other assurances of public officials and of officers and other representatives of Hexcel which factual matters have not been independently established or verified by us. Copies of the certificates of officers of Hexcel on which we have relied for purposes of this opinion have been provided to you. We have also assumed the genuineness of all signatures and the legal capacity of all natural persons, the authenticity of documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, con-formed or photostatic copies, and the conformity to the final forms of all drafts submitted to us. We have further assumed

                                       3-1

Northrop Grumman Corporation
________________, 1995
Page 2


that: (i) all documents referred to herein have been duly authorized, executed and delivered by the parties thereto other than Hexcel; and (ii) all documents are enforceable against each of such other parties in accordance with their respective terms.

          Whenever our opinion herein with respect to the existence or absence of facts or circumstances is indicated to be based on our "knowledge," except as specifically set forth herein, it is intended to signify that during the course of our representation of Hexcel, no information has come to our attention which would give us actual knowledge as of the date hereof that our opinions herein relating to such facts are or may be incorrect.

          On the basis of our inquiries and examinations, and subject to the qualifications, exceptions, assumptions and limitations contained herein, we are of the opinion that:

          1. Hexcel is a corporation duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

          2. Hexcel is duly qualified to do business as a foreign corporation in good standing in Arizona, Pennsylvania and Texas, which Hexcel has represented to us in its officers certificate to be all of the states in which it owns or leases real property, maintains offices or inventories, or has employees.

          3. Hexcel has full corporate power and authority to conduct its operations as they are described in its Form 10-K Annual Report for the fiscal year ended December 31, 1993, and to own or lease, operate and use its properties and assets.

          4. All necessary Bankruptcy Court approvals to enable Hexcel to execute and deliver the Transaction Agreements, assign the Assumed Agreements pursuant to the terms of the Transaction Agreements, and perform all of its obligations under the Transaction Agreements, have been obtained.

          5. Hexcel has full corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations under such Transaction Agreements. The execution, delivery and performance of the Transaction Agreements have been duly authorized by all necessary corporate

                                       3-2

Northrop Grumman Corporation
________________, 1995
Page 3


action on the part of Hexcel and have been duly executed and delivered by Hexcel. The Transaction Agreements constitute the legal, valid and binding agreements of Hexcel and are enforceable against Hexcel in accordance with their respective terms.

          6. The execution, delivery and performance of the Transaction Agreements by Hexcel, including without limitation, the assignment of the Assumed Agreements, will not (a) violate any provision of the Certificate of Incorporation or By-laws, as presently in effect, of Hexcel, (b) to our knowledge, violate any Applicable Law or any judgment, decree or order of any court, arbitrator or Governmental Body applicable to Hexcel, or (c) (except where any consent referred to in the Agreement has not been obtained) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation or acceleration of, or loss of any benefit to which Hexcel is entitled under, any Assumed Agreement, or, to our knowledge, any material agreement known to us to which Hexcel is a party.

          7. Except as otherwise disclosed on Schedule 7.3, no consent, approval or authorization of, or declaration, filing or registration by, Hexcel with any Governmental Body is required in connection with the execution, delivery and performance of the Transaction Agreements by Hexcel, except as have been made or obtained or with respect to which the failure to so make or obtain would not have a material adverse effect on Hexcel, Northrop or the Chandler Business.

          8. To our knowledge, and except as otherwise disclosed in the Agreement, Hexcel: (a) has all material licenses, permits, orders or approvals from Governmental Bodies ("Approvals") required for the conduct of the Chandler Business, and (b) has not received any notification of any threatened suspension or cancellation of any Approvals.

          9. Except for proceedings before the Bankruptcy Court in connection with the Case or arising under the Bankruptcy Code, to our knowledge (without any investigation of the court records having been made), other than as disclosed in Schedule 7.11, there are no (a) actions, suits, investigations (either criminal or civil), arbitrations or proceedings ("Proceedings") pending or threatened against or affecting Hexcel, any Affiliate of Hexcel, any officer or director of Hexcel, or any of the Assets or any of the Intellectual

                                       3-3

Northrop Grumman Corporation
________________, 1995
Page 4


Property being transferred pursuant to the Transaction Agreements or licensed pursuant to the Base License, or (b) Proceedings pending or threatened against Hexcel, any Affiliate of Hexcel, any of the Assets or any of the Intellectual Property being transferred pursuant to the Transaction Agreements or licensed pursuant to the Base License which seek to prevent, enjoin, alter or materially delay consummation of the Closing or otherwise prevent Hexcel from complying with the terms and provisions of the Transaction Agreements.

          10. Except as disclosed on Schedule 7.9(h), to our knowledge, neither Hexcel nor any of its operations have ever been debarred or suspended from participation in the award of contracts with any Governmental Body and no such action or proceeding is currently pending or threatened.

          11. Except as disclosed in Schedule 7.9(a).4, all of the Assumed Agreements are assignable by Hexcel to Northrop pursuant to the Transaction Agreements without the consent of any other Person, including without limitation any Governmental Body.

          12. Upon the Closing, Hexcel has sold, transferred and conveyed all of its right, title and interest in and to the Assets and the Assumed Agreements free and clear of all Liens that are perfected by financing statements or otherwise created by filing with a Governmental Body.

          13. To our knowledge, except as disclosed in the Transaction Agreements, none of the Contracts is, or was awarded, in material violation of any Applicable Law.

          14. The Final Bankruptcy Court Order was entered by the Bankruptcy Court on ________________, 1994 and, to our knowledge, is not subject to any stay.

          15. We are not aware of any facts which in our judgment will affect in any manner the effectiveness of the Final Bankruptcy Court Order.

          The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

         i. After the date of the Final Bankruptcy Order, the effects of a subsequent bankruptcy, subsequent insolvency, or subsequent reorganization on the future obligations of

                                       3-4

Northrop Grumman Corporation
________________, 1995
Page 5


Hexcel under the Transaction Agreements; it being understood that the limitations set forth in this paragraph i shall not apply with respect to the Case.

        ii. Limitations of law or equity upon the availability of specific enforcement, injunctive relief or other equitable remedies.

       iii. The effects of equitable principles of general application, whether considered in a proceeding at law or in equity.

        iv. The effects of implied covenants of good faith and fair dealing and any requirement or requirements that a party seek to enforce its rights only reasonably, only in circumstances and in a manner in which it is commercially reasonable to do so, or only in the event of a material breach of a material covenant.

         v. The unenforceability under certain circumstances of contractual provisions respecting severability; unconscionability; penalties and forfeitures; attorneys' fees; indemnity or contribution, to the extent contrary to public policy or providing for indemnification of a party against the indemnitee's own wrongful or negligent acts; cumulation, election or exclusivity or non-exclusivity of remedies, or non-waiver of remedies by a failure or delay of exercise; and waiver or relinquishment of any right to notice, broadly or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law (whether substantive or procedural), where such waiver or relinquishment is contrary to public policy or otherwise prohibited, limited or made unenforceable.

          This opinion is rendered to you pursuant to Section 11.2(d) of the Agreement and may not be relied upon by any other Person in any context or by you in any other context. This opinion may not be quoted or copies hereof furnished to any other Person without the prior written consent of this firm, except that you may furnish a copy hereof (i) to your independent auditors and attorneys, (ii) to any state or federal authority having regulatory jurisdiction over you, (iii) pursuant to order or legal process of any court or other Governmental Body and (iv) in connection with any legal action to which you are a party arising out of the above-described transaction.

                                       3-5

Northrop Grumman Corporation
________________, 1995
Page 6


          We express no opinion, and none should be inferred, as to (i) the enforceability of the choice of law provisions in the Transaction Agreements, or
(ii) to the extent not explicitly stated herein, the state of title to any property or the creation, perfection or priority of any lien or security interest.

          Except as specifically indicated herein, the opinions expressed herein are to be given the same interpretation as such opinions would be given with respect to a company that is not subject to a Bankruptcy Court proceeding.

          We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. For purposes of rendering this opinion with respect to Transaction Agreements that state that they are governed by laws other than the laws set forth in the previous sentence, we have assumed with your permission that the internal laws of such state are the same in all material respects as the internal laws of the State of New York. This opinion is limited to such laws as they presently exist and to the facts as they presently exist.

          We assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of, changes of circumstances or events which occur subsequent to this date.

                         Very truly yours,

                                       3-6

                                    EXHIBIT 4

                               FORM OF OPINION OF
                           NORTHROP'S GENERAL COUNSEL



                              ______________, 1995






Hexcel Corporation
5794 West Las Positas Boulevard
Pleasanton, California 94588

          Re: ASSET PURCHASE AGREEMENT DATED AS OF OCTOBER __, 1994 BETWEEN HEXCEL CORPORATION AND NORTHROP GRUMMAN CORPORATION


Ladies and Gentlemen:

          I am the Corporate Vice President and General Counsel of Northrop Grumman Corporation, a Delaware corporation ("Northrop"). As such, I am rendering this opinion in connection with that certain Asset Purchase Agreement dated as of October __, 1994, between Hexcel Corporation, a Delaware corporation ("Hexcel"), which is a debtor and debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, in a case entitled IN RE HEXCEL CORPORATION, a Delaware corporation, debtor, Bankruptcy Case No. 93-48535-T pending in the Bankruptcy Court, and Northrop (the "Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Agreement.

          For the purpose of rendering the opinions set forth below, I have caused to have reviewed the Transaction Agreements and have made such legal and factual inquiries and examinations as I deemed advisable for purposes of rendering this opinion. As to factual matters, I have relied upon statements, certificates and other assurances of public officials and of officers and other representatives of Northrop

                                       4-1

Hexcel Corporation
_________, 1995
Page 2


which factual matters I have not independently established or verified. I have also assumed the genuineness of all signatures and the legal capacity of all natural persons, the authenticity of documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, con-formed or photostatic copies, and the conformity to the final forms of all drafts submitted to me. I have further assumed that: (i) all documents referred to herein have been duly authorized, executed and delivered by the parties thereto other than Northrop; and (ii) all documents are enforceable against each of such other parties in accordance with their respective terms.

          Whenever the opinions herein with respect to the existence or absence of facts or circumstances is indicated to be based on my "knowledge," except as specifically set forth herein, it is intended to signify that no information has come to my attention which would give me actual knowledge as of the date hereof that the opinions herein relating to such facts are or may be incorrect. Except to the extent expressly set forth herein, I have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my knowledge of the existence or absence of such facts should be drawn.

          On the basis of such inquiries and examinations, and subject to the qualifications, exceptions, assumptions and limitations contained herein, I am of the opinion that:

          1. Northrop is a corporation duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

          2. Northrop has full corporate power and authority to conduct its operations as they are presently conducted and to own or lease, operate and use its properties and assets.

          3. Northrop has full corporate power and authority to execute and deliver the Transaction Agreements and to perform its obligations under such Transaction Agreements. The

                                       4-2

Hexcel Corporation
_________, 1995
Page 3


execution, delivery and performance of the Transaction Agreements have been duly authorized by all necessary corporate action on the part of Northrop and have been duly executed and delivered by Northrop. The Transaction Agreements constitute the legal, valid and binding agreements of Northrop and are enforceable against Northrop in accordance with their respective terms.

          4. The execution, delivery and performance of the Transaction Agreements by Northrop will not (a) violate any provision of the Certificate of Incorporation or By-laws, as presently in effect, of Northrop, (b) to the best of my knowledge, and except as set forth in Section 8.2 of the Agreement and
Schedule 8.2 thereto, violate any Applicable Law or any judgment, decree or order of any court, arbitrator or Governmental Body applicable to Northrop, or
(c) to the best of my knowledge violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation or acceleration of, or loss of any benefit to which Northrop is entitled under, any material agreement known to me to which Northrop is a party.

          5.   Except as set forth in Section 8.2 of the Agreement and Schedule
8.2 thereto, no consent, approval or authorization of, or declaration, filing or registration by, Northrop with any Governmental Body is required in connection with the execution, delivery and performance of the Transaction Agreements by Northrop, except as have been made or obtained or with respect to which the failure to so make or obtain would not have a material adverse effect on Northrop.

          The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

          i. The effects of bankruptcy, insolvency, fraudulent transfer, equitable subordination, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors, whether now or hereafter in effect.

                                       4-3

Hexcel Corporation
_________, 1995
Page 4


         ii. Limitations of law or equity upon the availability of specific enforcement, injunctive relief or other equitable remedies.

        iii. The effects of equitable principles of general application, whether considered in a proceeding at law or in equity.

         iv. The effects of implied covenants of good faith and fair dealing and any requirement or requirements that a party seek to enforce its rights only reasonably, only in circumstances and in a manner in which it is commercially reasonable to do so, or only in the event of a material breach of a material covenant.

          v. The unenforceability under certain circumstances of contractual provisions respecting severability; unconscionability; penalties and forfeitures; attorneys' fees, to the extent inconsistent with California Civil Code Section 1717; indemnity or contribution, to the extent contrary to public policy or providing for indemnification of a party against the indemnitee's own wrongful or negligent acts; cumulation, election or exclusivity or non-exclusivity of remedies, or non-waiver of remedies by a failure or delay of exercise; and waiver or relinquishment of any right to notice, broadly or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law (whether substantive or procedural), where such waiver or relinquishment is contrary to public policy or otherwise prohibited, limited or made unenforceable.

          vi. No opinion is expressed with respect to the enforceability of any covenant-not-to-compete contained in any Transaction Agreement.

          This opinion is rendered to you pursuant to Section 11.3(e) of the Agreement and may not be relied upon by any other Person in any context or by you in any other context. This opinion may not be quoted or copies hereof furnished to any other Person without Northrop's prior written consent,

                                       4-4

Hexcel Corporation
_________, 1995
Page 5


except that you may furnish a copy hereof (i) to your independent auditors and attorneys, (ii) to any state or federal authority having regulatory jurisdiction over you, (iii) pursuant to order or legal process of any court or other Governmental Body and (iv) in connection with any legal action to which you are a party arising out of the above-described transaction.

          I express no opinion, and none should be inferred, as to the enforceability of the choice of law provisions in the Transaction Agreements.

          This opinion speaks only as of the date hereof and is based solely upon the existing laws of the State of California, the federal laws of the United States of America and, for the limited purpose of the opinions contained in paragraphs 1, 2, and 3 above, the General Corporation Law of Delaware, and I express no opinion, and none should be inferred, as to any other laws. For purposes of rendering this opinion, I have assumed with your permission that the internal laws of the State of New York are the same in all material respects as the internal laws of the State of California. This opinion is limited to such laws as they presently exist and to the facts as they presently exist.

          I assume no obligation to revise or supplement this opinion should the present laws of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and I express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of, changes of circumstances or events which occur subsequent to this date.

                                   Very truly yours,

                                       4-5

                                    EXHIBIT 5



                                SUPPLY AGREEMENT



          THIS SUPPLY AGREEMENT (the "Agreement") is made as of _____________, 1995 between HEXCEL CORPORATION, a Delaware corporation having an office at 5794
W. Las Positas Boulevard, Pleasanton, California 94588 ("Hexcel"), and NORTHROP GRUMMAN CORPORATION, a Delaware corporation having an office at 1840 Century Park East, Los Angeles, California 90067 ("Northrop").

                                    RECITALS

          WHEREAS, the parties contemplate the execution and delivery of this Agreement pursuant to that certain Asset Purchase Agreement dated as of November 3, 1994 by and between Northrop and Hexcel (the "APA") (capitalized terms not otherwise defined herein shall have the meanings set forth in the APA).

          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained in this Agreement, the parties agree as follows:

     1. GENERAL. Subject to the terms hereof and Sections 9.15 and 9.16 of the APA, Northrop agrees to purchase from Hexcel and Hexcel agrees to sell to Northrop the products (the "Products") and the services (the "Services") described on SCHEDULE A hereto, as follows:

          (a) MANDATORY PURCHASE. Hexcel agrees to supply and perform, as the case may be, and Northrop agrees to purchase, all Northrop's requirements (but only to the extent such requirements relate to the B-2 Contract, any Additional B-2 Contract or any Assumed Agreement) for each Product and Service set forth in Category I of SCHEDULE A hereto.

          (b) OPTIONAL PURCHASE. At Northrop's option, Hexcel shall be obligated, and Hexcel hereby agrees, to supply and perform, as the case may be, any Product or Service set forth in Category I and Category II of SCHEDULE A hereto. In the event Northrop fails to order any Product or Service set forth in Category II of SCHEDULE A hereto within eighteen (18) months after the date hereof, such Product or Service shall no longer be deemed included within Category II, but shall be subject to the provisions of Paragraph 3 hereof. Nothwithstanding anything to the contrary contained herein, Hexcel's obligation to supply (i) "K-Foam" shall terminate twelve (12) months after the date hereof (but such limitation on Hexcel's obligation shall not apply to K-Foam Intermediates (as defined in SCHEDULE A hereto), it being agreed that Hexcel's obligation to supply K-Foam Intermediates shall be supplied on the same basis as any other Product hereunder, and (ii) "Cecore" shall terminate thirty-six (36) months after the date hereof, and thereafter the provisions of Paragraph 3 shall apply to "K-Foam" and "Cecore."

     2.   REQUIRED DELIVERY DATES FOR PRODUCTS AND SERVICES; PURCHASE ORDERS.

          (a) PURCHASE ORDERS. If Northrop is required to or desires, as the case may be, to purchase any Product or Service hereunder, Northrop shall issue and Hexcel agrees to meet its obligations pursuant to separate "Purchase Orders"
(i) with respect to Products and Services purchased hereunder relating to the B-2 Program, under the terms and conditions set forth in Attachment #1 hereto (with respect to Products) and Attachment #2 hereto (with respect to Services), and (ii) with respect to Products and Services purchased hereunder not relating to the B-2 Program, under such terms and conditions as shall be mutually agreed to by the parties. For the purposes of this Agreement, Products and Services shall be deemed "delivered" or "performed" upon acceptance by Northrop pursuant to the the terms of the relevant Purchase Order.

          (b)  ROUTINE ORDERS.

               (i) B-2 PROGRAM. Subject to subparagraphs (c) and (d) of this Paragraph 2, Hexcel agrees to provide, and Northrop agrees to purchase, Northrop's requirements under the B-2 Contract, any Additional B-2 Contract and any Assumed Agreement for the Products and Services set forth on SCHEDULE A hereto in accordance with the schedule of setbacks for component products and services set forth on SCHEDULE B hereto which are necessary to comply with the master operating schedule previously agreed to by Hexcel and Northrop with respect to the Northrop Contract (the required date for delivery of each Product and completion of performance of each Service set forth on SCHEDULE B hereto being referred to herein as a "B-2 Required Delivery Date").

               (ii) OTHER CONTRACTS. Set forth adjacent to each Product and Service listed on SCHEDULE A hereto is a "Lead Time" with respect to each such Product and Service. Subject to subparagraphs (c) and (d) below, Hexcel agrees to deliver each Product and complete performance of each Service on or prior to a date to be agreed upon by the parties and set forth in a Purchase Order therefor (in each such case, a "Non-B-2 Required Delivery Date"); PROVIDED, HOWEVER, that in the absence of such agreement, the Non-B-2 Required Delivery Date shall be the date which occurs after the date of receipt by Hexcel by facsimile or hard copy of a Purchase Order plus the Lead Time.

          (c) URGENT ORDERS. In the event that Northrop determines that it requires delivery of a Product and/or performance of a Service on an expedited basis, Hexcel agrees to use its good faith best efforts to comply with any request by Northrop for such earlier delivery date.

          (d) CORRECTIVE ORDERS. If after Hexcel delivers any Product or performs any Service hereunder, Northrop determines that any such Product or Service contains any latent defects or deficiencies or otherwise does not conform to the specifications of the relevant Purchase Order, Hexcel agrees to undertake such corrective action as Northrop may request on an expedited basis.

          (e) FIRST PRIORITY RIGHT. If, prior to delivery by Hexcel of any honeycomb core assembly to be delivered to Northrop hereunder, such honeycomb core assembly is damaged or improperly machined or otherwise determined to be incapable of meeting specifications of the relevant Purchase Order, Hexcel agrees to so notify Northrop immediately and, immediately after Northrop has delivered to Hexcel honeycomb core in replacement for such non-conforming honeycomb core, Northrop shall have first priority over all other contractual obligations of Hexcel of any kind whatsoever (which first priority shall require, if necessary, the immediate interruption of the production of any products or performance of any services pursuant to such other obligations), and Hexcel shall undertake immediately such Services as are necessary to fulfill Northrop's Purchase Order relating to such honeycomb core (the "First Priority Right"). The First Priority Right shall expire upon delivery of such honeycomb core assembly pursuant to the terms of the relevant Purchase Order.

     3. ADDITIONAL PRODUCTS AND SERVICES. In addition to the Products and Services to be provided by Hexcel hereunder, Hexcel agrees to provide Northrop with such additional products and services as Northrop may reasonably request from time to time during the effectiveness of this Agreement and as to which Hexcel then has available the production or performance capability. Such products and services shall be manufactured and delivered, or performed, as the case may be, by Hexcel within such period(s) of time and, subject to Paragraph 4, at such prices, as may be mutually agreed between the parties and are commercially reasonable.

     4.   MOST FAVORED CUSTOMER.

          (a) ROUTINE ORDERS. Hexcel shall provide all Products and Services on a most favored customer basis (with respect to, without limit, price, rates, times of delivery and performance, and other material terms and conditions then applicable between Hexcel (including all divisions of Hexcel) and any of its other customers). Without limiting the foregoing, Hexcel's pricing to Northrop shall be as low as the lowest pricing Hexcel charges other customers for comparable quantities except rates used in special circumstances; PROVIDED, HOWEVER, that if any Product or Service is not provided to any customer of Hexcel other than Northrop, such pricing has been agreed to by the parties for the 1995 calendar year and will be increased annually thereafter in an amount not to exceed Hexcel's annual increased cost relating thereto. In the event of any dispute with respect to whether Hexcel is complying or has complied with its obligations under this Paragraph 4, the dispute resolution provisions of
Schedule 3 to the APA shall apply; PROVIDED, HOWEVER, that Hexcel shall not be required to allow Northrop to directly review information on Hexcel's rates or prices; however, should Northrop require a review thereof for the purposes provided for herein, Hexcel shall afford Northrop's independent certified public accountants the opportunity to review such rates or prices so long as such accountants agree in writing in advance not to reveal such rates or prices in any way to Northrop.

          (b)  URGENT ORDERS; K-FOAM and CECORE.  Notwithstanding the foregoing,
(i) the price for any Product or Service supplied or performed pursuant to Paragraph 2(c) shall equal the price otherwise provided for herein plus Hexcel's actual additional cost incurred in connection with supplying such Product or Service on an expedited basis, plus a profit thereon in accordance with Hexcel's past practice, which additional price shall only be payable if Hexcel complies with the delivery date agreed upon pursuant to Paragraph 2(c) hereof, and (ii) "K-Foam" and "Cecore" shall be supplied at Hexcel's actual cost plus an amount equal to nine and one-half percent (9-1/2%) of such cost.

     5. TERM OF AGREEMENT. This Agreement shall remain in full force and effect until terminated, in whole or in part, (i) by Northrop upon notice to Hexcel (the "Termination Notice") at least six (6) months' prior to any such proposed termination which shall specify an estimated date of such proposed termination and the Products and/or Services which are proposed to be terminated (the "Estimated Termination Date"), or (ii) as provided in Paragraph 7 hereof. Upon receipt of the Termination Notice, Hexcel agrees to provide Northrop immediately thereafter, on a cost plus fixed fee basis, such services and other assistance as Northrop shall request to enable Northrop to develop the capability to produce the Products and perform the Services that are the subject of such termination. The parties acknowledge and agree that the Estimated Termination Date is only an estimate of the date upon which Northrop intends to achieve such capability, and if Northrop determines that it requires additional time to develop such capability, it may extend the Estimated Termination Date as necessary. Upon the termination of this Agreement pursuant to subparagraph (i) above, Northrop shall take such steps as are necessary to effect the transfer to Hexcel of ownership of the Equipment (as defined in the Equipment Lease) used with respect to such Product or Service which is the subject of the termination, and the lease of such Equipment pursuant to the Equipment Lease shall thereupon terminate with respect to such Equipment. In the event of any termination by Northrop for convenience, Hexcel hereby waives any claims against Northrop which may result therefrom except with respect to any outstanding Purchase Orders, which shall be governed by the terms thereof.

     6. FORCE MAJEURE. Hexcel shall be relieved of its obligations to deliver Products or perform Services in accordance with the terms hereof if Hexcel is unable to comply with the terms hereof as a result of Acts of God, riots, fires, floods, unusually severe weather, delays from suppliers or any other cause beyond its control and without fault or negligence on the part of Hexcel, or strikes or lockouts (each such event, a "Force Majeure Event"); PROVIDED, HOWEVER, that Northrop shall have the right, while the Force Majeure Event is in effect, without limit (i) to purchase Products and/or Services from third parties, and/or (ii) to manufacture the Products and/or perform the Services. The parties acknowledge and agree that a Force Majeure Event shall not include a Bankrupcty Event (as defined below).

     7.   ACTIONS CONSTITUTING DEFAULT; REMEDIES UPON DEFAULT.

          (a) EVENTS OF DEFAULT. Northrop, at its option, may declare Hexcel in default upon the occurrence of any of the following (an "Event of Default"):

               (i) failure by Hexcel to deliver any Product or complete the performance of any Service prior to a B-2 Required Delivery Date or a Non-B-2 Required Delivery Date;

               (ii) failure by Hexcel to perform any of its other obligations hereunder in any material respect, which failure remains uncured after twenty
(20) business days' following notice of such failure (except that, and so long as Hexcel continues to deliver Products and perform Services as required hereunder during the pendency of any dispute as hereinafter described, in the event there exists a dispute between the parties regarding Hexcel's compliance with Paragraph 4 hereof as to which the dispute resolution provisions of Schedule 3 to the APA have been invoked and such dispute remains unresolved thereunder, such failure shall not consititute an Event of Default until a finding under such provisions has been made to the effect that Hexcel has failed to comply with Paragraph 4 hereof which failure remains uncured five (5) days after such finding has been made);

               (iii) a Force Majeure Event which remains in effect for a period in excess of eighteen (18) consecutive months, then upon expiration of such eighteen-month period;

               (iv) other than with respect to the Bankruptcy Case, Hexcel becomes insolvent or admits in writing its inability to pay its debts as they mature, any bankruptcy, insolvency, reorganization, or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against Hexcel, any assignment by Hexcel for the benefit of creditors, or any application by Hexcel for, or consent by Hexcel to, the appointment of a receiver or trustee of all or a part of Hexcel's property (in any such case, a "Bankruptcy Event"); or

               (v)  Hexcel's cessation of business.

          (b)  REMEDIES UPON DEFAULT.

               (i) INITIAL DELIVERY DATE DEFAULT. Upon the occurrence of an Event of Default described in Paragraph 7(a)(i) above which remains uncured for a period of twenty (20) days, (A) if such Event of Default relates to Hexcel's failure to meet a B-2 Required Delivery Date, Hexcel shall, within five (5) days after such twenty-day period, pay Northrop, in immediately available funds by wire transfer or cashier's check, the amount of Five Thousand Dollars ($5,000),
(B) if such Event of Default relates to Hexcel's failure to meet a B-2 Required Delivery Date, Northrop shall be entitled to a reduction of twenty-five percent (25%) of the amount payable by Northrop to Hexcel for each Product or Service as to which the Event of Default shall exist, (C) at Northrop's option, and upon providing notice to Hexcel simultaneously with the exercise of such option, Northrop may terminate Northrop's obligation, if any, to purchase, and Hexcel's obligation to deliver or perform, thereafter any Product or Service as to which an Event of Default has occurred (I.E., such Product or Service shall be deemed removed from SCHEDULE A hereto) (the "Partial Termination Right") (and in such event, the lease of the Equipment (as defined under the Equipment Lease) used to produce the Product or perform the Service as to which the Partial Termination Right has been exercised shall terminate as provided in the Equipment Lease); PROVIDED, HOWEVER, that if Hexcel delivers such Product or Service prior to the exercise of the Partial Termination Right, Northrop shall not be entitled to exercise the Partial Termination Right with respect to such Product or Service, and (D) at Northrop's option, Northrop shall have the right to manufacture or purchase from third parties the Product or Service as to which the Event of Default has occurred (and in such event, this Agreement shall remain in full force and effect except for Northrop's obligation, if any, to purchase such Product or Service). The foregoing remedies shall be cumulative, and the exercise of any one remedy shall not be deemed to preclude the exercise of any other remedy. If Hexcel shall fail to pay Northrop any amount due hereunder, such amount shall bear interest from the date such amount was due at the Reference Rate, and Hexcel shall reimburse Northrop for Northrop's costs of collecting any such amount (including reasonable attorneys' fees).

               (ii) ADDITIONAL DELIVERY DATE DEFAULT. If Northrop has exercised a Partial Termination Right and an Event of Default described in Paragraph 7(a)(i) above shall subsequently occur and remain uncured for a period of twenty
(20) days, then, at any time prior to Hexcel's delivery of the Product or Service giving rise to such subsequent Event of Default, in addition to the remedies described in Paragraphs 7(b)(i)(A) (if such Event of Default relates to Hexcel's failure to meet a B-2 Required Delivery Date), (b)(i)(B) (if such Event of Default relates to Hexcel's failure to meet a B-2 Required Delivery Date),
(b)(i)(C) and (b)(i)(D) above, if such Event of Default, in Northrop's good faith judgment, reasonably jeopardizes Northrop's ability to meet its contractual commitments under the B-2 Program, Northrop may terminate this Agreement in its entirety and shall simultaneously therewith notify Hexcel of such termination (and in such event the Equipment Lease shall terminate as provided in the Equipment Lease).

               (iii) EXCLUSIVE REMEDIES FOR DELIVERY DATE DEFAULTS. Northrop's remedies for an Event of Default under Paragraph 7(a)(i) hereof shall be exclusively limited to those described in subparagraphs (i) and (ii) above. Northrop's remedies shall not be limited in any manner whatsoever for any Event of Default other than an Event of Default described in Paragraph 7(a)(i) hereof.

               (iv) OTHER DEFAULTS. Upon the occurrence of an Event of Default described in Paragraphs 7(a)(ii), (iii), (iv) or (v) above, Northrop shall have the right, at Northrop's option, to (A) terminate this Agreement in its entirety (and in such event Northrop shall so notify Hexcel), or (B) exercise Northrop's Partial Termination Right (and simultaneously with such exercise so notify Hexcel) with respect to any Product or

Service as Northrop shall determine in its sole discretion (and, in such event, this Agreement shall otherwise remain in full force and effect with respect to all other Products and Services). The parties acknowledge and agree that the availability and/or the exercise of the Partial Termination Right under this subparagraph (iv) shall be in addition to, and shall in no manner limit, Northrop's right upon the occurrence of an Event of Default under Paragraphs 7(a)(ii), (iii), (iv) or (v) above to terminate this Agreement in its entirety (except that, if Northrop has exercised a Partial Termination Right it shall not also declare an Event of Default with respect thereto).

          (c) FIRST PRIORITY DURING EVENT OF DEFAULT. Upon the occurrence of an Event of Default described in Paragraph 7(a)(i) above, Hexcel agrees that Northrop shall have a First Priority Right with respect to the Product or Service as to which such Event of Default has occurred. During such time, at Northrop's option, Hexcel shall provide access to a representative of Northrop at the Hexcel facility or facilities where such Products are manufactured or Services performed to ensure that Hexcel is complying with its obligations hereunder. The First Priority Right shall expire upon delivery of the Product or completion of performance of the Service as to which the Event of Default has occurred.

     8. INDEMNIFICATION. Subject to Paragraph 7(b)(iii) above and the provisions of the relevant Purchase Order, Hexcel shall indemnify and hold harmless Northrop, each Affiliate, successor (if any), officer, director, controlling person, employee and agent of Northrop from and against, and shall reimburse Northrop for, any Damages arising from or in connection with any failure by Hexcel to perform or comply with any agreement made by it under this Agreement. The procedures for indemnification set forth in Section 10.3 and 10.4 of the APA, and the limitations on liability set forth in Section 10.5 of the APA, shall apply to claims for indemnification hereunder.

     9. FURTHER ASSURANCES. At any time and from time to time after the date hereof, each of Hexcel and Northrop agrees to, without further consideration, do, execute, acknowledge and deliver all such further documents and instruments, and do such other things, as may reasonably be required to give effect to the transactions contemplated hereby.

     10. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile transmission (confirmed electronically) on the date given, (ii) if delivered by an overnight express mail service, on the date of delivery, or (iii) if by certified or registered mail, postage prepaid, return receipt requested, five (5) days after mailing, to the parties, their successors in interest or their permitted assignees at the following addresses or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          If to Hexcel:  Hexcel Corporation
                         5794 W. Las Positas Boulevard
                         Pleasanton, California 94588
                         Attention: Rodney P. Jenks, Esq.
                         Facsimile: (510) 734-8611

                         with copy to:

                         Kronish, Lieb, Weiner & Hellman
                         1114 Avenue of the Americas
                         New York, New York 10036
                         Attention: Ralph J. Sutcliffe, Esq.
                         Facsimile: (212) 479-6275

          If to Northrop:

                         Northrop Grumman Corporation
                         1840 Century Park East
                         Los Angeles, California 90007
                         Attention: Albert F. Myers,
                          Vice President
                         Facsimile: (310) 201-3023

                         with copy to:

                         Northrop Grumman Corporation
                         1840 Century Park East
                         Los Angeles, California 90067
                         Attention: Richard R. Molleur,
                         Corporate Vice President
                         and General Counsel
                         Facsimile: (310) 201-3378


     11.  THIRD PARTY BENEFICIARIES; BENEFITS; ASSIGNMENT.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees or successors in interest including a trustee appointed pursuant to Chapter 7 or Chapter 11 of the Bankruptcy Code. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto and their respective permitted assignees, any rights, obligations or liabilities under or by reason of this Agreement. The respective rights and obligations of either party hereto shall not be assignable by such party without the prior written consent of the other party, except that either party without such consent may assign its rights under this Agreement to (x) any wholly-owned subsidiary of such party; or (y) any successor in the event of a merger, reorganization, business consolidation, sale of all or substantially all its assets, liquidation or dissolution or, in the case of Northrop, the transfer of the B-2 Contract or an Additional B-2 Contract, provided that any such assignee hereunder must execute and deliver to such other party hereto prior to the effectiveness of the assignment an agreement reasonably satisfactory in form and substance to such other party under which such assignee assumes and agrees to perform and discharge all of the obligations and liabilities of the assigning party or the relevant obligations and liabilities relating to the assignment, but any such permitted assignment shall not relieve the assigning party of its obligations hereunder.

     12. INJUNCTIVE RELIEF. Hexcel and Northrop each hereby acknowledges that the breach of material terms contained herein (whether or not specifically designated as such) would cause irreparable damage and substantial prejudice to Hexcel and Northrop, as the case may be. Accordingly, notwithstanding any other provision hereof, Hexcel and Northrop agree that, in the event of any such breach which gives rise to a claim hereunder, each party shall have, in addition to its legal remedies, the right to injunctive relief, as permitted by law, to prevent the violation of its obligations hereunder.

     13. INDEPENDENT CONTRACTOR. The parties hereto understand and agree that this Agreement does not make them an agent or legal representative of each other for any purpose whatsoever. Neither party hereto is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto, or to bind the other party hereto in any manner whatsoever. Both parties expressly acknowledge that Hexcel is an independent contractor with respect to Northrop and that the parties hereto are not partners, joint venturers, employees or agents.

     14. REMEDIES CUMULATIVE. The remedies of the parties shall be cumulative to the extent permitted by law, and may be exercised partially, concurrently or separately. The exercise of one remedy shall not be deemed to preclude the exercise of any other remedy. Notwithstanding the foregoing, if Northrop has exercised a Partial Termination Right, Northrop shall not be entitled to declare an Event of Default with respect to the event giving rise to such Partial Termination Right.

     15. NON-WAIVER. No failure on the part of any party to exercise any remedy or right under this Agreement and no delay in the exercise of any such remedy or right shall operate as a waiver.

     16. MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement may be amended only by written agreement of the parties hereto.

     17. SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     18. JURISDICTION. The parties agree that, during the Bankruptcy Period, the Bankruptcy Court shall have exclusive jurisdiction to resolve any controversy or claim arising out of or related to this Agreement, or the breach hereof. The parties further agree that, after the Bankruptcy Period, any action or proceeding with respect to such controversy or claim shall be brought against any of the parties in the courts of the State of California in Los Angeles County or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the Central District of California, and each of the parties hereby consents to the personal jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid herein.

     19. CONFLICTS. The terms and conditions of any Purchase Order shall be in addition to, and not in lieu of, the provisions of this Agreement. In the event of any conflict between a Purchase Order and this Agreement, the terms of this Agreement shall apply.

     20. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and to be performed wholly in that State.

     21. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be signed in its corporate name by duly authorized officer thereof, all as of the date first above written.

                         HEXCEL CORPORATION



                         BY: ______________________________

                         NAME: ____________________________

                         TITLE: ___________________________


                         NORTHROP GRUMMAN CORPORATION



                         BY:______________________________

                         NAME: ____________________________

                         TITLE: ___________________________

                                   SCHEDULE A



     PRODUCT/SERVICE                    LEAD TIME*


I.   MANDATORY PURCHASE

       Hexply 110                       8 Weeks

       Hexply 108                       8 Weeks

       Prepreg F161-
       108                              10 Weeks

       Heat Forming                     12 Weeks

       VA Honeycomb
       Processing                       10 Weeks

       HRH 327
       Honeycomb                        16 Weeks

       HFT Honeycomb                    16 Weeks

       HRH 10
       Honeycomb                        16 Weeks

       HRP Honeycomb                    16 Weeks

       HRP Flexcore
       Honeycomb                        16 Weeks

*Lead Times shall further specify setbacks from required delivery dates to deliver necessary components meeting the above Lead Times

     PRODUCT/SERVICE                    LEAD TIME

II.  OPTIONAL PURCHASE

       Release Paper                    6 Weeks
       34"

       Skinstick Film                   6 Weeks

       Glass Cloth 106                  8 Weeks

       Glass Cloth 108                  8 Weeks

       Surlyn 1652,
       50" 8 MIL                        8 Weeks

       Diverclean 404
       (HP)                             8 Weeks

       Adhesive Film
       AF126-208                        8 Weeks

       Polyfilm                         8 Weeks

       Adhesive Film
       4081                             8 Weeks

       Leader Cloth
       7781 Weight                      8 Weeks

       Kraft Paper 48"
       Wide 1 lb                        8 Weeks


       246A Machining
       Services                         60 Days

       NC Milling                       15 Weeks

       Prepreg F-185                    10 Weeks

       K-Foam                           10 Weeks

       K-Foam Resins,
       Catalyst, Blowing Agent,
       Surfactants,
       Etc. ("K-Foam "Intermediates")   10 Weeks

       Cecore                           10 Weeks

       Hexelite 832                     2 Weeks

                                   SCHEDULE B

                             [B-2 SETBACK SCHEDULE]

                        [To be provided prior to Closing]